UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Bank of America Corporation

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Bank of America Corporation

2021 Proxy Statement

BANK OF AMERICA

March 8, 2021

Letter from our Chairman and Chief Executive Officer

We are pleased to invite you to the 2021 annual meeting of shareholders to be held on April 20, 2021 at 10:00 a.m., Eastern time. For the health and safety of our shareholders, employees, and communities, our 2021 annual meeting will be held virtually by webcast.

During the meeting, we will provide updates on the company and how operating for more than a decade under Responsible Growth allowed us to deliver for shareholders during 2020. We will highlight our support of our employees, our customers and clients, and the communities we serve—with particular focus on our support during the COVID-19 health crisis.

You will also hear from Jack Bovender, our Lead Independent Director. Jack will be retiring from the Board at the 2021 annual meeting.

On behalf of the Board, I want to thank Jack for his dedication to our company and his deep commitment to strong corporate governance. Jack has worked tirelessly to build a forum for key stakeholders to share their views with our Board and management, and we look forward to continuing the industry-leading shareholder engagement activities that he helped implement.

Your vote is important. Since the 2017 annual meeting, Bank of America has made a $1 charitable donation for every shareholder account that votes—your participation in the 2020 annual meeting resulted in approximately $1.05 million in contributions to Water.org.

For the 2021 annual meeting, we will again make a $1 charitable donation for every shareholder account that votes. This year, the contributions will be made in equal parts to the National Urban League and UnidosUS.

Please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.

BRIAN T. MOYNIHAN Chairman and Chief Executive Officer

Letter from our Lead

Independent Director

The independent directors and I join Brian in inviting you to attend our company’s 2021 annual meeting of shareholders. The Board values input from our shareholders as the company executes our long-term strategy. As the Board’s Lead Independent Director, I meet regularly with investors. I share investors’ viewpoints with the Board, and that input enhances our decision-making. I had the pleasure of being joined during our fall 2020 and early 2021 shareholder engagement meetings by Lionel Nowell, who the Board selected to succeed me as Lead Independent Director upon my retirement.

During 2020 and early 2021, our dialogue covered broad-ranging topics, including: the Board’s diverse composition and breadth of experience; the role of the Lead Independent Director, the Lead Independent Director succession planning process, and Lionel’s selection as Lead Independent Director successor; the Board’s oversight of our company’s response to the global health crisis and to the racial and economic inequality in the U.S.; and our company’s response through supporting our employees, our customers, and the communities we serve.

So that all shareholders have the opportunity to hear directly from our Board members, we continue to make available video interviews of each director discussing our company’s governance practices and what Responsible Growth means to us on our annual meeting website at https://about.bankofamerica.com/annualmeeting.

I encourage you to read our 2021 Proxy Statement, our 2020 Annual Report, and the other proxy materials. I also encourage you to read the second edition of our Human Capital Management Report published in October 2020, also available on our annual meeting website.

Our Board remains committed to building long-term value in the company and returning excess capital to our shareholders. On behalf of the directors, I join Brian, Lionel, and the management team in thanking you for choosing to invest in Bank of America.

It has been my great pleasure to serve as your Lead Independent Director.

JACK O. BOVENDER, JR. Lead Independent Director

Notice of 2021 annual meeting of shareholders

Date and time:

April 20, 2021 10:00 a.m., Eastern time

Live audio webcast:

www.virtualshareholder meeting.com/BAC2021

Matters to be voted on:

•	Electing the 16 directors named in the proxy statement

•	A proposal approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)

•	A proposal ratifying the appointment of our independent registered public accounting firm for 2021

•	A proposal amending and restating our Key Employee Equity Plan

•	Shareholder proposals, if they are properly presented at our annual meeting

•	Any other business that may properly come before our annual meeting

Your vote is very important:

Please submit your proxy as soon as possible by internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Your vote is important—we want to hear from you and all of our other shareholders. On behalf of every shareholder account that votes, Bank of America will make a $1 charitable donation in equal parts to the National Urban League and UnidosUS in support of our ongoing focus on advancing economic opportunity and racial equality.

Please refer to page 94 of this proxy statement for additional information on how to vote your shares and attend our annual meeting virtually.

Record date:

Bank of America shareholders as of the close of business on March 1, 2021 will be entitled to vote at our annual meeting and any adjournments or postponements of the meeting.

In support of the health and safety of our shareholders and employees, we will hold our annual meeting this year solely by means of remote communication via audio webcast at www.virtualshareholdermeeting.com/BAC2021. You will be able to participate in the virtual annual meeting online, vote your shares electronically, and submit questions during the meeting, and shareholders of record may view the list of registered holders entitled to vote at our annual meeting. You will not be able to attend the annual meeting in person.

By order of the Board of Directors,

ROSS E. JEFFRIES, JR. Deputy General Counsel and Corporate Secretary March 8, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2021:

Our 2021 Proxy Statement and 2020 Annual Report to shareholders are available at https://about.bankofamerica.com/annualmeeting.

Proxy statement summary

Proxy statement summary

Your vote is important

How to vote your shares

You may vote if you were a shareholder as of the close of business on March 1, 2021.

Your vote is important—we want to hear from you and all of our other shareholders. On behalf of every shareholder account that votes, Bank of America will make a $1 charitable donation in equal parts to the National Urban League and UnidosUS. Contributing to these organizations aligns with our ongoing focus on advancing economic opportunity and racial equality.

The National Urban League is the largest civil rights and urban advocacy organization focused on economic empowerment for African Americans through direct services in education and job training, housing and community development, workforce development, entrepreneurship, and health. UnidosUS, formerly the National Council of La Raza, is the nation’s largest Latino civil rights and advocacy organization serving the Hispanic community in the areas of civic engagement, civil rights and immigration, education, workforce and the economy, health, and housing through research, advocacy, programs, and a national network of community-based affiliates across the country.

For more information about our $1 charitable donation, see page 95.

To review our 2021 Proxy Statement, 2020 Annual Report, and other information relating to our 2021 annual meeting online, go to https://about.bankofamerica.com/annualmeeting.

Attending the annual meeting

To attend, vote and submit questions during our annual meeting, visit www.virtualshareholdermeeting.com/BAC2021 and enter the control number found in the email or on the Notice of Internet Availability of Proxy Materials previously notifying you of the availability of our proxy materials, or on the proxy card or voting instruction form. If you do not have a control number, you may still attend the meeting as a guest in listen only mode, but you will not be able to vote your shares or otherwise participate in the meeting.

We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the annual meeting’s 10:00 a.m., Eastern time start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/BAC2021. See “Attending our annual meeting” on page 96.

As always, we encourage you to vote your shares prior to the meeting.

2021 PROXY STATEMENT	i

Proxy statement summary

Strategic objectives

 What would you like the power to do?®

At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose and achieve Responsible Growth.

Our values • Deliver together • Act responsibly • Realize the power of our people • Trust the team	Our purpose To help make financial lives better, through the power of every connection	Responsible growth • We must grow and win in the market – no excuses • We must grow with our customer-focused strategy	• We must grow within our risk framework • We must grow in a sustainable manner

Eight lines of business—how we serve the core financial needs of people, companies, and institutions

2020 Company Performance — Responsible Growth

($ in billions, unless otherwise indicated)

GROW AND WIN IN THE MARKET — NO EXCUSES	2020	CHANGE FROM 2019

Net income	$17.9	(34.8%)

Revenue	$85.5	(6.3%)

Average loans in business segments	$954.3	42.4%

Average deposits	$1,633	18.3%

Share repurchases and common stock dividends	$13.3	(61.2%)

GROW WITH OUR CUSTOMER-FOCUSED STRATEGY

Business referrals	6.4 million	(17.9%)

Primary consumer account holders	92%	1%

Merrill net new households	22 thousand	(37.1%)

Global Banking—U.S. Fortune 1000 (% covered)	95%	—

Active mobile users	30.8 million	5.5%

Consumer Banking satisfaction	79.1%	(0.9%)

Brand favorability	67.5%	2.5%

GROW WITHIN OUR RISK FRAMEWORK

Net charge-off ratio	0.42%	4 bps

Net charge-offs	$4.1	13.0%

Risk-weighted assets(1)	$1,480	(0.9%)

G-SIB surcharge capital buffer(2)	2.5%	—

Average market risk VaR for trading(3)	$106 million	n/m

GROW IN A SUSTAINABLE MANNER

Noninterest expense	$55.2	0.6%

Efficiency ratio	64.55%	438 bps

Tech initiative spending	$3.5	2.9%

Low carbon investing	$50	n/m

Investments in Community Development Financial Institutions	$1.8	n/m

Philanthropic investments	$350 million	40%

Employee Engagement Score	91%	6%

Employee turnover	7%	(4%)

n/m	= not meaningful
(1)	Risk-weighted assets are presented for the approach that yields the lower Common equity tier 1 ratio, which was the Standardized approach at December 31, 2020 and 2019.
(2)	“G-SIBs” are global systemically important banks designated by the Financial Stability Board as of November 11, 2020.
(3)	VaR model uses historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level.

ii	BANK OF AMERICA

Proxy statement summary

Governance objectives

Our Board of Directors oversees the development and execution of our strategy. The Board has adopted robust governance practices and procedures consistent with driving Responsible Growth. Our Board has implemented a number of measures to enrich Board composition, enhance independent oversight and increase their effectiveness. These measures align our corporate governance structure with achieving our strategic objectives, and enable our Board to effectively communicate and oversee our culture of compliance and rigorous risk management.

Thoughtful, interconnected governance processes

Key statistics about our director nominees

(1)

Our director nominees’ average tenure is calculated by full years of completed service based on date of initial election as of our annual meeting date; source for S&P 500 average: 2020 Spencer Stuart Board Index.

2021 PROXY STATEMENT	iii

Proxy statement summary

Our shareholders inform and guide achievement of governance objectives

We interact with our investors in a variety of ways. Our Investor Relations team regularly meets with investors, prospective investors, and investment analysts. These meetings often include participation by our Chairman and CEO, Chief Financial Officer, or line of business leaders, and they generally are focused on company performance, strategy, and Responsible Growth. In addition to the investor relations meetings, our Board and management also routinely engage with our shareholders and other stakeholders. Throughout 2020 and into 2021, we provided direct updates about our Board and our company to our 250 largest shareholders representing approximately 61% of our shares outstanding and to key stakeholders. During that same time period, our Board and management met with shareholders representing approximately 24% or 2.1 billion of our shares outstanding and with other stakeholders to solicit their input on important governance, executive compensation, human capital management, regulatory, sustainability, pandemic-related developments, and other matters. This continued exchange has informed our Board’s meeting agendas, and contributes to governance and disclosure enhancements that help us address the issues our shareholders and key stakeholders tell us matter most to them. Importantly, this engagement process complements Responsible Growth and assists us in achieving our strategic objectives, creating long-term value, maintaining our culture of compliance, and contributing to our ESG activities.

To provide more clarity regarding the Board’s oversight of sustainability and ESG matters, the Board updated the charter of its Corporate Governance Committee in 2016 to reflect the Committee’s more direct oversight of our company’s ESG matters and our management-level Global ESG Committee. In early 2020, to reflect this additional oversight and to provide clarity to investors and stakeholders, the Board changed the name of the Committee to the “Corporate Governance, ESG, and Sustainability Committee” and also changed the name of its Compensation and Benefits Committee to “Compensation and Human Capital Committee” to highlight the Board’s ongoing oversight of sustainability, ESG, and human capital matters. Since that time, the Board has further strengthened its ESG oversight by having our management-level Global ESG Committee escalate environmental and social risks to the Management Risk Committee, which in turn reports to the Board’s Enterprise Risk Committee.

Our Board-driven shareholder engagement process

See “Shareholder engagement” on page 30 for more information on our shareholder engagement philosophy and activities.

iv	BANK OF AMERICA

Proxy statement summary

Compensation highlights

Pay-for-performance compensation philosophy

Our compensation philosophy is to pay for performance over the long-term, as well as on an annual basis. Our performance considerations include both financial and non-financial measures—including the manner in which results are achieved. Also taken into account in 2020 was the response by our company during one of the most tumultuous economic periods in our company’s history. Our steadfast focus on our Purpose, Values and Responsible Growth prepared us to be a source of strength during the health crisis when others needed us most. We were ready and have vigorously addressed the impacts of the COVID-19 pandemic on our employees, our customers and the communities that we serve around the globe. These considerations reinforce and promote Responsible Growth and maintain alignment with our Risk Framework.

Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and shareholder interests. A majority of total variable compensation granted to named executive officers is in deferred equity-based awards, further encouraging long-term focus on generating sustainable growth.

Continued dedication to Responsible Growth contributed to our resiliency and profitability in 2020

In recognition of our Responsible Growth results, overall company performance, and the CEO’s extraordinary leadership response to the pandemic and all of our stakeholders, the Compensation and Human Capital Committee and the Board’s independent directors determined the following 2020 compensation for our CEO:

•  Total compensation, inclusive of base salary and equity-based incentives, of $24.5 million, down 7.5% from 2019 total compensation of $26.5 million

•  Based on shareholder input and our Board’s assessment, pay structure is unchanged from prior years

•  93.9% of Mr. Moynihan’s total compensation is variable and directly linked to company performance. All CEO variable compensation was awarded in equity (as it has been since 2010)

•  Half of Mr. Moynihan’s variable compensation is performance restricted stock units (PRSUs) that must be re-earned based on sustained three-year average performance of key metrics (return on assets and growth in adjusted tangible book value)

•  The remainder of the CEO’s variable pay is cash-settled restricted stock units (CRSUs) and time-based restricted stock units (TRSUs) settled in stock; TRSUs will vest over a longer period than prior years

•  Mr. Moynihan must hold 50% of net after-tax shares received from equity-based awards until one year after retirement

Compensation risk management features

•	Mix of fixed and variable pay

•	Balanced, risk-adjusted performance measures

•	Pay-for-performance process that bases individual awards on actual results and how those results were achieved

•	Review of independent control function feedback in performance
•	Deferral of a majority of variable pay through equity-based awards

•	Robust stock ownership requirements, and executive officers must hold 50% of net after-tax shares received from equity-based awards until retirement

•	Use of multiple cancellation and clawback features for equity-based awards

Historical “Say on Pay” votes

Our Compensation and Human Capital Committee believes the results of last year’s “Say on Pay” vote and input from our shareholder engagement affirmed our shareholders’ support of our company’s executive compensation program. This informed our decision to maintain a consistent overall approach in setting executive compensation for 2020.

See “Compensation discussion and analysis” on page 48.

(1)	Common equity tier 1 (CET1) capital ratio
(2)	Total compensation pay components do not equal 100% due to rounding. For additional information about compensation paid, accrued, or awarded in 2020, see “Executive compensation” on page 63.

2021 PROXY STATEMENT	v

Proxy statement summary

Responsible Growth(1)

We have been focused on Responsible Growth for more than a decade. That means we must grow, no excuses. We have to do it by focusing on delivering for clients within our risk parameters. And it must be sustainable. To be sustainable, we want to be the best place to work for our team, we share our success with our communities, and we drive operational excellence. By focusing on Responsible Growth we deliver for our teammates, clients, and shareholders AND help address society’s biggest challenges. Our long-term, steadfast focus on Responsible Growth prepared us to be a source of strength in 2020 when others needed us most. It allowed us to vigorously respond to the global health and humanitarian crisis arising from the coronavirus pandemic, and continue to promote stakeholder capitalism and drive social progress for racial equality and economic opportunity.(2) To learn more, visit http://bankofamerica.com/responsiblegrowth.

At Bank of America, we focus on results and on how we deliver them. One of the things we should all be proud of is how we have delivered for our traditional stakeholders, customers, teammates and shareholders, and how we delivered for the broader society at the same time. A concept we embrace—the “genius of the and”(3)—applies to how we are delivering for customers, for teammates, for shareholders, AND for our communities and the society in which we operate.

—Brian T. Moynihan, Chairman and CEO

Growth that is sustainable: Our ESG leadership

Our Board and management-level Global Environmental, Social, and Governance (ESG) Committee are actively engaged in the oversight of our ESG programs and strengthening our ESG practices to support Responsible Growth. Our ESG approach is integrated into each of our eight lines of business and helps define how we pursue growing business opportunities and manage risk.

Our Global ESG Committee is comprised of senior executives across every line of business and support function who help guide the company’s efforts and enable ESG progress. The committee identifies and discusses ESG issues material to our business—including our human capital management practices, products and service offerings, client selection, and investments in creating a sustainable global economy—and helps set and monitor our progress against these ESG goals. The committee regularly reports to the Board’s Corporate Governance, ESG, and Sustainability Committee on the company’s ESG activities and emerging ESG risks and opportunities, and provides ESG risk updates to the Board’s Enterprise Risk Committee through the Management Risk Committee. In addition, the Board’s Compensation and Human Capital Committee oversees our human capital management practices and receives regular reports from our Chief Human Resources Officer, who is a member of the Global ESG Committee.

As part of these efforts, management established a Sustainable Markets Committee, co-chaired by Vice Chairman Anne Finucane and Chief Operating Officer (COO) Tom Montag, to accelerate our progress, identify new opportunities, and build upon our work in sustainable finance including helping accelerate the transition to a low-carbon economy.

Our CEO, together with the chair of our Global ESG Committee, Vice Chairman Anne Finucane, and her team engage with consumer advocates, community advisors, and other stakeholders for their advice and guidance in shaping our ESG policies and practices. This includes our National Community Advisory Council (NCAC), comprised of senior leaders from social justice, consumer advocacy, community development, environmental, research, and advocacy organizations, and bank executives. Since its founding in 2005, the NCAC has met at least twice annually to provide external perspectives on our business policies, practices and products. A list of the NCAC members is available on our website at https://about.bankofamerica.com under What Guides Us > Our Business Practices > Governance.

Our commitment to drive racial equality and economic opportunity

Integral to sustainable Responsible Growth is sharing our success with the communities in which we operate, which we do through our industry leading ESG initiatives, including taking action to drive progress on racial and economic inequality in the United States. Our company believes that we have a role to play in helping communities move forward. This understanding is core to our company’s commitment to Responsible Growth and to the people and communities we serve. As part of that commitment, our company knows that it must take action to address the real consequences of systemic racism.

In 2020, we came together, as a company and as a world, with intensified passion for racial equality. In June, we announced a $1 billion, four-year initiative to help advance racial equality and economic opportunity, with a particular focus on helping create opportunity for people and communities of color. We’re investing in the four primary areas of health and healthcare, jobs/reskilling, support to small businesses, and affordable housing because these are areas where systemic, long-term gaps have existed, and where significant change is required for progress to occur and to be sustained. We’ve already allocated one third, or $300 million, of our $1 billion commitment across 91 U.S. markets and globally:

•	$25 million supporting jobs initiatives through partnerships with 21 higher education institutions and major employers

•	$25 million to support underserved and minority communities through outreach programs

•	$50 million in direct equity investments to Minority Depository Institutions (MDIs)

•	$200 million of proprietary equity funding to minority entrepreneurs, businesses, and funds

Supporting courageous conversations at the company and in the communities we serve has been core to our approach as we work to advance racial equality. In 2020, we supported the launch of the Smithsonian’s “Race, Community and Our Shared Future,” through a $25 million commitment which will bring a series of virtual town halls, including leaders in areas such as civil rights, social justice and economic mobility, to communities across the country.

(1)

Company goals are aspirational and not guarantees or promises that all goals will be met. Statistics and metrics included in this “Responsible Growth” section are estimates and may be based on assumptions or developing standards. Content available at websites and in documents referenced in this section are not incorporated herein and are not part of this proxy statement.

(2)

Responsible Growth that is sustainable means (i) we share our success, including through our focus on ESG leadership; (ii) we invest in our talent and capabilities by focusing on continuous improvement through operational excellence; and (iii) we focus on the resources and benefits needed to be a great place to work for our employees.

(3)	This is a concept developed by Jim Collins in his book Built to Last: Successful Habits of Visionary Companies.

vi	BANK OF AMERICA

Proxy statement summary

In addition, in 2020, we also issued a $2 billion Equality Progress Sustainability Bond designed to advance racial equality, economic opportunity and environmental sustainability, the first offering of its kind in the financial services industry, and the first sustainability bond issued by a U.S. bank holding company where the social portion of the use of proceeds will be dedicated to financial empowerment of Black/African American and Hispanic/Latino communities.

See pages 33 through 35 for a more comprehensive discussion of how we drive racial equality and economic opportunity.

Being a great place to work

Another way we drive Responsible Growth is by being a great place to work. We deliver on our commitment to be a great place to work by being a diverse and inclusive workplace, attracting and developing exceptional talent, supporting employees’ physical, emotional, and financial wellness, and recognizing and rewarding performance. Through this lens, we provide compensation, benefits, and resources to employees that enhance their experience and further their careers with us. This is not only good for our business but it is the right thing to do.

Our shareholders have informed us of the importance they place on transparency and understanding our employee practices. In October 2020, we published our latest Human Capital Management Report to provide information and details on all we do to support our employees and their families, including the steps we have taken during the global health crisis over the past year, as well as the additional steps we are taking to continue to build on this progress. As described in the report, our company focuses significant resources on hiring, developing, and retaining diverse talent. We value and promote diversity and inclusion in every aspect of our business and at every level of our organization. Our commitment to creating a diverse and inclusive environment starts at the top with our Board and executive leadership, who play key roles in the oversight of our culture, and our growth as a diverse workplace and an inclusive work environment. For over 20 years, our Global Diversity & Inclusion Council, chaired by our CEO and comprising of senior executives from every area of the company, has promoted diversity goal setting, which is embedded in our performance management system and occurs at all levels of the enterprise.

Our company seeks to build a diverse pipeline of candidates for positions at all levels of the company, including leadership positions. We routinely disclose our company’s workforce diversity metrics in order to publicly hold ourselves accountable and to confirm whether we are delivering on our commitment to increase diverse representation across the company wherever possible. Our commitment to diversity has resulted in improvements in key workforce diversity metrics, and our practices and policies have also resulted in strong representation where our broad employee population mirrors the clients and communities we serve.

To help drive a culture of inclusion, our company has developed and provided all employees access to a range of programs and resources focused on building understanding and driving progress in the workplace. In 2020, more than 165,000 employees participated in over 320 courageous conversations focused on expanding our perspectives to drive a culture of inclusion. Our CEO and COO also hosted multiple diverse speakers in virtual town halls to engage in an open dialogue on diversity and inclusion. In 2020, we had nearly 88,000 total diversity & inclusion program completions, reaching more than 63,300 unique employees.

Our focus on being a great place to work is highlighted in our 2020 Human Capital Management Report (available at https://about.bankofamerica.com/annualmeeting) and described in further detail in “Responsible Growth” starting on page 33.

Our focus on climate change and the environment

Building on Bank of America’s longstanding support for the Paris Climate Agreement to limit global warming to well below 2 degrees Celsius, in February 2021, we outlined initial steps to achieve our goal of net zero greenhouse gas (GHG) emissions in our financing activities, operations, and supply chain before 2050. We continue to actively engage with our clients to support their own transitions to net zero and plan to establish interim emissions reduction targets for high-emitting portfolios, including energy and power. In addition, we released our broader 2030 operational and supply chain goals as part of a holistic commitment to environmental sustainability.

As part of our transition to net zero, in July 2020, our company joined the Partnership for Carbon Accounting Financials (PCAF) as a member of the Global Core Team. In collaboration with 15 other financial institutions, we contributed to the development of the Global GHG Accounting and Reporting Standard for the Financial Industry, providing a consistent methodology to assess and disclose emissions associated with financing activities. We are committed to disclosing our financed emissions no later than 2023. This collaboration builds on our ongoing and recent efforts with partners to address the financing, technology, policy, and other challenges inherent in the transition to a net zero global economy.

We achieved carbon neutrality in our operations in 2019, a year ahead of schedule, and engaged with our vendors to successfully increase the number of vendors that measure and publicly report GHG emissions through the CDP Supply Chain survey. We have established the next set of targets for our operations and supply chain to be achieved by 2030, including: maintaining carbon neutrality for operations (Scope 1 and 2); purchasing 100% zero carbon electricity; reducing location-based GHG emissions by 75% (Scope 1 and 2); and reducing energy use by 55%.

We are also deploying capital to low-carbon, sustainable business activities. Significantly increasing investment in the low-carbon technologies and activities needed to decarbonize all sectors of the economy will be critical to meeting our goals. Since 2007, we have mobilized more than $200 billion in capital and have committed to mobilize an aggregate of at least $445 billion by 2030 under our Environmental Business Initiative. Under this initiative, we partner closely with our clients to finance the adoption of low-carbon solutions, including resource-efficient building construction, solar and wind power generation, electric vehicles and charging infrastructure, and resource-efficient agriculture.

We are also dedicating significant financial, intellectual, philanthropic, and catalytic capital to support the advancement of developing technologies, such as sustainable agriculture and biofuels, water infrastructure, clean hydrogen, waste-to-energy, and carbon capture sequestration technologies. More details on our company’s approach to addressing climate change and managing risk in its financing activities can be found in our Environmental and Social Risk Policy Framework and Task Force on Climate-related Financial Disclosures Report.

2021 PROXY STATEMENT	vii

Proxy statement summary

To solidify our focus on climate change risks, we have named a Global Climate Risk Executive, who reports to our Chief Risk Officer and updates our Board’s Enterprise Risk Committee on associated risks.

For more information regarding Bank of America’s ESG activities, see “Responsible Growth” starting on page 33.

Spotlight: Bank of America’s response to the global health and humanitarian crisis

At Bank of America, we have responded to the coronavirus pandemic by implementing a number of measures to assist our teammates, clients, and the communities we serve. We are providing support to our teammates to help promote the health and safety of our employees by monitoring guidance from the U.S. Centers for Disease Control and Prevention, medical boards, and health authorities and sharing this guidance with our employees. We continue to leverage our business continuity plans and capabilities to service our clients and meet our clients’ financial needs by offering assistance to clients affected by the coronavirus and providing access to credit and the important financial services on which our clients rely. We continue to support the communities where we live and work by engaging in various initiatives to help those affected by this health and humanitarian crisis.

Our Board has taken an active role in overseeing management’s implementation of our response. In 2020, our Board held 28 meetings, 33% more than 2019. In addition to formal meetings, our Board participated in five information sessions and received regular and timely health-related updates through meeting presentations and stand-alone memoranda.

Supporting our teammates

Our commitment to support our teammates has been in sharp focus in 2020 and into 2021. We continue to take steps to provide enhanced employee benefits, programs, and resources for all of our teammates, both in direct response to the current health crisis and for ongoing, long-term needs. To support the health and well-being of our employees we did not make layoffs in 2020 due to the current health crisis, we transitioned 85% of our employees to work from home, and reskilled and realigned more than 24,000 employees to serve and support our clients in new capacities. To further support our employees, we provided employees’ families with nearly 3 million days of back-up care for children and adults as well as providing student enrichment resources.

During 2020, we expanded physical wellness benefits by providing no-cost telehealth resources with 24/7 virtual access to general medicine doctors and mental health specialists to employees,(1) and for employees remaining in the office, temperature checks, daily health screenings, and onsite nurses at many of our sites. We supported our teammates’ financial wellness by making grants to teammates related to the current health crisis from our Employee Relief Fund, updating our retirement plans for CARES Act provisions, and offering other support including salary continuation for teammates unable to work due to the health crisis. In addition, we enhanced our emotional wellness benefits, made behavioral health Teladoc® consultations available to enrolled members, and released numerous trainings and videos on the topic.

Supporting our clients

All Bank of America teammates who work with clients are trained to identify and assist pandemic impacted clients and provide the right support to address their unique needs. Bank of America understands the critical role financial services plays in the daily lives of individuals and small businesses. We are here to help clients and to serve them through: (i) extensive safety measures in our financial centers, (ii) proactive client outreach across all business, (iii) our processing of Economic Impact Payments and payment deferral requests, (iv) relief we are providing from various fees, (v) the raising of capital for clients, and (vi) providing reliable access for clients’ financial needs through our mobile and online banking tools, virtual communication tools, continued access to cash, and financial centers and other bank offices.

We have been actively involved in the U.S. Small Business Administration’s Paycheck Protection Program (PPP)—we were the first major bank to begin accepting PPP applications in early April of 2020. We have helped approximately 343,000 small business clients—in every industry, in every market—receive PPP loans and will continue to support our small business clients who have already received PPP funding through the loan forgiveness process. We continue to be a leading provider of PPP loans for clients in 2021.

Supporting our communities

We’ve continued to support communities impacted by the coronavirus by partnering with global, national, and local partners delivering health and humanitarian resources. Specifically, we committed $100 million in philanthropy to support and address pressing needs related to the coronavirus, including healthcare, food, education, and needs in vulnerable communities, in addition to the $250 million in philanthropic investments we provide each year.

In order to support the many small businesses impacted by the coronavirus, we provided more than $250 million in capital to Community Development Financial Institutions (CDFIs) and MDIs to facilitate lending through the PPP, and $10 million in philanthropic grants to help fund the operations of CDFIs and MDIs. Bank of America is the largest private investor in CDFIs in the U.S., with a $1.8 billion CDFI portfolio spanning 256 partner CDFIs across all 50 states.

In 2020, we issued a $1 billion corporate social bond to support those on the front lines of the health crisis. The bond is the first-of-its-kind by a U.S. commercial bank, and will benefit not-for-profit hospitals, skilled nursing facilities, and manufactures of healthcare equipment and supplies.

We have also donated approximately 19 million masks, more than 13,000 cases of sanitizer and nearly 1.4 million gloves to vulnerable populations in 2020.

For more information, see “Responsible Growth” starting on page 33.

(1)	Available to those on national bank medical plans.

viii	BANK OF AMERICA

Internet availability of proxy materials. We mailed or emailed to most of our shareholders a Notice of Internet Availability of our proxy materials with instructions on how to access our proxy materials online and how to vote. If you are a registered holder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Computershare, P.O. Box 505005, Louisville, KY 40233; Toll free: 800-642-9855; or at www.computershare.com/bac. You may do the same as a beneficial owner by contacting the bank, broker, or other nominee where your shares are held.

Proxy statement availability. We are providing or making available this proxy statement to solicit your proxy to vote on the matters presented at our annual meeting. We commenced providing and making available this proxy statement on March 8, 2021. Our Board requests that you submit your proxy by internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.

Forward-looking statements. Certain statements contained in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2020 Annual Report on Form 10-K and subsequent Securities and Exchange Commission (SEC) filings.

Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

2021 PROXY STATEMENT	1

Proposal 1: Electing directors

Proposal 1: Electing directors

Our Board is presenting 16 nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board and were elected by you at our 2020 annual meeting of shareholders. Each director elected at the meeting will serve until our 2022 annual meeting or until a successor is duly elected and qualified. After serving more than eight years on our Board of Directors, including as our Lead Independent Director since 2014, Jack O. Bovender, Jr. will retire at our annual meeting. If re-elected, Lionel L. Nowell III will succeed Mr. Bovender as our Lead Independent Director. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee	Age(1)	Principal occupation	Director since	Independent	Other U.S.-listed company boards	Committee membership (C = Chair)

Sharon L. Allen	69	Former Chairman, Deloitte LLP	2012	Yes	2	Audit (C) Corporate Governance, ESG, and Sustainability

Susan S. Bies	73	Former Member, Board of Governors of the Federal Reserve System	2009	Yes	None	Corporate Governance, ESG, and Sustainability Enterprise Risk

Frank P. Bramble, Sr.	72	Former Executive Vice Chairman, MBNA Corporation	2006	Yes	None	Corporate Governance, ESG, and Sustainability Enterprise Risk (C)

Pierre J.P. de Weck	70	Former Chairman and Global Head of Private Wealth Management, Deutsche Bank AG	2013	Yes	None	Compensation and Human Capital Enterprise Risk

Arnold W. Donald	66	President and CEO, Carnival Corporation and Carnival plc	2013	Yes	1	Audit Compensation and Human Capital

Linda P. Hudson	70	Former Chairman and CEO, The Cardea Group, LLC; Former President and CEO, BAE Systems, Inc.	2012	Yes	2	Compensation and Human Capital Enterprise Risk

Monica C. Lozano	64	CEO, College Futures Foundation; Former Chairman, US Hispanic Media Inc.	2006	Yes	2	Compensation and Human Capital (C) Enterprise Risk

Thomas J. May	74	Former Chairman and CEO, Eversource Energy	2004	Yes	None	Corporate Governance, ESG, and Sustainability (C) Enterprise Risk

Brian T. Moynihan	61	Chairman and CEO, Bank of America Corporation	2010	No	None	None

Lionel L. Nowell III	66	Former SVP and Treasurer, PepsiCo, Inc.	2013	Yes	2	Audit Corporate Governance, ESG, and Sustainability

Denise L. Ramos	64	Former CEO, ITT Inc.	2019	Yes	2	Audit Compensation and Human Capital

Clayton S. Rose	62	President, Bowdoin College	2018 2013-2015	Yes	None	Audit Compensation and Human Capital

Michael D. White	69	Former Chairman, President and CEO, DIRECTV	2016	Yes	2	Audit Compensation and Human Capital

Thomas D. Woods	68	Former Vice Chairman and SEVP, Canadian Imperial Bank of Commerce	2016	Yes	None	Corporate Governance, ESG, and Sustainability Enterprise Risk

R. David Yost	73	Former CEO, AmerisourceBergen Corporation	2012	Yes	2	Audit Compensation and Human Capital

Maria T. Zuber	62	Vice President for Research and E.A. Griswold Professor of Geophysics, Massachusetts Institute of Technology	2017	Yes	1	Corporate Governance, ESG, and Sustainability Enterprise Risk

(1)	Age as of annual meeting date.

For information regarding the number of Board and Committee meetings held in 2020, please see page 23.

2	BANK OF AMERICA

Proposal 1: Electing directors

Identifying and evaluating director candidates

Board composition

Our Board oversees the business and affairs of the company. Our Board provides active and independent oversight of management. To carry out its responsibilities and set the appropriate tone at the top, our Board is keenly focused on the character, integrity, and qualifications of its members, and its leadership structure and composition.

Our Board believes our directors best serve our company and shareholders by possessing high personal integrity and character, demonstrated management and leadership ability, extensive experience within our industry and across sectors, and the ability to exercise their sound and independent judgment in a collegial manner.

Core director attributes

• High personal integrity
• Strong business judgment
• Demonstrated achievement in public or private sectors
• Proven leadership and management ability
• Dedicated—able to devote necessary time to oversight duties and represent shareholders’ interest
• Free of potential conflicts of interests
• Collegial manner

Our Board seeks directors whose complementary knowledge, experience, and skills provide a broad range of perspectives and leadership expertise in financial services and other global, highly complex and regulated industries, strategic planning and business development, business operations, marketing and distribution, technology, cybersecurity, risk management and financial controls, human capital management, corporate governance, public policy, and other areas important to our company’s strategy and oversight. Our Board also assesses directors’ age and tenure, and Board continuity; it strives to achieve a balance between the perspectives of new directors and those of longer-serving directors with industry and institutional insights.

Our Board views diversity as a priority and seeks representation across a range of attributes. It regularly assesses our Board’s diversity when identifying and evaluating director candidates. See the next page. In addition, our Corporate Governance, ESG, and Sustainability Committee follows applicable regulations in confirming that our Board includes members who are independent, possess financial literacy and expertise, and an understanding of risk management principles, policies, and practices, and have experience in identifying, assessing, and managing risk exposures.

Our current Board, including the 16 director nominees, reflects the Board’s commitment to identify, evaluate, and nominate candidates who possess personal qualities, qualifications, skills, and diversity of backgrounds, and provide a mix of tenures that, when taken together, best serve our company and our shareholders. See “Our director nominees” on page 5.

Succession planning and the director recruitment process

Our Board regularly reviews and renews its composition. Our Corporate Governance, ESG, and Sustainability Committee is responsible for identifying and recommending director candidates to our Board for nomination using a director selection process that has been reviewed and acknowledged by our primary bank regulators. The Board, in coordination with the Board committees, also regularly considers Board leadership succession planning and committee membership.

2021 PROXY STATEMENT	3

Proposal 1: Electing directors

Assess. The Committee regularly reviews the mix of individual directors on our Board to assess the overall Board composition. Among other factors, the Committee considers our company’s strategy and needs; our directors’ experiences, diversity, tenure, and age; and the attributes and qualifications our Board identifies in its self-evaluations to develop criteria for potential candidates and assess whether these attributes and qualifications are additive to our overall Board composition.

To maintain a vibrant mixture of viewpoints and benefit from the fresh perspectives brought by new directors and the institutional knowledge and industry insights of directors having longer experience on our Board, the Committee reviews measures that enhance the Board’s succession planning process, including the appropriate retirement age and related tenure limitations, and ability to commit the time necessary to our company. For additional information on the average tenure of directors serving on our Board and each director’s tenure, see “Our director nominees” on page 5.

Identify. To drive effective Board renewal and director and Board leadership succession planning, the Committee has a regularly recurring agenda item to develop and review a diverse group of potential director candidates. Based on the factors and criteria developed in the assessment phase, the Committee engages third-party search firms to identify potential candidates for review. It considers and provides feedback on the then-current pool of director talent identified by search firms; the search firms periodically update the list of potential director candidates based on Committee and Board input.

In 2020, the Committee continued to develop the pool of potential director candidates using multiple external search firms. In its work with the external search firms, the Committee emphasizes the importance of diversity by requesting the inclusion of diverse candidates in its consideration of potential directors. Potential director candidates possess professional experiences and racial, ethnic, gender, nationality, and other relevant attributes aligned with Committee-specified criteria and with the qualities identified by our Board in recent self-evaluations. See “Board evaluation” on page 21 for additional information on our Board’s self-evaluation process. The Committee also considers candidates proposed by management and by our shareholders.

Evaluate. The Committee has an established process for evaluating director candidates that it follows regardless of who recommends the candidate for consideration. During this process, the Committee reviews available or self-identified information regarding each candidate, including but not limited to, professional qualifications, experience, and expertise, as well as race, ethnicity, gender, nationality, national origin, sexual orientation, military service and other diverse characteristics. The Committee also reviews the candidate’s independence, absence of conflicts, and any reputational risks.

Our Board understands the significant time commitment involved in serving on the Board and its committees. The Committee assesses directors’ time commitment to the Board throughout the year, including through the annual formal self-evaluation process. The Committee evaluates whether candidates and serving directors are able to devote the time necessary to discharge their duties as directors, taking into account primary occupations, memberships on other boards, and other responsibilities. Prior to the annual renomination of currently serving directors, the Committee also assesses these factors. Once elected, directors are expected to seek Committee approval prior to joining the board of another public company. Directors who change principal occupations must offer to resign from the Board, subject to further evaluation by the Committee and the Lead Independent Director.

 Recommend. The Board selected our 16 director nominees based on their satisfaction of the core attributes described on page 3, and the belief that each can make substantial contributions to our Board and company. Our Board believes our nominees’ breadth of experience and their diversity and mix of attributes strengthen our Board’s independent leadership and effective oversight of management, in the context of our company’s businesses, our industry’s operating environment, and our company’s long-term strategy.

Director time commitment

Our Corporate Governance, ESG, and Sustainability Committee and Board nominate only candidates who they believe are capable of devoting the necessary time to discharge their duties, taking into account principal occupations, memberships on other boards, attendance at Board and committee meetings, and other responsibilities.

Our Corporate Governance Guidelines limit the maximum number of public company boards on which a director on our Board may serve at four public companies (including our Board), and specify that any public company chief executive officer who serves as a director on our Board may not serve on the boards of more than three public companies (including our Board). All of our directors and director nominees comply with this policy.

Through our Corporate Governance, ESG, and Sustainability Committee, the Board regularly reviews and closely monitors shareholders’ views on the appropriate number of public company boards on which directors may serve.

4	BANK OF AMERICA

Proposal 1: Electing directors

Our director nominees

Our director nominees represent a diverse range of qualifications and skills:

•	They are seasoned leaders who have held an array of diverse leadership positions in complex, highly regulated businesses (including banks and other financial services organizations), and with one of our primary regulators

•	They have served as chief executives and in senior positions in the areas of risk, operations, finance, technology, and human resources

•	They bring deep and diverse experience in public and private companies, financial services, academia, the public sector, nonprofit organizations, and other domestic and international businesses
•	They are experienced in regulated, non-financial services industries and organizations, adding to our Board’s understanding of overseeing a business subject to governmental oversight, and enhancing the diversity of our Board with valuable insights and fresh perspectives that complement those of our directors with specific experience in banking or financial services

•	They represent diverse backgrounds and viewpoints

•	They strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our company

2021 PROXY STATEMENT	5

Proposal 1: Electing directors

Our Board recommends a vote “FOR” each of the 16 nominees listed below for election as a director (Proposal 1).

Set forth below are each nominee’s name, age as of our annual meeting date, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a Bank of America director.

Sharon L. Allen Age: 69 Director since: August 2012 Former Chairman, Deloitte Other U.S.-Listed Company Boards: Albertsons Companies, Inc; First Solar, Inc.

Ms. Allen’s responsibility for audit and consulting services in various positions with Deloitte LLP (Deloitte) enables her to bring extensive audit, financial reporting, and corporate governance experience to our Board. Her leadership positions with Deloitte give her broad management experience with large, complex businesses and an international perspective on risk management and strategic planning.

Professional highlights:

•   Served as Chairman of Deloitte, a firm that provides audit, consulting, financial advisory, risk management, and tax services, as the U.S. member firm of Deloitte Touche Tohmatsu Limited from 2003 to 2011

•   Employed at Deloitte for nearly 40 years in various leadership roles, including Partner and Regional Managing Partner, responsible for audit and consulting services for a number of Fortune 500 and large private companies

•   Member of the Global Board of Directors, Chair of the Global Risk Committee, and U.S. Representative on the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to 2011

•   Member of the Board of Directors of Albertsons Companies, Inc. and its Compensation Committee, and Chair of its Governance, Compliance & ESG Committee

•   Member of the Board of Directors of First Solar, Inc. and its Technology Committee, and Chair of its Audit Committee

Other leadership experience and service:

•   Former Director and Chair of the National Board of Directors of the YMCA of the USA, a leading nonprofit organization for youth development, healthy living, and social responsibility

•   Former Vice Chair of the Board of Trustees of the Autry National Center, the governing body of the Autry Museum of the American West

•   Appointed by President George W. Bush to the President’s Export Council, which advised the President on export enhancement

6	BANK OF AMERICA

Proposal 1: Electing directors

Susan S. Bies Age: 73 Director since: June 2009 Former Member, Federal Reserve Board of Governors

Ms. Bies’s role as a member of the Board of Governors of the Federal Reserve System (Federal Reserve Board) and her tenure with First Tennessee Corporation (First Tennessee) enables her to bring deep experience in risk management, consumer banking, and insights regarding financial regulation to our Board. In particular, Ms. Bies focused on enterprise financial and risk management during her career with First Tennessee and further developed her regulatory expertise by serving on the Financial Accounting Standards Board (FASB) Emerging Issues Task Force. Her experience working at a primary regulator of our industry, along with her other regulatory and public policy experience, gives her unique and valuable perspective relevant to our company’s business, financial performance, and risk oversight. She brings an international perspective through her prior service on the Boards of Directors of Merrill Lynch International (MLI), our U.K. broker-dealer subsidiary, and of Zurich Insurance Group Ltd. (Zurich Insurance).

Professional highlights:

•   Member of the Federal Reserve Board from 2001 to 2007, including a role as Chair of the Committee on Supervisory and Regulatory Affairs

•   Represented the Federal Reserve Board on the Financial Stability Board and led the Federal Reserve Board’s efforts to modernize the Basel capital accord

•   Served as a member of the FASB’s Emerging Issues Task Force from 1996 to 2001

•   Served as Executive Vice President of Risk Management, Auditor, Chief Financial Officer, and Chair of the Asset Liability Management and the Executive Risk Management Committees at First Tennessee, a regional bank holding company, between 1979 and 2001

•   Employed at the Federal Reserve Bank of St. Louis as a regional and banking structure economist at the start of her career

•   Senior Advisory Board Member to Oliver Wyman Group, a management consulting subsidiary of Marsh & McLennan Companies, Inc., February 2009 to March 2018

•   Served as a director of and former Chair, Risk Committee for Zurich Insurance and as a director of Zurich American Insurance Company, Zurich Insurance’s North American subsidiary

•   Served as Chair of the Board of Directors of MLI from August 2014 to December 2019

Other leadership experience and service:

•   Served in leadership roles in various organizations, including the Committee on Corporate Reporting of the Financial Executives Institute; the End Users of Derivatives Association; the American Bankers Association; and the Bank Administration Institute

•   Served in numerous roles with many professional, academic, civic, and charitable organizations, such as the American Economic Association; Institute of Management Accountants; International Women’s Forum; University of Memphis; Memphis Area Chamber of Commerce; Memphis Youth Initiative; and Memphis Partners

2021 PROXY STATEMENT	7

Proposal 1: Electing directors

Frank P. Bramble, Sr. Age: 72 Director since: January 2006 Former Executive Vice Chairman, MBNA Corporation

Mr. Bramble brings broad-ranging financial services experience, international experience, and historical insight to our Board, having held leadership positions at two financial services companies acquired by our company (MBNA Corporation, acquired in 2006, and MNC Financial Inc., acquired in 1993). As a former executive officer of one of the largest credit card issuers in the U.S. and a major regional bank, Mr. Bramble has dealt with a wide range of issues important to our company, including risk management, credit cycles, sales and marketing to consumers, and audit and financial reporting.

Professional highlights:

•   Served as Chairman of the Board of Trustees from July 2014 to June 2016 and Interim President from July 2013 to June 2014 of Calvert Hall College High School in Baltimore, Maryland

•   Served as Executive Vice Chairman from July 2002 to April 2005 and Advisor to the Executive Committee from April 2005 to December 2005 of MBNA Corporation, a financial services company acquired by Bank of America in January 2006

•   Previously served as the Chairman, President, and Chief Executive Officer at Allfirst Financial, Inc., MNC Financial Inc., Maryland National Bank, American Security Bank, and Virginia Federal Savings Bank

•   Served as a member of the Board of Directors, from April 1994 to May 2002, and Chairman, from December 1999 to May 2002, of Allfirst Financial, Inc. and Allfirst Bank, U.S. subsidiaries of Allied Irish Banks, p.l.c.

•   Began his career as an audit clerk at the First National Bank of Maryland

Other leadership experience and service:

•   Emeritus member of the Board of Visitors of Towson University and guest lecturer in business strategy and accounting from 2006 to 2008

Pierre J.P. de Weck Age: 70 Director since: July 2013 Former Chairman and Global Head of Private Wealth Management, Deutsche Bank

Mr. de Weck’s experience as an executive with UBS AG (UBS) and Deutsche Bank AG (Deutsche Bank) enables him to bring extensive knowledge of the global financial services industry to our Board. As a former Chairman and Global Head of Private Management, and member of the Group Executive Committee of Deutsche Bank, Mr. de Weck has broad experience in risk management and strategic planning and brings a valuable international perspective to our company’s business activities, including through his service on the Board of Directors of MLI and BofA Securities Europe S.A. (BofASE), our French broker-dealer subsidiary. Mr. de Weck’s service as Chief Credit Officer of UBS provides him with further credit risk management experience.

Professional highlights:

•   Served as the Chairman and Global Head of Private Wealth Management and as a member of the Group Executive Committee of Deutsche Bank from 2002 to May 2012

•   Served on the Management Board of UBS from 1994 to 2001; as Head of Institutional Banking from 1994 to 1997; as Chief Credit Officer and Head of Private Equity from 1998 to 1999; and as Head of Private Equity from 2000 to 2001

•   Held various senior management positions at Union Bank of Switzerland, a predecessor firm of UBS, from 1985 to 1994

•   Currently serves as Chair of the Board of Directors of MLI (and previously chair of the MLI Board’s Risk Committee), and as Chair of the Board of Directors of BofASE

8	BANK OF AMERICA

Proposal 1: Electing directors

Arnold W. Donald Age: 66 Director since: January 2013 President and Chief Executive Officer, Carnival Other U.S.-Listed Company Boards: Carnival Past Five Years: Crown Holdings, Inc.

Mr. Donald’s roles as President and Chief Executive Officer of Carnival Corporation and Carnival plc (Carnival), as a former senior executive at Monsanto (Monsanto), and as the former Chairman and Chief Executive Officer of Merisant Company (Merisant), enable him to bring his extensive experience in strategic planning and operations in regulated, consumer, retail, and distribution businesses to our Board. His board service with public companies gives him experience with risk management, global operations, and regulated businesses. His experience heading The Executive Leadership Council and the Juvenile Diabetes Research Foundation International gives him a distinct perspective on governance matters, social responsibility, and diversity.

Professional highlights:

•   President and Chief Executive Officer of Carnival, a cruise and vacation company, since July 2013

•   Served as President and Chief Executive Officer from November 2010 to June 2012 of The Executive Leadership Council, a nonprofit organization providing a professional network and business forum to African-American executives at major U.S. companies

•   President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International from January 2006 to February 2008

•   Served as Chairman and Chief Executive Officer of Merisant from 2000 to 2003, a privately held global manufacturer of tabletop sweeteners, and remained as Chairman until 2005

•   Joined Monsanto in 1977 and held several senior leadership positions with global responsibilities, including President of its Agricultural Group and President of its Nutrition and Consumer Sector, over a more than 20-year tenure

•   Served as a member of the Board of Directors of Crown Holdings, Inc. and member of its Compensation Committee

Other leadership experience and service:

•   Appointed by President Clinton and re-appointed by President George W. Bush to the President’s Export Council

2021 PROXY STATEMENT	9

Proposal 1: Electing directors

Linda P. Hudson

Age:

70

Director since:

August 2012

Former Chairman and Chief Executive Officer,

The Cardea Group, LLC

Former President and Chief Executive Officer, BAE

Other U.S.-Listed

Company Boards:

Trane Technologies plc (formerly Ingersoll-Rand plc); TPI Composites, Inc.

Past Five Years:

The Southern Company

Ms. Hudson’s role as a former President and Chief Executive Officer of BAE Systems, Inc. (BAE) enables her to bring her broad experience in strategic planning and risk management to our Board. Further, with her service as an executive director of BAE Systems plc (BAE Systems), Ms. Hudson’s background provides her with international perspective, geopolitical insights, and experience as a leader of a large, international, highly regulated, complex business. Ms. Hudson’s career in the defense and aerospace industry gives her knowledge of technology risks such as cybersecurity risk.

Professional highlights:

•   Chairman and Chief Executive Officer of The Cardea Group, LLC, a management consulting business, May 2014 to January 2020

•   Served as CEO Emeritus of BAE, a U.S.-based subsidiary of BAE Systems, a global defense, aerospace, and security company headquartered in London, from February 2014 to May 2014, and as President and Chief Executive Officer of BAE from October 2009 until January 2014

•   Served as President of BAE Systems’ Land and Armaments operating group, the world’s largest military vehicle and equipment business, from October 2006 to October 2009

•   Prior to joining BAE, served as Vice President of General Dynamics Corporation and President of its Armament and Technical Products business; held various positions in engineering, production operations, program management, and business development for defense and aerospace companies

•   Served as a member of the Executive Committee and as an executive director of BAE Systems from 2009 until January 2014 and as a member of the Board of Directors of BAE from 2009 to April 2015

•   Served as a member of the Board of Directors of The Southern Company and its Nominating, Governance and Corporate Responsibility Committee and Operations, Environmental and Safety Committee from 2014 to July 2018

•   Member of the Board of Directors of Trane Technologies plc (formerly Ingersoll-Rand plc) and its Compensation Committee, Sustainability, Corporate Governance and Nominating Committee, and Technology and Innovation Committee

•   Member of the Board of Directors of TPI Composites, Inc. and its Nominating and Corporate Governance Committee and Technology Committee

Other leadership experience and service:

•   Elected member to the National Academy of Engineering, one of the highest professional honors accorded an engineer

•   Member of the Board of Directors of the University of Florida Foundation, Inc. and the advisory board of the University of Florida Engineering Leadership Institute

•   Former member of the Charlotte Center Executive Board for the Wake Forest University School of Business

•   Former member of the Board of Trustees of Discovery Place, a nonprofit education organization dedicated to inspiring exploration of the natural and social world

10	BANK OF AMERICA

Proposal 1: Electing directors

Monica C. Lozano

Age:

64

Director since:

April 2006

Chief Executive Officer, College Futures Foundation

Former Chairman, US Hispanic Media Inc.

Other U.S.-Listed

Company Boards:

Apple Inc.;

Target Corporation

Ms. Lozano’s roles as the Chief Executive Officer of College Futures Foundation, a charitable foundation working to increase the rate of college graduation for low-income California students, and as the former Chairman and Chief Executive Officer of ImpreMedia LLC (ImpreMedia), a leading Hispanic news and information company, enable her to bring her broad leadership experience in areas such as operations, marketing, and strategic planning to our Board. Ms. Lozano has a deep understanding of issues that are important to the Hispanic community, a growing U.S. demographic. Her public company board service for Target Corporation and Apple Inc., her past public company board service for The Walt Disney Corporation, and her past roles with the University of California and the University of Southern California give her board-level experience overseeing large organizations with diversified operations on matters such as governance, executive compensation, risk management, and financial reporting. Ms. Lozano’s experience as a member of President Obama’s Council on Jobs and Competitiveness also provided her with valuable perspective on important public policy, societal, and economic issues relevant to our company.

Professional highlights:

•   Chief Executive Officer of College Futures Foundations since December 2017 and member of the Board of Directors since December 2019. College Futures Foundation is a charitable foundation focused on increasing the rate of bachelor’s degree completion among California student populations who are low-income and have had a historically low college success rate

•   Served as Chair of the Board of Directors of U.S. Hispanic Media Inc., the parent company of ImpreMedia, a leading Hispanic news and information company, from June 2014 to January 2016

•   Served as Chairman of ImpreMedia from July 2012 to January 2016, Chief Executive Officer from May 2010 to May 2014, and Senior Vice President from January 2004 to May 2010

•   Served as Publisher of La Opinión, a subsidiary of ImpreMedia and the leading Spanish-language daily print and online newspaper in the U.S., from 2004 to May 2014, and Chief Executive Officer from 2004 to July 2012

•   Member of the Board of Directors of Target Corporation and its Governance Committee, Chair of its Human Resources and Compensation Committee

•   Member of the Board of Directors of Apple Inc. and its Audit and Finance Committee

Other leadership experience and service:

•   Member of California’s Task Force on Jobs and Business Recovery

•   Served as a member of President Obama’s Council on Jobs and Competitiveness from 2011 to 2012 and served on President Obama’s Economic Recovery Advisory Board from 2009 to 2011

•   Chair of the Board of Directors of the Weingart Foundation

•   Served as the Chair of the Board of Regents of the University of California, as a member of the Board of Trustees of The Rockefeller Foundation, as a member of the Board of Trustees of the University of Southern California, and as a member of the State of California Commission on the 21st Century Economy

2021 PROXY STATEMENT	11

Proposal 1: Electing directors

Thomas J. May

Age:

74

Director since:

April 2004

Former Chairman, President, and Chief Executive Officer, Eversource Energy

Other U.S.-Listed

Company Boards:

Past Five Years:

Viacom Inc.;

Eversource Energy

Mr. May’s roles as former Chairman, President, and Chief Executive Officer of Eversource Energy enable him to bring his extensive experience with regulated businesses, operations, risk management, business development, strategic planning, board leadership, and corporate governance matters to our Board and give him insight into the issues facing our company’s businesses. Having experience as a Certified Public Accountant, Mr. May brings extensive accounting and financial skills, and a professional perspective on financial reporting and enterprise and operational risk management.

Professional highlights:

•   Served as Chairman of the Board of Trustees of Eversource Energy, one of the nation’s largest utilities, from October 2013 to May 2017

•   Served as President and Chief Executive Officer of Eversource Energy from April 2012 until retirement in May 2016

•   Served as Chairman and Chief Executive Officer of NSTAR, which merged with Northeast Utilities (now Eversource Energy), from 1999 to April 2012, and was President from 2002 to April 2012; also served as Chief Financial Officer and Chief Operating Officer at NSTAR

•   Served as the non-executive Chairman of the Board of Directors of Viacom Inc.

•   Member of the Board of Directors of Liberty Mutual Holding Company, Inc.

Brian T. Moynihan Age: 61 Director since: January 2010 Chairman of the Board and Chief Executive Officer, Bank of America Corporation

As our Chief Executive Officer, Mr. Moynihan conceived of and leads our approach to Responsible Growth, based on driving a straightforward business model serving three customer and client groups with core financial services, which has delivered record earnings and significant capital return to shareholders. Mr. Moynihan has demonstrated leadership qualities, management capability, knowledge of our business and industry, and a long-term strategic perspective. In addition, he has many years of international and domestic financial services experience, including wholesale and retail businesses.

Professional highlights:

•   Appointed Chairman of the Board of Directors of Bank of America Corporation in October 2014 and President and Chief Executive Officer in January 2010. Prior to becoming Chief Executive Officer, Mr. Moynihan ran each of the company’s operating units

•   Member (and prior Chair) of the Board of Directors of Bank Policy Institute

•   Prior Chairman of Financial Services Forum

•   Member and Chairman of the Supervisory Board of The Clearing House Association L.L.C.

•   Member of Business Roundtable

•   Chairman of the World Economic Forum’s International Business Council

•   Chairman of the Board of The Council on Competitiveness

•   Member (and prior President) of the Federal Advisory Council of the Federal Reserve Board

•   Member of Board of Fellows of Brown University; Member of Advisory Council of Smithsonian’s National Museum of African American History and Culture; Chairman of Charlotte Executive Leadership Council; Member of Massachusetts Competitive Partnership

12	BANK OF AMERICA

Proposal 1: Electing directors

Lionel L. Nowell III

Age:

66

Director since:

January 2013

Lead Independent Director Successor, Bank of America

Former Senior Vice President and Treasurer, PepsiCo, Inc.

Other U.S.-Listed

Company Boards:

Ecolab Inc.; Textron Inc.

Past Five Years:

American Electric Power Company, Inc.; British American Tobacco p.l.c.; HD Supply Holdings, Inc.; Reynolds American, Inc.

Mr. Nowell’s role as former Treasurer of PepsiCo, Inc. (Pepsi) enables him to bring his strong financial expertise and extensive global perspective in risk management and strategic planning to our Board. Through his public company board service, he has experience in governance, financial reporting, accounting of large international and regulated businesses, and board leadership. Mr. Nowell’s membership on the advisory council at a large, public university provides him with further experience with the oversight of large, complex organizations.

Professional highlights:

•   Served as Senior Vice President and Treasurer of Pepsi, a leading global food, snack, and beverage company, from 2001 to May 2009, and as Chief Financial Officer of The Pepsi Bottling Group and Controller of Pepsi

•   Served as Senior Vice President, Strategy and Business Development at RJR Nabisco, Inc. from 1998 to 1999

•   Held various senior financial roles at the Pillsbury division of Diageo plc, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice, and Häagen-Dazs divisions, and also served as Controller and Vice President of Internal Audit of the Pillsbury Company

•   Served as Lead Director of the Board of Directors of Reynolds American, Inc. from January 2017 to July 2017 and as a Board member from September 2007 to July 2017

•   Member of the Board of Directors of Ecolab Inc. and its Audit Committee and Finance Committee

•   Member of the Board of Directors of Textron Inc. and its Audit and Nominating and Governance Committees

Other leadership experience and service:

•   Dean’s Advisory Council at The Ohio State University Fisher College of Business

2021 PROXY STATEMENT	13

Proposal 1: Electing directors

Denise L. Ramos

Age:

64

Director since:

July 2019

Former Chief Executive Officer and President, ITT Inc.

Other U.S.-Listed

Company Boards:

Phillips 66; Raytheon Technologies Corporation

Past Five Years:

ITT Inc.; Praxair, Inc.;

United Technologies Corporation

Ms. Ramos’s role as former Chief Executive Officer of ITT Inc. (ITT) enables her to bring senior leadership experience to our Board. Further, with her service as Chief Financial Officer at ITT, Furniture Brands International, and the U.S. KFC division of Yum! Brands, Ms. Ramos’ background provides her with financial expertise and extensive strategic planning experience. Ms. Ramos’ public company board service provides her with experience in governance and insight into key issues facing public corporations.

Professional highlights:

•   Former Chief Executive Officer and President of ITT, a diversified manufacturer of critical components and customized technology solutions, from 2011 to 2019; Senior Vice President and Chief Financial Officer of ITT from 2007 to 2011

•   Served as Chief Financial Officer for Furniture Brands International, a former home furnishings company, from 2005 to 2007

•   Served in various roles at Yum! Brands Inc., an American fast-food company, from 2000 to 2005, including Chief Financial Officer of the U.S. Division of KFC Corporation and as Senior Vice President and Treasurer

•   Began her career at Atlantic Richfield Company, where she spent 21 years in a number of finance positions

•   Member of the Board of Directors of Phillips 66 and its Audit and Finance, Nominating and Governance, and Executive Committees, and Chair of its Public Policy and Sustainability Committee

•   Member of the Board of Directors of Raytheon Technologies Corporation and its Audit and Compensation Committees

Clayton S. Rose Age: 62 Director since: October 2018 President, Bowdoin College Other U.S.-Listed Company Boards: Past Five Years: XL Group, plc

Dr. Rose’s service as a senior executive at JPMorgan Chase & Co. and predecessor company J.P. Morgan & Co. (collectively, JPMorgan Chase), including leadership positions in investment banking, equities, securities, derivatives, and corporate finance businesses enables him to bring deep financial, international, and leadership experience to our Board, in addition to broad experience in risk management and strategy with a financial services company. Dr. Rose’s service as President of Bowdoin College and as professor at the Harvard Business School has provided him with opportunities to lead a large and complex organization and to research and analyze current issues in the financial services industry, giving him a valuable and unique perspective on our company’s businesses. Dr. Rose’s extensive financial industry board service gives him further insight into key issues facing financial institutions.

Professional highlights:

•   President of Bowdoin College, 2015 to present

•   Held various other roles in academia, including Professor of Management Practice at Harvard Business School

•   Served as Vice Chairman, headed two lines of business–Global Investment Banking and Global Equities–and was a member of JPMorgan Chase’s senior management team during his approximately 20-year tenure at JPMorgan Chase

•   Served as a member of the Boards of Directors of XL Group, plc, Federal Home Loan Mortgage Corporation (Freddie Mac), and Mercantile Bankshares Corp.

Other leadership experience and service:

•   Currently chairs the Board of Trustees for the Howard Hughes Medical Institute and chaired its Audit and Compensation Committee

•   Served on the company’s Board of Directors from 2013 to 2015

14	BANK OF AMERICA

Proposal 1: Electing directors

Michael D. White

Age:

69

Director since:

June 2016

Former Chairman, President, and Chief Executive Officer, DIRECTV

Lead Director,

Kimberly-Clark Corporation

Other U.S.-Listed

Company Boards:

Kimberly-Clark Corporation; Whirlpool Corporation

Mr. White’s roles as the former Chief Executive Officer and Chairman of the Board of Directors of DIRECTV enable him to bring his experience in technology, consumer businesses, and financial expertise to our Board. Mr. White has experience leading a large and highly regulated business. Through his position as Chief Executive Officer of PepsiCo International, Mr. White has international experience as well as broad knowledge of retail and distribution issues. Through his service on public company boards, he has board-level experience overseeing large, complex public companies in various industries, which provides him with valuable insights on the compensation practices and accounting of large, international businesses.

Professional highlights:

•   Served as Chairman, President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, from January 2010 to August 2015, and as a Director of the company from November 2009 until August 2015

•   Chief Executive Officer of PepsiCo International from February 2003 until November 2009; and served as Vice Chairman and director of PepsiCo from March 2006 to November 2009, after holding positions of increasing importance with PepsiCo since 1990

•   Served as Senior Vice President at Avon Products, Inc.

•   Served as a Management Consultant at Bain & Company and Arthur Andersen & Co.

•   Lead Director of the Board of Directors of Kimberly-Clark Corporation, Chair of its Executive Committee; Member of the Board of Directors of Whirlpool Corporation, Chair of its Audit Committee, and member of its Corporate Governance and Nominating Committee

Other leadership experience and service:

•   Member of the Boston College Board of Trustees

•   Vice Chairman of The Partnership to End Addiction and Vice-Chairman of the Mariinsky Foundation of America, which supports the Mariinsky Opera, Ballet, and Orchestra and the Academy for young singers and the young musicians’ orchestra

2021 PROXY STATEMENT	15

Proposal 1: Electing directors

Thomas D. Woods Age: 68 Director since: April 2016 Former Vice Chairman and Senior Executive Vice President of CIBC Former Chairman, Hydro One Limited

Mr. Woods’s career at Canadian Imperial Bank of Commerce (CIBC) enables him to bring his deep experience in risk management, corporate strategy, finance, and the corporate and investment banking businesses to our Board. As Senior Executive Vice President and Chief Risk Officer of CIBC during the financial crisis, Mr. Woods focused on risk management and CIBC’s risk culture. Mr. Woods chaired CIBC’s Asset Liability Committee, served as CIBC’s lead liaison with regulators, and was an active member of CIBC’s business strategy group.

Professional highlights:

•   Served as Vice Chairman and Senior Executive Vice President of CIBC, a leading Canada-based global financial institution, from July 2013 until his retirement in December 2014

•   Served as Senior Executive Vice President and Chief Risk Officer of CIBC from 2008 to July 2013, and Senior Executive Vice President and Chief Financial Officer of CIBC from 2000 to 2008

•   Employed at Wood Gundy, a CIBC predecessor firm, starting in 1977; served in various senior leadership positions, including as Controller of CIBC, as Chief Financial Officer of CIBC World Markets (CIBC’s investment banking division), and as the Head of CIBC’s Canadian Corporate Banking division

•   Member of the Board of Directors of MLI, chair of its Risk Committee, and member of its Governance Committee

Other leadership experience and service:

•   Currently serves as a member of the Board of Directors of Alberta Investment Management Corporation, a Canadian institutional investment fund manager, and on the investment advisory committee of Cordiant Capital Inc., a fund manager specializing in emerging markets

•   Served as Chair of the Board of Directors of Hydro One Limited, an electricity transmission and distribution company serving the Canadian province of Ontario, and publicly traded and listed on the Toronto Stock Exchange, from August 2018 to July 2019

•   Former member of the Board of Directors of Jarislowsky Fraser Limited, a global investment management firm, from 2016 to 2018, former member of the Boards of Directors of DBRS Limited and DBRS, Inc., an international credit rating agency, from 2015 to 2016, and former member of the Board of Directors of TMX Group Inc., a Canada-based financial services company, from 2012 to 2014

•   Currently serves on the board of advisors of the University of Toronto’s Department of Mechanical and Industrial Engineering

R. David Yost

Age:

73

Director since:

August 2012

Former Chief Executive Officer, AmerisourceBergen

Other U.S.-Listed

Company Boards:

Johnson Controls International plc; Marsh & McLennan Companies, Inc.

Mr. Yost’s roles as the former Chief Executive Officer of AmerisourceBergen Corporation (AmerisourceBergen) and its predecessor company enable him to bring his broad experience in strategic planning, risk management, and operational risk to our Board. In addition, Mr. Yost has experience leading a large, complex business. Through his service on public company boards, he has board-level experience overseeing large, complex public companies in various industries, which provides him with valuable insights on corporate governance and risk management.

Professional highlights:

•   Served as Chief Executive Officer of AmerisourceBergen, a pharmaceutical services company providing drug distribution and related services to healthcare providers and pharmaceutical manufacturers, from 2001 until his retirement in July 2011, and as President from 2001 to 2002 and again from September 2007 to November 2010

•   Held various positions at AmerisourceBergen and its predecessor companies during a nearly 40-year career, including Chief Executive Officer from 1997 to 2001 and Chairman from 2000 to 2001 of Amerisource Health Corporation

•   Member of the Board of Directors of Johnson Controls International plc and its Audit Committee since March 2021; prior to March 2021, its Nomination and Governance Committee

•   Member of the Board of Directors of Marsh & McLennan Companies, Inc., and its Compensation Committee, Directors and Governance Committee, and Finance Committee

16	BANK OF AMERICA

Proposal 1: Electing directors

Maria T. Zuber Age: 62 Director since: December 2017 Vice President for Research and E. A. Griswold Professor of Geophysics, MIT Other U.S.-Listed Company Boards: Textron Inc.

In her role as Vice President for Research at Massachusetts Institute of Technology (MIT), Dr. Zuber oversees multiple laboratories and research centers and is also responsible for intellectual property and research integrity and compliance, as well as research relationships with the federal government. Dr. Zuber’s role as Senior Research Scientist and experiences in leadership roles on nine space exploratory missions with the National Aeronautics and Space Administration (NASA) enable her to bring a breadth of risk management, geopolitical insights, and strategic planning expertise to our Board.

Professional highlights:

•   Vice President for Research at MIT, a leading research institution, since 2013, where she oversees MIT Lincoln Laboratory and more than a dozen interdisciplinary research laboratories and centers and leads MIT’s Climate Action Plan

•   Served in a number of positions at NASA, including as a Geophysicist from 1986 to 1992, a Senior Research Scientist from 1993 to 2010, and as Principal Investigator of the Gravity Recovery and Interior Laboratory (GRAIL) mission from 2008 to 2017, which was designed to create the most accurate gravitational map of the moon to date and give scientists insight into the moon’s internal structure, composition, and evolution, and held leadership roles associated with scientific experiments or instrumentation on ten NASA missions

•   Served as a Professor at MIT since 1995, and was Head of the Earth, Atmospheric, and Planetary Sciences Department from 2003 to 2011

•   Member of the Board of Directors of Textron Inc. and its Nominating and Corporate Governance, and Organization and Compensation Committees

Other leadership experience and service:

•   Appointed by President Biden in 2021 as Co-Chair of the President’s Council of Advisors on Science and Technology

•   Appointed by President Obama in 2013 and reappointed by President Trump in 2018 to the National Science Board, a 25-member panel that serves as the governing board of the National Science Foundation and as advisors to the President and Congress on policy matters relating to science and engineering; served as Board Chair from 2016 to 2018

•   Co-Chair of the National Academies of Science, Engineering and Medicine’s National Science, Technology and Security Roundtable

•   Chair of NASA’s Mars Sample Return Mission Standing Review Board

•   Board of Directors and Executive Committee of The Massachusetts Green High Performance Computing Center, a joint venture by Massachusetts universities, which provides infrastructure for computationally intensive research

•   Board of Trustees of Brown University

Communicating with our Board

Shareholders and other parties may communicate with our Board, any director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Depending on the nature of the communication, the correspondence either will be forwarded to the director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any director or committee of our Board.

Any shareholder who wishes to recommend a director candidate for consideration by our Corporate Governance, ESG, and Sustainability Committee must submit a written recommendation to our Corporate Secretary. For our 2022 annual meeting of shareholders, the Committee will consider recommendations received by October 15, 2021. The recommendation must include the information set forth in our Corporate Governance Guidelines. See page 29 for information on how to obtain a copy of our Corporate Governance Guidelines.

Communications should be addressed to our Corporate Secretary at Bank of America Corporation, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-56-06, Charlotte, North Carolina 28255. For further information, refer to the “Contact the Board of Directors” section under the heading “Corporate Governance—Officers and Directors” on our website at http://investor.bankofamerica.com.

2021 PROXY STATEMENT	17

Corporate Governance

Corporate Governance

Our Board of Directors

Our Board and its committees oversee:

•	Management’s development and implementation of a multi-year strategic business plan and an annual financial operating plan, and our progress meeting these strategic and financial plans

•

Management’s identification, measurement, monitoring, and control of our company’s material risks, including operational (including conduct, model, and cyber risks), credit, market, liquidity, compliance, strategic, and reputational risks

•	Our company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business

•	Our corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements

•	Our company’s establishment, maintenance, and administration of appropriately designed compensation programs and plans

Our Board and its committees are also responsible for:

•	Reviewing, monitoring, and approving succession plans for our Board’s Chairman and Lead Independent Director, and for our CEO and other key executives to promote senior management continuity

•	Conducting an annual, formal self-evaluation of our Board and its committees

•	Identifying and evaluating director candidates, and nominating qualified individuals for election to serve on our Board

•	Reviewing our CEO’s performance and approving the total annual compensation for our CEO and other executive officers

•

Reviewing our environmental, social, and governance (ESG) initiatives, including our human capital management policies and practices and climate risk that can lead to operational and reputational risks as well as credit risk

•	Overseeing and participating in our shareholder engagement activities to ascertain perspectives and topics of interest from our shareholders

Director independence

The New York Stock Exchange (NYSE) listing standards require a majority of our directors and each member of our Audit Committee, Compensation and Human Capital Committee, and Corporate Governance, ESG, and Sustainability Committee to be independent. The Federal Reserve Board’s Enhanced Prudential Standards require the chair of our Enterprise Risk Committee to be independent. In addition, our Corporate Governance Guidelines require a substantial majority of our directors to be independent. Our Board has adopted Director Independence Categorical Standards (Categorical Standards), published on our website at http://investor.bankofamerica.com, to assist it in determining each director’s independence. Our Board considers directors or director nominees “independent” if they meet the criteria for independence in both the NYSE listing standards and our Categorical Standards.

In early 2020, our Board, in coordination with our Corporate Governance, ESG, and Sustainability Committee, evaluated the relevant relationships between each director or director nominee (and his or her immediate family members and affiliates) and Bank of America Corporation and its subsidiaries and affirmatively determined that all of our directors and director nominees are independent, except for Mr. Moynihan due to his employment by our company. Specifically, the following directors and director nominees are independent under the NYSE listing standards and our Categorical Standards: Ms. Allen, Ms. Bies, Mr. Bovender, Mr. Bramble, Mr. de Weck, Mr. Donald, Ms. Hudson, Ms. Lozano, Mr. May, Mr. Nowell, Ms. Ramos, Dr. Rose, Mr. White, Mr. Woods, Mr. Yost, and Dr. Zuber.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years and those applicable transactions reported under “Related person and certain other transactions” on page 42, and determined that none of the relationships for the directors and director nominees set forth above constituted a material relationship between the director or director nominee and our company:

•

Our company or its subsidiaries provided ordinary course financial products and services to all of our directors and director nominees, some of their immediate family members, and entities affiliated with some of them or their immediate family members (Mr. de Weck, Mr. Donald, and Dr. Rose). In each case, the fees we received for these products and services were below the thresholds of the NYSE listing standards and our Categorical Standards, and, where applicable, were less than 2% of the consolidated gross annual revenues of our company and of the other entity.

•

Our company or its subsidiaries purchased products or services in the ordinary course from entities where some of our directors and director nominees are executive officers or employees or their immediate family members serve or served in the past three years as executive officers (Mr. Donald, Dr. Rose, and Mr. Woods). In each case, the fees paid to each of these entities were below the thresholds of the NYSE listing standards and our Categorical Standards.

18	BANK OF AMERICA

Corporate Governance

Independent board leadership

Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the active, objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our shareholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, including our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board leadership structure

Our Board’s optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of shareholders and other stakeholders. In accordance with a 2014 amendment to our Bylaws, which our shareholders ratified at a special meeting in 2015, our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board. Our shareholders reaffirmed their support for allowing this flexibility by voting against shareholder proposals seeking Bylaw amendments requiring an independent Chairman at each of our 2017 and 2018 annual meetings of shareholders. At least annually, our Board, in coordination with our Corporate Governance, ESG, and Sustainability Committee, deliberates on and discusses the appropriate Board leadership structure, including the considerations described above.

Under our Board’s current leadership structure, we have a Chairman and a Lead Independent Director. Our Lead Independent Director is empowered with, and exercises, robust, well-defined duties. Our Board is composed of experienced and committed independent directors (with all non-management nominees being independent). Our Board committees have objective, experienced chairs and members. All our directors are required to stand for election annually. Our Board, under leadership of the Lead Independent Director, is committed to engaging with shareholders and other stakeholders. Our Board believes that these factors, taken together, provide for objective, independent Board leadership, effective engagement with and oversight of management, and a voice that is independent from management and accountable to shareholders and other stakeholders.

Our Lead Independent Director, together with the other independent directors, exemplifies objective independent Board leadership, and effectively engages and oversees management. The Lead Independent Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our long-term strategy and our Responsible Growth. The independent directors provide objective oversight of management, review the CEO’s performance and approve CEO compensation, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our shareholders by overseeing management’s work to create long-term value.

Our Board, through its annual assessment, with input from shareholders, believes that the existing structure continues to be the optimal leadership framework at this time. As a highly regulated global financial services company, we and our shareholders benefit from an executive Chairman with deep experience and leadership in and knowledge of the financial services industry, our company, its businesses, and our focus on Responsible Growth. We and our shareholders also benefit from a Lead Independent Director who is empowered and exercises robust, well-defined duties (see next page for a list of the duties); who is highly engaged and holds regular meetings with our primary regulators, our independent directors, and our CEO and other management members, and plays a leading role in our shareholder engagement process (see page 30).

Highly engaged Lead Independent Director
The formalized list of duties of the Lead Independent Director does not fully capture the active role of our Board’s independent leader. Among other things, our Lead Independent Director:

•  Holds bi-monthly calls with our primary bank regulators to discuss any issues of concern

•  Regularly speaks with our CEO and holds calls at least monthly to discuss Board meeting agendas and discussion topics, schedules, and other Board governance matters

•  Attends meetings of all of the Board committees

•  Speaks with each Board member at least quarterly to receive input on Board agendas, Board effectiveness, Board planning matters, and other related topics of management oversight

•  Meets at least quarterly with management members, including: the Chief Administrative Officer; Chief Financial Officer; Chief Risk Officer; Chief Human Resources Officer; and Global Compliance, Operational Risk, Reputational Risk and Control Function Risk Executive

•  Plays a leading role in our shareholder engagement process, representing our Board and independent directors in investor meetings.

Board leadership succession planning

Our Corporate Governance Guidelines include an emergency succession plan for our Lead Independent Director and Board Chairman that provides for an orderly, interim succession process in the event of extraordinary circumstances. In addition, our Corporate Governance, ESG, and Sustainability Committee has a process for implementing an orderly independent director leadership transition for our Lead Independent Director. Our Corporate Governance Guidelines provide that an individual who would be age 75 at the time of election shall not be nominated for initial election to the Board, provided that the Board may approve the nomination for reelection of a director who would be age 75 at the time of election, if, in light of all the circumstances, the Board determines that it is in the best interests of the Corporation and its shareholders.

2021 PROXY STATEMENT	19

Corporate Governance

Our Lead Independent Director, Mr. Bovender has reached the retirement age of 75, and will retire from the Board at the upcoming annual meeting. In anticipation of his retirement and to assure an orderly transition for the Lead Independent Director role, our Corporate Governance, ESG, and Sustainability Committee devoted considerable time and attention to succession planning. Starting in 2019 and at each Committee meeting through September 2020, the Committee reviewed, planned for, and executed on an appropriate and well-considered Lead Independent Director succession plan. The Committee regularly apprised the Board of its deliberations and planning.

During the planning process and as a part of its deliberations, the Committee considered feedback received through the Board’s formal self-evaluations and a number of factors the Committee deemed relevant to recommending a successor, including key skills and competencies of the Lead Independent Director position, professional and personal attributes it determined to be necessary to successfully serve in the role, and the time necessary to discharge the duties of a Lead Independent Director. Our Lead Independent Director, Mr. Bovender, and the chair of the Committee, Mr. May, met with each independent director individually to discuss the key skills and competencies of the Lead Independent Director position, and potential successors to Mr. Bovender. These conversations were reviewed with the Committee and the Board.

Following the Committee’s review of potential candidates and due deliberation, the Committee recommended that the Board appoint Mr. Nowell to succeed Mr. Bovender as Lead Independent Director upon Mr. Bovender’s retirement; the Board approved Mr. Nowell’s appointment at its meeting in September 2020.

A thoughtful transition plan is in place for Mr. Nowell, and he has been working closely with Mr. Bovender to assist in the transition. For example, since Mr. Nowell’s appointment as the Lead Independent Director successor, he regularly meets with our CEO and key regulators, and is joining Mr. Bovender in his quarterly calls with independent directors as well as the company’s shareholder engagement meetings. He is expected to meet with additional key shareholders prior to the 2021 annual meeting. Mr. Nowell’s term as Lead Independent Director will commence upon his re-election to the Board by shareholders at the 2021 annual meeting.

Well-defined duties of our Lead Independent Director

Board leadership

•  Presiding at all meetings of our Board at which the Chairman is not present, including at executive sessions of the independent directors

•  Calling meetings of the independent directors, as appropriate

•  If our CEO is also Chairman, providing Board leadership if the CEO/Chairman’s role may be (or may be perceived to be) in conflict Board focus

Board focus

•  Board focus: In consultation with our Board and executive management, providing that our Board focuses on key issues and tasks facing our company, and on topics of interest to our Board

•  Corporate governance: Assisting our Board, our Corporate Governance, ESG, and Sustainability Committee, and management in complying with our Corporate Governance Guidelines and promoting corporate governance best practices

•  CEO performance review and succession planning: Working with our Corporate Governance, ESG, and Sustainability Committee, our Compensation and Human Capital Committee, and members of our Board, contributing to the annual performance review of the CEO and participating in CEO succession planning

Board meetings

•  In coordination with the CEO and the other members of our Board, planning, reviewing, and approving meeting agendas for our Board

•  In coordination with the CEO and the other members of our Board, approving meeting schedules to provide for sufficient time for discussion of all agenda items

•  Advising the CEO of the information needs of our Board and approving information sent to our Board

•  Developing topics of discussion for executive sessions of our Board

Board culture

•  Serving as a liaison between the CEO and the independent directors

•  Establishing a close relationship and trust with the CEO, providing support, advice, and feedback from our Board while respecting executive responsibility

•  Acting as a “sounding board” and advisor to the CEO

Board performance and development

•  Board performance: Together with the CEO and the other members of our Board, promoting the efficient and effective performance and functioning of our Board

•  Board evaluation: Consulting with our Corporate Governance, ESG, and Sustainability Committee on our Board’s annual self-evaluation

•  Director development: Providing guidance on the ongoing development of directors

•  Director assessment/nomination: With our Corporate Governance, ESG, and Sustainability Committee and the CEO, consulting in the identification and evaluation of director candidates’ qualifications (including candidates recommended by directors, management, third-party search firms, and shareholders) and consulting on committee membership and committee chairs

Shareholders and other stakeholders

•  Being available for consultation and direct communication, to the extent requested by major shareholders

•  Having regular communication with primary bank regulators (with or without management present) to discuss the appropriateness of our Board’s oversight of management and our company

20	BANK OF AMERICA

Corporate Governance

Board evaluation

Determine format

The formal self-evaluation may be in the form of written or oral questionnaires administered by Board members, management, or third parties. Each year, our Corporate Governance, ESG, and Sustainability Committee discusses and considers the appropriate approach, and approves the form of the evaluation.

Conduct evaluation

Members of our Board and each of our Board committees participate in the formal evaluation process, responding to questions designed to elicit information to be used in improving Board and committee effectiveness.

Review feedback in executive sessions

Director feedback solicited from the formal self-evaluation process is discussed during Board and committee executive sessions and, where appropriate, addressed with management

Respond to director input

In response to feedback from the multi-faceted evaluation process, our Board and committees work with management to take concrete steps to improve policies, processes, and procedures to further Board and committee effectiveness.

One-on-one discussions with the Lead Independent Director

In addition to the formal annual Board and committee evaluation process, our Lead Independent Director speaks with each Board member at least quarterly, and receives input regarding Board and committee practices and management oversight. Throughout the year, committee members also have the opportunity to provide input directly to committee chairs or to management.

Our Board and our Board Committees continuously evaluate their own effectiveness throughout the year. The evaluation is a multi-faceted process that includes quarterly one-on-one discussions with our Lead Independent Director, individual director input on Board and committee meeting topical agenda subjects, executive sessions without management present, periodic input to our CEO and senior management on topical agendas and enhancements to Board and committee effectiveness, and an annual formal self-evaluation developed and administered under the direction of the Corporate Governance, ESG, and Sustainability Committee.

Formal self-evaluation

Information from research commissioned by the Board on the characteristics of highly effective and efficient boards identified five key areas where the research suggested high functioning boards and committees excelled: board and committee composition; board culture; board and committee focus; board process; and information resources.

Composition. Through the self-evaluation process, our Board identifies qualities, relevant skills, and experience of potential director candidates that are consistent with the company’s current strategy, allow the Board to effectively perform its risk oversight responsibilities, and that would add to the Board’s diversity.

Board culture. Our Board considers its role in setting the standard for the company’s culture and values by forging a collegial and collaborative dynamic that values independent judgment and emphasizes accountability. As part of this review, directors evaluate how they interact among themselves, and with management, including the importance of challenging and holding management accountable, and their relationships with investors.

Focus. Our Board and committees consider their critical oversight responsibilities, including strategy, risk, and ESG, and succession planning for the Board and the Lead Independent Director. Our Board and committees continuously reassess their focus and regularly engage in dialogue and solicit feedback from management, shareholders, and other stakeholders and receive third-party perspectives on the competitive environment, opportunities for growth, macroeconomic trends, geopolitics, and cyber and information security.

Process. As part of the self-evaluation process, directors review overall Board and committee structure, quality of meeting materials and presentations, agenda topics, and other meeting processes. Each of our directors meets with management and with our Lead Independent Director through a combination of executive sessions, smaller group sessions, and one-on-one meetings. Directors are focused on Board and committee meeting structure so as to allow ample time for discussion, debate, and in-depth review of key topics and trends.

Information and resources. Through the self-evaluation process, our Board and committees evaluate the materials, education, and training opportunities they receive both from management and outside advisors and experts. Our directors continue to highlight the need for clear, comprehensive, and concise information to effectively support their oversight responsibilities. In particular, directors have highlighted the importance of well-organized, streamlined, and accessible materials that identify key issues in a timely manner.

Our Corporate Governance, ESG, and Sustainability Committee developed the formal 2020 self- evaluation to solicit director feedback on these key areas, the results of which are shared with management as appropriate. The Committee also considered industry trends, practices of our peers, feedback from shareholders, and regulatory developments. For the formal 2020 self- evaluation, the Committee solicited directors’ views on actions taken in response to the prior year’s evaluation, and input on additional topics relating to the health crisis and the remote operating environment, and feedback from the shareholder engagement discussions. As part of its ongoing review of Board and committee composition, the Committee also continued to seek input on the Board’s director succession planning process, including Lead Independent Director successor planning.

2021 PROXY STATEMENT	21

Corporate Governance

Enhancements made in response to formal Board self-evaluations

In response to feedback solicited from our Board and committees in 2020, we continue to:

•	Adapt meeting structure and cadence in response to the pandemic operating environment through use of virtual meetings and more frequent meetings as needed

•	Streamline meeting materials to better highlight important information, while maintaining completeness, and providing timely updates, as needed

•	Provide opportunities for our Board to interact with employees throughout the organization, both formally and informally even in the current pandemic operating environment

•	Support directors’ discussion and decision making on Board leadership succession planning and committee membership, including a focus on future needs

•	Refine meeting structure to allow sufficient time during Board and committee meetings for discussion, debate, in-depth reviews, and executive sessions

•

Enhance presentations for Board and committee meetings so that they complement and add insight beyond written meeting materials while leaving ample time for question and answer sessions and other discussion

•

Enhance discussion about areas of emerging risk at Board and Enterprise Risk Committee meetings, including deep dives on key topics and elevated risks arising from the COVID-19 pandemic and resulting operating environment, and add to the ongoing review of and information on cybersecurity risk oversight

•	Add to the range of information on ESG and human capital management-related topics at the Board and committee level, including regular updates on implementation of the company’s ESG commitments

•	Provide opportunities for one-on-one discussions between directors and management on critical issues and continued opportunities for dialogue at our annual Board strategic planning session

•	Provide educational opportunities during regularly scheduled meetings and through access to third-party programs, with an emphasis on topics requested by directors and current events and trends

•

Provide third-party perspectives on the company, peers, industry, and economy, and shareholder and stakeholder feedback in Board and committee materials and presentations and through additional resources

Director education

Our director education is vital to the ability of directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and our company reimburses directors for their expenses associated with this participation. Our directors also attend forums and conferences convened by our primary banking regulators. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings, and as stand-alone information sessions outside of meetings. Among other topics, during 2020, our Board heard from our primary banking regulators, global management advisors, an infectious disease expert, and from management on numerous subjects, including current geopolitical events, cybersecurity, digital banking, human capital management, including diversity and inclusion, and the COVID-19 pandemic and many related considerations.

All new directors also participate in our director orientation program during their first six months on our Board. New directors have a series of meetings over time with management representatives from all of our business and staff areas to review and discuss, with increasing detail, information about our company, industry, and regulatory framework. Based on input from our directors, we believe this gradual on-boarding approach over the first six months of Board service, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board and in committees.

CEO and senior management succession planning

Our Board oversees CEO and senior management succession planning, which is formally reviewed at least annually; two such planning sessions were held in 2020. Our CEO and our Chief Human Resources Officer provide our Board with recommendations and evaluations of potential CEO successors, and review their development progress. Our Board reviews potential internal senior management candidates with our CEO and our Chief Human Resources Officer, including the qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience. In 2020, the Board also reviewed our strategies for enhancing representation of, and professional development for, our diverse teammates for each of our eight lines of business and each of our staff areas, including information about representation at management levels.

Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.

22	BANK OF AMERICA

Corporate Governance

Board meetings and attendance

Directors are expected to attend our annual meetings of shareholders and our Board and committee meetings. Each of our incumbent directors attended at least 75% of the aggregate meetings of our Board and the committees on which they served during 2020. In addition all of the directors serving on our Board at the time of our 2020 annual meeting attended the meeting (which was held virtually) on a remote basis.

Our independent directors meet privately in executive session on a regular basis without our Chairman and CEO or other members of management present, and held 19 such executive sessions in connection with Board meetings in 2020. Our Lead Independent Director leads these Board executive sessions.

Number of Board and committee meetings held in 2020

In 2020, in response to the global health crisis, the full Board met on average, more than twice each month, holding a total of 28 meetings—one-third more than 2019. In addition, the Board met with management during five information sessions.

During 2020, the Board and its committees received regular meeting communications and frequent additional communications in between meetings from management. Among other topics, these memos covered the health crisis and our response—ranging from human capital management, global operations, and business continuity—our capital and liquidity, our commitment to economic opportunities and racial equity, and our risk management.

Committees and membership

Our Board has four committees. Charters describing the responsibilities of each of the Audit Committee, Compensation and Human Capital Committee, Corporate Governance, ESG, and Sustainability Committee, and Enterprise Risk Committee can be found at http://investor.bankofamerica.com, and their membership is set forth on page 24.

Our Board committees regularly make recommendations and report on their activities to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board, in considering the recommendations of our Corporate Governance, ESG, and Sustainability Committee, reviews our committee charters and committee membership at least annually. The duties of our committees are summarized below:

2021 PROXY STATEMENT	23

Corporate Governance

	Audit Committee	No. of meetings in 2020: 14

Members	Key responsibilities
Sharon L. Allen (Chair) Arnold W. Donald Lionel L. Nowell III Denise L. Ramos Clayton S. Rose Michael D. White R. David Yost

•  Oversees qualifications, performance, and independence of our company’s independent registered public accounting firm

•  Oversees performance of our company’s corporate audit function

•  Oversees integrity of our company’s consolidated financial statements’ preparation

•  Oversees our compliance with legal and regulatory requirements

•  Makes inquiries of management or of the Chief Audit Executive to assess the scope and resources necessary for the corporate audit function to execute its responsibilities

Independence / qualifications

•  All Committee members are independent under the NYSE listing standards and our Categorical Standards and the heightened independence requirements applicable to audit committee members under SEC rules

•  All Committee members are financially literate in accordance with NYSE listing standards and qualify as audit committee financial experts under SEC rules

	Compensation and Human Capital Committee	No. of meetings in 2020: 7

Members	Key responsibilities
Monica C. Lozano (Chair) Pierre J.P. de Weck Arnold W. Donald Linda P. Hudson Denise L. Ramos Clayton S. Rose Michael D. White R. David Yost

•  Oversees establishing, maintaining, and administering our compensation programs and employee benefit plans

•  Oversees the qualifications, performance, and independence of the Committee’s independent compensation consultant

•  Approves and recommends our CEO’s compensation to the Board for further approval by all independent directors, and reviews and approves all of our other executive officers’ compensation

•  Recommends director compensation for Board approval

•  Reviews our human capital management practices

Independence / qualifications

•  All Committee members are independent under the NYSE listing standards and our Categorical Standards and the independence requirements applicable to compensation committee members under NYSE rules and the heightened independence requirements (similar to those applicable to Audit Committee members) under SEC rules

	Corporate Governance, ESG, and Sustainability Committee	No. of meetings in 2020: 8

Members	Key responsibilities
Thomas J. May (Chair) Sharon L. Allen Susan S. Bies Frank P. Bramble, Sr. Lionel L. Nowell III Thomas D. Woods Maria T. Zuber

•  Oversees the Board’s governance processes

•  Identifies and reviews the qualifications of potential Board members; recommends nominees for election to the Board

•  Leads the Board in Board and committee succession planning

•  Leads the Board and its committees in their formal annual self-evaluations

•  Reviews and reports to the Board on our ESG activities

•  Reviews and assesses shareholder input and our shareholder engagement process

Independence / qualifications

•  All Committee members are independent under the NYSE listing standards and our Categorical Standards

	Enterprise Risk Committee	No. of meetings in 2020: 14

Members	Key responsibilities
Frank P. Bramble, Sr. (Chair) Susan S. Bies Pierre J.P. de Weck Linda P. Hudson Monica C. Lozano Thomas J. May Thomas D. Woods Maria T. Zuber

•  Oversees our company’s overall Risk Framework, risk appetite, and management of key risks

•  Approves the Risk Framework and Risk Appetite Statement and further recommends each to the Board for approval

•  Oversees management’s alignment of our company’s risk profile to our strategic and financial plans

•  Oversees management’s progress in developing our company’s Comprehensive Capital Analysis and Review submission to the Federal Reserve Board, and reviews and recommends our company’s Capital Plan to the Board for approval

•  Reviews and recommends our company’s Resolution and Recovery Plans to the Board for approval

Independence / qualifications

•  All Committee members are independent under the NYSE listing standards and our Categorical Standards

•  All Committee members satisfy the risk expertise requirements for directors of a risk committee under the Federal Reserve Board’s Enhanced Prudential Standards

24	BANK OF AMERICA

Corporate Governance

Board oversight of risk

At Bank of America, we are guided by a common purpose to make financial lives better by connecting those we serve with the resources they need to be successful. Our purpose and values form the foundation of our culture—a culture that is rooted in accountability, disciplined risk management, and delivering together as a team to better serve our clients, strengthen our communities, and deliver value to our shareholders. This all comes together as an engine for sustainable Responsible Growth. Our culture comes from how we run the company every day, by acting responsibly and managing risk well, which includes our commitments to ethical behavior, acting with integrity, and complying with laws, rules, regulations, and policies that reinforce such behavior. Managing risk is central to everything we do. Our success relies on the intellectual curiosity and sound judgment of every employee across the company.

Conduct and culture

Our Board and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business. Our Board and its committees do this in a number of ways, including by:

•	prioritizing the importance of the character, integrity, and qualifications of each individual member, and the overall Board and committee leadership structures and composition;

•	overseeing management’s identification, measurement, monitoring, and control of our material risks, including compliance risk and conduct risk;

•	regularly requesting and receiving briefings from senior management on matters relating to compliance and business conduct risk;

•	holding management accountable for the timely escalation of issues for review with the Board and its committees; and

•	overseeing our incentive plan design and governance processes to provide for an appropriate balance of risk and compensation outcomes

Our risk governance documents

Risk is inherent in all of our business activities. One of our tenets of Responsible Growth is: “we must grow within our risk framework.” We execute on that strategy through our commitment to responsible and rigorous risk management and through a comprehensive approach with a defined Risk Framework and a well-articulated Risk Appetite Statement. The Risk Framework and Risk Appetite Statement are regularly reviewed with an eye towards enhancements and improvements. The Risk Framework sets forth clear roles, responsibilities, and accountability for the management of risk and describes how our Board oversees the establishment of our risk appetite, including both quantitative limits and qualitative statements and objectives for our activities. This framework of objective, independent Board oversight and management’s robust risk management better enables us to serve our customers, deliver long-term value for our shareholders, and achieve our strategic objectives.

Our Risk Framework serves as the foundation for consistent and effective risk management. It outlines the seven types of risk that our company faces—strategic risk, credit risk, market risk, liquidity risk, operational risk (including model, conduct, and cyber risk), compliance risk, and reputational risk—and addresses climate risk and legal risk. It describes components of our risk management approach, including our culture of managing risk well, risk appetite, and risk management processes, with a focus on the role of all employees in managing risk. It also outlines our risk management governance structure, including the roles of our Board, management, lines of business, independent risk management, and corporate audit within the governance structure.

Our Risk Appetite Statement defines the aggregate levels and types of risk our Board and management believe appropriate to achieve our company’s strategic objectives and business plans.

2021 PROXY STATEMENT	25

Corporate Governance

Our risk governance structure

Board of Directors

Our **Board** provides objective, independent oversight of risk and:

- **Receives regular updates from our Audit Committee and Enterprise Risk Committee,** providing our Board with integrated, thorough insight about how our company manages risk
- **Receives regular risk reporting from management** including a report that addresses and provides updates on key and emerging risks
- **Regularly holds stand-alone sessions at Board meetings** to discuss the risks that are considered prevailing or urgent, including those identified in management's report on key risks
- **Oversees senior management's development of our Risk Framework** our Risk Appetite Statement, and our capital, strategic, and financial operating plans
- **Oversees directly and through committees our financial performance, execution against capital, strategic, and financial operating plans** compliance with risk appetite parameters, and the adequacy of internal controls, each of which our management monitors
- **Approves our Risk Framework and Risk Appetite Statement annually**

Enterprise Risk Committee

Our **Enterprise Risk Committee** has primary committee responsibility for overseeing the Risk Framework, our overall risk appetite, and material risks facing our company. The Committee regularly receives updates from management on risk-related matters and risk reporting from management, including a report that addresses and provides updates on key and emerging risks. The Committee also oversees senior management's development of our Risk Framework and Risk Appetite Statement, and management's alignment of our risk profile to our capital, strategic and operating plans. In addition, our Enterprise Risk Committee approves our Risk Framework and Risk Appetite Statement on an annual basis and recommends them to the Board for approval.

Audit Committee

Our **Audit Committee** provides additional risk management oversight for compliance risk, and regularly receives updates from management on compliance risk-related matters.

Compensation & Human Capital Committee

Our **Compensation and Human Capital Committee** oversees the development of our compensation policies and practices, which are designed to balance risk and reward in a way that does not encourage unnecessary or excessive risk-taking by our employees.

Our directors bring relevant risk management oversight experience; see “Our director nominees” on page 5. Our Chief Risk Officer, the company’s senior-most risk manager, reports jointly to the CEO and Enterprise Risk Committee, and participates in Board and Enterprise Risk Committee meetings. This governance structure is designed to complement our Board’s commitment to maintaining an objective, independent Board and committee leadership structure, and to fostering integrity over risk management throughout our company and further demonstrates our commitment to a strong culture of compliance, governance, and ethical conduct.

We believe our holistic, ongoing Board and committee risk oversight process provides the foundation for consistent and effective management of risks facing our company and demonstrates our commitment to a culture of rigorous risk management and compliance. Details of our company’s risk management policies and practices are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report.

Board oversight of cybersecurity and information security risk

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees. As a part of its objective, independent oversight of the key risks facing our company, the Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk.

The Board oversees management’s approach to staffing, policies, processes, and practices sufficient to effectively gauge and address cybersecurity and information security risk. Our Board and Enterprise Risk Committee each receive regular presentations and reports throughout the year on cybersecurity and information security risk. These presentations and reports address a broad range of topics, including updates on technology trends, regulatory developments, legal issues, policies and practices, the threat environment and vulnerability assessments, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. At least twice each year, the Board discusses cybersecurity and information security risks with our Chief Operations and Technology Officer and our Chief Information Security Officer.

26	BANK OF AMERICA

Corporate Governance

The Board receives prompt and timely information from management on any cybersecurity or information security incident that may pose significant risk to our company and continues to receive regular reports on the incident until its conclusion.

Additionally, our Board receives timely reports from management on key developments and incidents across our industry, as well as specific information about peers and vendors.

Our Enterprise Risk Committee also annually reviews and approves our Global Information Security Program and our Information Security Policy, which establish administrative, technical, and physical safeguards designed to protect the security, confidentiality, and integrity of customer information in accordance with the Gramm-Leach-Bliley Act and the interagency guidelines issued thereunder, and applicable law globally. Our Enterprise Risk Committee’s charter makes explicit that the Committee is responsible for reviewing cybersecurity and information security risk and the steps taken by management to understand and mitigate such risk.

Cybersecurity governance highlights

•	Comprehensive reporting to our Board and Enterprise Risk Committees (both scheduled and real-time) in response to key developments.

•	Multi-format reporting approach, with presentations to Board as well as memoranda addressing key issues.

•	Cross-functional approach to addressing cybersecurity risk, with Global Technology & Operations, Risk, Legal, and Corporate Audit functions presenting on key topics.

•	Global presence, with employees and 24/7 cyber threat operations centers around the world.

•	Collaborative approach, working with a wide range of key stakeholders to manage risk, and share and respond to intelligence.

Under the Board’s oversight, management works closely with key stakeholders, including regulators, government agencies, peer institutions, and industry groups, and develops and invests in talent and innovative technology in order to manage cybersecurity and information security risk. Our company has information security employees across the globe, enabling us to monitor and promptly respond to threats and incidents, maintain oversight of third-parties, innovate and adopt new technologies, as appropriate, and drive industry efforts to address shared cybersecurity risks. All employees, contractors, and those with access to our company’s systems receive comprehensive education on responsible information security, data security, and cybersecurity practices and how to protect data against cyber threats through our Security Awareness For Everyone program.

Compensation governance and risk management

Key practices in compensation governance and risk management

•	The independent members of the Board approve CEO compensation, and the Compensation and Human Capital Committee approves compensation for all other executive officers.

•	The Enterprise Risk Committee and Audit Committee further review and approve compensation for the Chief Risk Officer and Chief Audit Executive, respectively.

•

Independent control functions—including Corporate Audit, Risk and Compliance, Finance, Human Resources, and Legal—provide direct feedback to the Compensation and Human Capital Committee on executive officer performance and the pay-for-performance process.

•	Our incentive plan design and governance processes appropriately balance risks with compensation outcomes.

•	Senior management and independent control functions, including risk, annually review and certify our incentive plans.

Compensation governance

Our Compensation and Human Capital Committee follows procedures intended to promote strong governance of our pay-for-performance philosophy. The Committee regularly reviews: (i) company performance; (ii) our executive compensation strategy, approach, trends, and regulatory developments; and (iii) other related topics, as appropriate. Each year, the Committee reviews, and makes available to our Board, an executive compensation statement, or “tally sheet,” for each executive officer. The tally sheets reflect each executive officer’s total compensation, including base salary, cash and equity-based incentive awards, the value of prior restricted stock unit awards (including the status of achieving any performance goals), qualified and nonqualified retirement and deferred compensation benefit accruals, and the incremental cost to our company of the executive’s perquisites. The Committee uses this information to evaluate all elements of compensation and benefits provided to an executive officer.

Annually, the Committee reviews with our Board its compensation decisions (including cash and equity-based incentive awards, if applicable) for executives who report directly to our CEO. With respect to the CEO’s compensation, the Committee makes a recommendation that is further reviewed and approved by the independent members of the Board. The CEO does not participate in Committee or Board deliberations about his compensation. Additionally, for our Chief Risk Officer and Chief Audit Executive, the Committee’s pay recommendations are further reviewed and approved by our Board’s Enterprise Risk Committee and Audit Committee, respectively.

Executive officers do not engage with the Committee in setting the amount or form of their own individual compensation. During annual performance reviews for executive officers other than our CEO, the Committee considers our CEO’s perspective and incentive award recommendations before approving compensation for each of these executive officers. In addition, the Committee considers the performance of our various lines of business, business segments and functions, as well as performance feedback from our Chief Human Resources Officer and our independent control functions (Corporate Audit, Risk and Compliance, Finance, Human Resources, and Legal).

2021 PROXY STATEMENT	27

Corporate Governance

The Committee has the sole authority and responsibility under its charter to approve engaging any compensation consultant it uses and the fees for those services. The Committee retained Farient Advisors LLC (Farient Advisors) as its 2020 independent compensation consultant. Farient Advisors’ business with us is limited to providing independent executive and director compensation consulting services. Farient Advisors does not provide any other services to our company. For 2020, Farient Advisors provided the Committee external market and performance comparisons, advised the Committee on senior executive, CEO, and director compensation, assisted in evaluating program design, and assisted with other executive and director compensation-related matters. In performing these services, Farient Advisors met regularly with the Committee without management and privately with the Chair of the Committee.

The Committee may delegate to management certain duties and responsibilities regarding our benefit plans. Significant Committee delegations to management include authority to: (i) the Management Compensation Committee to direct the compensation for all of our employees except for our CEO and his direct reports; and (ii) the Corporate Benefits Committee to oversee substantially all of our employee benefit plans. See “Compensation governance structure” below.

Compensation risk management policies and practices

Our Compensation and Human Capital Committee is committed to a compensation governance structure that effectively contributes to our company’s overall risk management policies.

Compensation governance policy. The Committee has adopted and annually reviews our Compensation Governance Policy, which governs our incentive compensation decisions and defines the framework for oversight of enterprise-wide incentive compensation program design. Consistent with global regulatory initiatives, our Compensation Governance Policy requires that our incentive compensation plans do not encourage excessive risk-taking.

Our Compensation Governance Policy addresses...

•  Definition and process for identifying “risk-taking” employees

•  Key goals and process for incentive compensation plan design and governance to appropriately balance risks with compensation outcomes, including:

O  funding incentive compensation pools

O  determining individual incentive compensation awards

O  use of discretion as part of those processes

•  Policies on incentive compensation plan effectiveness through testing and monitoring to confirm that the plans appropriately balance risks with compensation outcomes, including developing processes to administer cancellations and clawbacks

•  Policies that provide for the independence of our company’s independent control functions and their appropriate input to the Committee

Compensation governance structure. Our compensation governance structure allocates responsibility so that our Board, Compensation and Human Capital Committee, or the appropriate management-level governing body makes compensation decisions with documented input from the independent control functions. This approach promotes effective oversight and review and facilitates the appropriate governance to balance risk and reward. Below is an illustration of our compensation governance structure, which is influenced by internal considerations and external factors:

28	BANK OF AMERICA

Corporate Governance

Incentive plan certification process. Pursuant to our Compensation Governance Policy, our annual incentive plan certification and review process provides for a comprehensive review, analysis, and discussion of incentive design and operation. As part of the governance for incentive plans, each of the CEO’s direct reports, along with their management teams and independent control functions (including their respective risk officers), meet periodically to discuss how business strategy, performance, and risk align to compensation. The relevant participants certify that the incentive programs they review: (i) are aligned with the applicable lines of business and our company’s business strategy and performance objectives, (ii) do not encourage excessive or imprudent risk-taking beyond our company’s ability to effectively identify and manage risk, (iii) are compatible with effective controls and risk management, and (iv) do not incentivize impermissible proprietary trading. Our Chief Risk Officer also certifies all incentive plans across our company as part of the Management Compensation Committee’s governance process. Farient Advisors and the Compensation and Human Capital Committee review these management certifications.

Incentive plan audit reviews. Corporate Audit annually reviews the operational effectiveness of the incentive compensation program end to end, using a risk-based approach to evaluate plan design (including in-year changes/enhancements), pay execution, program governance, and conformity with regulatory requirements.

Conduct reviews. As part of our compensation governance practices, management reviews the results of the conduct review process so that conduct is consistently and appropriately considered in performance assessments and pay decisions across the company. These performance and pay outcomes are reviewed at least annually by the Committee.

Independent control function feedback. In addition to reviewing the individual incentive compensation awards for executive officers and other senior executives who report directly to the CEO, the Committee also reviews the outcomes of our control function feedback process and individual incentive compensation awards for certain highly compensated employees. As part of its governance process, the Committee meets with the heads of our independent control functions and business lines to discuss their feedback on the pay-for-performance process, including how risk management and conduct matters were factored into compensation decisions.

These processes and reviews, in combination with risk management and clawback features, are key components of our compensation programs. These programs are designed to appropriately hold employees accountable, while balancing risks and rewards in a way that does not encourage excessive or imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on our company.

Hedging policy. Under our Code of Conduct and other policies, all Bank of America directors, executive officers, and certain other designated insiders are prohibited from hedging and speculative trading of Bank of America securities. They may not engage in short sales or trading in puts, calls, and other options or derivatives with respect to our securities. All other employees may not engage in any such transactions other than transactions that hedge against an existing long position in our securities if the shares underlying the position are readily available for sale or delivery. No employee may hedge the value of outstanding restricted stock units or other equity-based awards, and such awards may be forfeited or recouped for violation of our anti-hedging and derivative transactions policies.

Additional corporate governance information

More information about our corporate governance can be found on our website at http://investor.bankofamerica.com under the heading “Corporate Governance,” including our: (i) Certificate of Incorporation; (ii) Bylaws; (iii) Corporate Governance Guidelines (including our related person transactions policy and our Director Independence Categorical Standards); (iv) Code of Conduct and related materials; and (v) composition and charters of each of our Board committees. This information is also available in print, free of charge, upon written request addressed to our Corporate Secretary at Bank of America Corporation, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-56-06, Charlotte, North Carolina 28255.

2021 PROXY STATEMENT	29

Shareholder engagement

Shareholder engagement

We interact with our investors in a variety of ways. Our Investor Relations team regularly meets with investors, prospective investors, and investment analysts. These meetings often include participation by our Chairman and CEO, Chief Financial Officer, or line of business leaders, and they generally are focused on company performance, strategy, and Responsible Growth. Our Board and management also regularly engage with our shareholders to solicit their views and input on company performance, corporate governance, ESG, and other topics of interest to them, such as environmental initiatives, human capital management, and executive compensation matters. The combination of information received in investor relations meetings and shareholder engagement meetings provides the Board and management with insights into a comprehensive scope of topics important to our shareholders.

Our shareholder engagement program

Board-driven engagement. Our Corporate Governance, ESG, and Sustainability Committee oversees the shareholder engagement process and regularly reviews and assesses shareholder input. Both our Chairman and our Lead Independent Director play a central role in our Board’s shareholder engagement efforts. Our directors regularly participate in meetings with shareholders.

Commitment codified in governing documents. Our Corporate Governance Guidelines and our Corporate Governance, ESG, and Sustainability Committee’s charter codify our Board’s oversight of shareholder engagement; they reflect our Board’s understanding of the critical role shareholder engagement has as a routine part of our governance.

Year-round engagement and Board reporting. Our Corporate Secretary, Investor Relations, ESG, and Human Resources teams, together with executive management members and directors, conduct regular, year-round outreach to shareholders in-person (when possible) and by phone to obtain their input on key matters and to inform our management and our Board about the issues that our shareholders tell us matter most to them. Throughout the year, our Corporate Secretary team provides periodic company updates by email to our largest shareholders, driving awareness of our significant corporate governance matters, environmental initiatives, and community impacts, and changes in our Board. We also continue to improve our engagement and communications with our retail shareholders, including employee shareholders. These efforts led to the development of our dedicated retail shareholder annual meeting webpage, which includes videos from our Board, addressing topics such as governance, management oversight, and our Responsible Growth, and resources such as our Human Capital Management Report.

Transparent and informed governance enhancements. Our Board routinely reviews and improves our governance practices and policies, including our shareholder engagement practices. Shareholder input is regularly shared with our Board, its committees, and management, facilitating a dialogue that provides shareholders with transparency into our governance practices and considerations, and informs our company’s enhancement of those practices. In addition to shareholder sentiments, our Board considers trends in governance practices and regularly reviews the voting results of our meetings of shareholders, the governance practices of our peers and other large companies, and current trends in governance. See page 32 for additional detail on recent governance enhancements our Board implemented.

Our 2020 and early 2021 shareholder engagement initiatives

Our directors and management met with our large shareholders holding approximately 24% of our shares outstanding and key stakeholders throughout 2020 and in early 2021 to obtain their input and to discuss their views on our Board’s independent oversight of management, our Board’s composition and director succession planning and recruitment, and our Board’s oversight of our environmental and social initiatives, and human capital management practices, among other issues important to our shareholders. These views were shared with our Board and its committees, where applicable, for their consideration.

In March and April of 2020, our Lead Independent Director and management met with shareholders to discuss our company’s initial response to the health crisis arising from the coronavirus pandemic. The discussions focused on the strength of our balance sheet, our efforts to promote the health and safety of our employees and their families, and our business continuity plan. Following these discussion, we provided additional transparency by publishing a second edition of the Human Capital Management Report in October 2020 to provide the latest information on our company’s response to the health crisis in support of our employees and their families, as well as updated information about diversity and inclusion data and representation of women and people of color in our workforce and management.

Beginning in the fall of 2020 through January 2021, our Lead Independent Director and management again met with shareholders; they were joined by Mr. Nowell, our Lead Independent Director successor, who was introduced to the shareholders. The directors shared information about the Corporate Governance, ESG, and Sustainability Committee and Board’s Lead Independent Director succession planning progress, and discussed our Board’s oversight of management and our company’s response to the global health and humanitarian crisis, including the work to support our teammates, clients, and communities.

More broadly, we sent periodic company updates to our largest 250 shareholders representing approximately 61% of our shares outstanding throughout 2020, including upon publication of our 2020 update to the Human Capital Management Report.

To further our engagement with all shareholders, including retail and employee shareholders, we significantly enhanced our annual meeting webpage in 2019 and continue to refine the webpage to provide shareholders with a platform to easily access information about our annual meeting, our director nominees, and the matters for shareholder vote. We also make available video interviews with our directors on the annual meeting webpage so shareholders have the opportunity to hear directly from our Board. To access the 2021 annual meeting webpage and the director video interviews, please go to https://about.bankofamerica.com/annualmeeting.

30	BANK OF AMERICA

Shareholder engagement

By the numbers: Depth of shareholder engagement in 2020 and early 2021

What we learned from our meetings with shareholders

•  Shareholders are supportive of our approach to Board composition and refreshment, and our deliberate process for director succession planning, including our recent Lead Independent Director succession plan.

•  Shareholders understand our approach to Responsible Growth and the important role our ESG practices have in making Responsible Growth sustainable. They appreciated the breadth and depth of our disclosures in these areas, including our commitment to environmental and human capital matters, and our commitment to helping our clients and communities transition to low- and no-carbon technologies and business models, and how we are developing methods to track and measure our progress and the progress of our clients in this transition.

•  We discussed our commitment to a net zero future in line with the Paris Climate Agreement. We shared how our strides in this area are aligned with work our CEO is spearheading with the World Economic Forum’s International Business Council to develop the recently announced Stakeholder Capitalism Metrics. The Stakeholder Capitalism Metrics are a universal set of ESG metrics and disclosures which will help companies demonstrate their contributions to a set of specific sustainable development goals, developed out of and converging together existing standards. Our shareholders were interested in how this impacts not only our commitment and metrics but also how it may affect public disclosures generally.

•  Shareholders were instrumental in assisting us in the scope and content of our initial Human Capital Management Report and updates in 2020, providing valuable insight about the types of information and transparency that would be helpful to their understanding of our human capital practices and how they help drive Responsible Growth.

•  A strong majority of the institutional shareholders we spoke with believe that our Board should retain the flexibility to determine its leadership structure, and that our current Board leadership structure and practices provide appropriate independent oversight of management.

•  Shareholders appreciated meeting with our Lead Independent Director and our Lead Independent Director successor, and hearing directly from them regarding the Lead Independent Director succession planning process, our Board’s oversight of the company’s response to the global health and humanitarian crisis arising from the coronavirus pandemic, and our acceleration of work underway to help drive economic opportunity, health care initiatives and racial equality, our strategy and risk management practices, our ESG initiatives, and our drive for Responsible Growth.

•  Shareholders urged additional disclosure and transparency about the Lead Independent Director succession process, our response to the coronavirus pandemic, and our $1 billion commitment to advance economic opportunity and racial equality, which has led to additional disclosure in this proxy statement.

•  Shareholders appreciated the broad access to senior management subject matter experts regarding company performance, corporate governance, and environmental, social, and human capital management matters.

• Shareholders were interested in the culture of our Board and how directors influence management’s execution of our company’s values and risk management practices.

2021 PROXY STATEMENT	31

Shareholder engagement

Demonstrated track record of responsiveness to investors and other stakeholders

Our Board evaluates and reviews input from our shareholders in considering their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our shareholders, including vote results at our annual meetings of shareholders. Our dialogue has led to enhancements in our corporate governance, ESG, and executive compensation practices, which our Board believes are in the best interest of our company and our shareholders. For example, after considering input from shareholders and other stakeholders, our company:

•  Continued to refine our shareholder engagement process to connect shareholders and key stakeholders with our Lead Independent Director, our Lead Independent Director successor, Chairman, other independent directors, and executive management

•  Enhanced our ESG disclosure, including in our 2021 proxy statement (see page 33), continuing to add information to our annual reports discussing Responsible Growth, recent updates to our Environmental and Social Risk Policy Framework, especially in regard to our commitment to helping our clients and communities transition to low- and no-carbon technologies and business models, coupled with our plans establishing interim science-based emissions targets and tracking our work to drive Responsible Growth daily in our business, and highlighting certain of our ESG accomplishments

•  Continued our active participation in the Sustainability Accounting Standards Board (SASB) and our work with the Task Force on Climate-related Financial Disclosure (TCFD), including through the service of our Chief Accounting Officer on the SASB Foundation Board of Directors

•  We published our TCFD Report in 2020 providing information to our shareholders, clients, and communities regarding the potential financial risks of climate change to our business and how we are managing those risks. This is in addition to publicly disclosed information about how we manage climate risk in our 2020 Annual Report on Form 10-K

•  Updated our Enterprise Social Risk Policy Framework to highlight our company’s goal to achieve net zero emissions from its financing activities before 2050 in alignment with the Paris Climate Agreement and climate science, our collaboration with peer banks through the Partnership for Carbon Accounting Financials to create a consistent methodology to assess and disclose emissions associated with each bank’s financing activities, operations, and supply chain, and our plan to set public goals to reduce emissions for key high-emitting portfolios, including energy and power utilities

•  In October 2020, we updated our Human Capital Management Report to share the latest information about our commitment to being a great place to work, including our support of the physical, emotional, and financial wellness of teammates; being an inclusive workplace worldwide, which is core to Responsible Growth; and further included EEO-1 Data (see page 35)

•  Expanded the disclosure of our focus on workplace diversity in our 2021 proxy statement (see page 35)

•  Provided focused disclosure on the Board’s oversight of and our company’s response to the health and humanitarian crisis arising from the coronavirus pandemic, including supporting our teammates and clients, and the communities we serve (see pages vii and 39, and our $1 billion commitment to advance economic opportunity and racial equality (see pages vi, vii, 34, and 50).

•  Continued to actively consider board succession planning and refreshment, holding robust discussions during our Corporate Governance, ESG, and Sustainability Committee meetings, appointing a new lead independent director to assume the role this year (see “Identifying and evaluating director candidates” on page 3)

Also see “Shareholder engagement & ‘Say on Pay’ results” on page 49 for a discussion of our compensation-related shareholder engagement and our historical “Say on Pay” vote results.

32	BANK OF AMERICA

Responsible Growth

Responsible Growth(1)

Responsible Growth has four straightforward tenets:

•	We have to grow—no excuses.

•	We have to be client focused in our growth.

•	We have to grow within our risk appetite.

•

And our growth must be sustainable, which has three elements: 1) we have to drive operational excellence; 2) we have to be a great place to work; and 3) we have to share our success with our communities.

By focusing on Responsible Growth, we deliver for our teammates, clients, and shareholders AND help address society’s biggest challenges. Responsible Growth enables us to drive ESG leadership, helps us manage risks across our company and define how we mobilize our capital and resources, and informs our business practices and how and when we use our voice in support of our values. Through our commitment to Responsible Growth and our ESG leadership, we build trust and credibility as a company people want to work for, invest in, and do business with.

At Bank of America, we are driving sustainable Responsible Growth through a strong focus on ESG leadership. Our management-level Global ESG Committee, which is led by our Vice Chairman Anne Finucane, is comprised of senior executives from across the company who are actively engaged in managing our ESG approach and strengthening our governance. The committee engages in dialogue and debate on social and environmental issues that are significant to our business, including our human capital management practices, product and service offerings, business investments, and client selection with the goal of creating a sustainable economy. The committee, which is accountable to our CEO, convenes six times a year and reports regularly to the Corporate Governance, ESG, and Sustainability Committee.

As part of these efforts, in January 2020 we established a Sustainable Markets Committee, co-chaired by Vice Chairman Anne Finucane and Chief Operating Officer (COO) Tom Montag, to accelerate our progress, identify new opportunities, and build upon our work in sustainable finance including helping accelerate the transition to a low-carbon economy. Through the Sustainable Markets Committee, we are driving consistent perspective and focus on all we are doing in sustainable finance, from policy and research to the deployment of capital and development of investment products across all our business and client bases.

We engage with shareholders, consumer advocates, community advisors, and other stakeholders for their advice and guidance in shaping our policies and practices. In 2005, we founded our National Community Advisory Council, a forum made up of senior leaders from social justice, consumer advocacy, community development, environmental, research, and other advocacy organizations who solicit external perspectives, guidance and feedback on our business policies, practices, and products. This is just one of the many ways we engage globally and take into account a wide range of perspectives as we make decisions as a company. A list of the NCAC members is available on our website at https://about.bankofamerica.com under What Guides Us > Our Business Practices > Governance.

Driving profits and progress

Our company is proud to endorse the Business Roundtable’s Statement on the Purpose of a Corporation (the BRT Statement), and our Board supports our Chairman and CEO’s decision to sign the BRT Statement. Although the BRT Statement was issued in 2019, our business practices and strategy have long been aligned with furthering the framework of corporate governance and citizenship articulated in the BRT Statement, which we believe is consistent with our commitment to delivering long-term value for our shareholders and other stakeholders through Responsible Growth. Responsible Growth aligns with the BRT Statement’s five core commitments:

Delivering value to our customers	Investing in our employees	Dealing fairly and ethically with our suppliers	Supporting the communities in which we work	Generating long-term value for shareholders

We drive Responsible Growth by being client focused. That is at the core of how we live our values, deliver our purpose and achieve Responsible Growth. Our purpose is to help make financial lives better, through the power of every connection.

Part of driving Responsible Growth is ensuring that growth is sustainable. Key to this is being a great place to work for our employees. See page 35 for more information on our human capital management practices.

Through our Supplier Diversity & Responsible Sourcing Program, we support economic growth and development for the communities that we serve by ensuring the inclusion of diverse and U.S. small businesses in our outsourcing decisions.

Responsible Growth includes sharing success with the communities in which we operate, and a focus on ESG leadership. See page 33 for more information on how we use our ESG leadership to support our communities.

Our shareholders provide the capital that allows us to invest, grow, and innovate. In return, we are committed to Responsible Growth and delivering long-term value to our shareholders. See our 2020 Annual Report and page ii for more information on our company’s 2020 performance.

(1)

Company goals are aspirational and not guarantees or promises that all goals will be met. Statistics and metrics included in this “Responsible Growth” section are estimates and may be based on assumptions or developing standards. Content available at websites and in documents referenced in this section are not incorporated herein and are not part of this proxy statement.

2021 PROXY STATEMENT	33

Responsible Growth

Making a global impact

As a global financial institution, we recognize that one of the most critical roles we can play is accelerating the deployment of capital to address the 17 United Nations Sustainable Development Goals (SDGs), which are directed toward building a sustainable, prosperous future for all of us. There is a significant gap between the amount of capital needed to address these global challenges and the amount that is being mobilized today. As the public sector and nonprofits cannot fill this gap alone, private sector engagement is critical. Our enterprise-wide focus on sustainable finance taps the power and scale of the capital markets to deliver on both profitability and progress. It is designed to unlock the necessary financing to address these major global and local challenges such as affordable housing, sustainable energy, clean water and sanitation, education, and health care. In 2020, we mobilized and deployed approximately $100 billion in capital annually to address these issues. Through the combined resources and expertise of the global financial community, government, and nonprofit organizations, we can address problems through business decisions that improve our communities, generate growth, and lead to a return on investment.

Our 2020 and early 2021 sustainable finance and ESG highlights

Highlights of our sustainable finance work in 2020 and early 2021 include:

•

Environmental Business Initiative: Our Environmental Business Initiative will direct at least $445 billion to low-carbon, sustainable business activities by 2030. Since 2007 when it was launched, we have mobilized more than $200 billion to these efforts across the globe.

•

Tax equity for renewables: We have been the top tax equity investor in the U.S. since 2015. Our Tax Equity renewable energy portfolio at the end of 2020 was approximately $10.1 billion. Our investments have contributed to the development of approximately 17% (33GW) of total installed renewable wind and solar energy capacity in the U.S.

•

Green, social and sustainability bonds: In 2020, we issued a $1 billion corporate social bond to support those on the front lines of the health crisis; and a first-of-its kind $2 billion equality progress sustainability bond to help advance racial equality, economic opportunity and environmental sustainability. Since 2013, Bank of America has issued $9.85 billion in eight corporate Green, Social and Sustainability Bonds. We have also been a leader in ESG-themed bond underwriting globally since 2007, having underwritten more than $75 billion on behalf of more than 225 clients, supported more than 400 deals, and provided critical funding to environmental and social projects.

•

Community Development Financial Institutions (CDFI) lending: We originated over $394 million in loans and investments as part of our more than $1.8 billion portfolio in 256 CDFIs to finance affordable housing, economic development projects, small businesses, health care centers, charter schools, and other community facilities and services.

•

Small business lending. We provide dedicated support to meet the needs of our 13 million small business owners and are a top lender in the U.S. Small Business Administration’s 504 and 7(a) programs, according to the FDIC. More than half (54%) of all small business loans booked in 2020 were made to LMI borrowers.

•

Blended Finance Catalyst Pool: Our Blended Finance Catalyst Pool will provide $60 million from Bank of America to leverage additional private capital to help address the United Nations SDGs. We finalized commitments totaling $15 million in four different blended finance vehicles that will help mobilize more than $500 million in total investor funds.

•

Affordable homeownership: Having surpassed our initial commitment of $5 billion, in February 2021, we tripled our Bank of America Community Homeownership Commitment® to $15 billion through 2025, aiming to help more than 60,000 low- and moderate-income (LMI) individuals and families purchase a home. Since 2019, the initiative has helped nearly 21,000 individuals and families purchase a home and over $180 million in down payment and closing cost grants.

•

Community Development Banking: We provided a record $5.87 billion in loans, tax credit equity investments and other real estate development solutions through $3.62 billion in debt commitments and $2.25 billion in investments to help build strong, sustainable communities by financing affordable housing and economic development across the country. Between 2005 and 2020, we financed more than 215,000 affordable housing units.

•	Sustainable client balances: At year-end 2020, we had $36.8 billion in assets in our wealth management business with a clearly defined ESG investment approach.

•

Philanthropic investments: In 2020, we increased our philanthropy to more than $350 million, including $100 million to support communities impacted by the health and humanitarian crisis, and $250 million to drive economic mobility and social progress in the communities we serve. We continue to advance economic mobility and nonprofit leadership through our Neighborhood Builders and Neighborhood Champions programs, investing $256 million to support more than 1,000 nonprofits and 2,000 nonprofit executives since 2004. Last year, through local partnerships and our own Student Leaders program, we connected more than 4,000 young people to early employment.

•

Climate risk and ESG disclosure: We disclose our risk and governance practices under several frameworks including new ESG Stakeholder Capitalism metrics developed by the World Economic Forum’s International Business Council. We issued our first report under the recommendations of the Task Force on Climate-related Financial Disclosures (TDFD), and our first Sustainability Accounting Standards Board (SASB) report. This is in addition to publicly disclosed information about how we manage climate risk in the MD&A section of our 2020 Annual Report on Form 10-K and reporting through the Global Reporting Initiative (GRI) and CDP global disclosure system. We also disclose our ESG strategy, policies, and practices in our Environmental and Social Risk Policy Framework and Human Capital Management Report.

34	BANK OF AMERICA

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Other ESG highlights include:

•

Net zero commitment: We are carbon neutral and purchase 100% renewable electricity. We have committed to achieving net zero greenhouse gas emissions in our financing activities operations and supply chain before 2050.

•

Pathways: Since 2018, Bank of America’s Pathways program has fueled our enterprise-wide talent pipeline, as we have hired more than 10,000 employees from LMI neighborhoods – well ahead of our commitment to do so by 2023. We do this through partnerships with community colleges and long-time partners such as Year Up, UnidosUS and the National Urban League.

•

Employee giving and volunteering: In response to the health and humanitarian crisis and the need to advance racial equality, we lowered our matching gift minimum to $1, and doubled our match for donations to 17 organizations focused on racial equality and economic opportunity. Last year, despite shifting to a virtual environment, our employees volunteered over 1.1 million hours and directed $65 million to communities through individual giving and our company’s matching gifts program.

•

Women’s economic empowerment: We expanded opportunities for 50,000 women entrepreneurs, with a focus on women of color, to participate in the Bank of America Institute for Women’s Entrepreneurship at Cornell, the only online Ivy League certificate program for women business owners in the world. More than 20,000 women are currently enrolled, representing over 85 countries, including the United States.

•

Arts and Culture: We remain steadfast in our support of arts and culture, providing more than $50 million in support to arts and culture nonprofits around the world last year. We fulfilled all commitments in 2020, whether or not partners were open and/or their programming had been digitized, postponed or canceled.

•

Youth employment: In 2020, we supported youth employment and helped 4,000 young adults get summer jobs through summer youth employment grants, the Student Leaders Program, and our Financial Center Intern Program - many of which were held virtually.

•

Better Money Habits®. Through our Better Money Habits platform, we continue to connect people to relevant advice, tools and guidance that empowers them to take control of their finances. Content on the Better Money Habits website was accessed for free over 6 million times, and consumers clicked through to make an appointment more than 23,000 times. Mejores Habitos Financieros, our Spanish site, was accessed more than 1 million times. To further extend these resources in LMI communities, more than 4,300 employee volunteers serve as Better Money Habits Volunteer Champions, delivering financial know-how in partnership with local nonprofits across the U.S.

Being a great place to work

Being a diverse and inclusive workplace

Creating an inclusive environment starts at the top and extends to all teammates. Our Board, its committees and our CEO play a key role in the oversight of our culture, holding management accountable for ethical and professional conduct and a commitment to being a great place to work.

Our Board and its committees, among other things:

Oversee our human capital management strategies, programs, and practices, including the progress on our diversity and inclusion (D&I) goals	Oversee our establishment, maintenance, and administration of appropriately designed compensation programs and plans	Review our annual Employee Engagement Survey results, including our Engagement and D&I indices

Bank of America was 1 of only 5 S&P 100 companies with 6 or more women on the board(2)

(1)	Of our 16 directors nominees, including our CEO
(2)	As of February 26, 2021

2021 PROXY STATEMENT	35

Responsible Growth

Global Diversity & Inclusion Council (GDIC)	Goal setting/ accountability	Chief Diversity & Inclusion Officer

The GDIC, which has been chaired by our CEO since 2007, promotes diversity goal setting, which is embedded in our performance management process and occurs at all levels of the organization.

The GDIC consists of senior executives from every group and has been in place for over 20 years. The Council sponsors and supports business, operating units and regional diversity and inclusion councils to ensure alignment to enterprise diversity strategies and goals.

The CEO and the management team set the D&I goals of the company. Each management team member has action-oriented diversity targets, which are subject to our quarterly business review process, used as part of talent planning, and included in Board- reviewed scorecards.

We have a senior Human Resources executive who partners with the CEO and management team to drive our diversity and inclusion strategy, programs, initiatives, and policies.

Management levels	Campus hires	Managers

We have built robust analytics and put processes in place at all levels of the company to drive progress and accountability. We measure diversity progress across our top three management levels, comprised of approximately 1,300 people in senior roles.

We are focused on building a strong, diverse talent pipeline of future leaders. Through recruitment and professional development efforts and partnerships, we are attracting and working to retain some of the best and most diverse talent from around the world.

We hold our more than 20,000 managers accountable for driving progress in diversity within their teams. We also provide opportunities for managers to sponsor and support rising talent to continue building our diverse workforce.

Achieving strong operating results starts with our teammates, and we know we must reflect the diversity of the clients and communities we serve. Our diversity makes us stronger, and the value we deliver as a company is strengthened when we bring broad perspectives together to meet the needs of our diverse stakeholders.

Our company has built a diverse pipeline of candidates for positions at all levels of the company, including leadership positions, as demonstrated in our published diversity representation metrics. For over a decade, our company has had a longstanding practice of utilizing diverse slates in order to grow diversity at the top and middle levels of the company. To further demonstrate our commitment to this important practice, we have formalized this long-standing practice for the use of diverse candidate slates into a policy. The use of diverse slates, amongst other practices, has resulted in strong representation across our company where our broad employee population mirrors the clients and communities we serve:

36	BANK OF AMERICA

Responsible Growth

To help drive a culture of inclusion, we have developed and provide employees access to a range of programs and resources focused on building understanding and driving progress in the workplace.

Diversity Leadership Councils:

We encourage peer-to-peer support through our diversity leadership councils. Our councils convene regularly to hear from our management team and external thought leaders, provide oversight of our diversity commitment, discuss strategies to improve advocacy, sponsorship and retention, address unique obstacles to career advancement and grow client relationships.

Employee Networks:

Our leadership councils work closely with our 11 Employee Networks, comprised of 330+ chapters and more than 200,000 memberships worldwide. Employee Networks provide teammates with opportunities to develop leadership skills, build strong ties with local communities, broaden views of diversity, and create a more inclusive workplace and environment.

External Partnerships:

In addition to our leadership councils and Employee Networks, we reinforce our commitment to diversity and expand our impact by partnering with other organizations focused on advancing and driving inclusion in the workplace.

Attracting and developing exceptional talent

A key aspect of Responsible Growth is attracting and retaining exceptional talent from around the world to Bank of America. This starts with how we recruit new employees and extends to the many ways we support their professional development and career growth.

Recruiting diverse talent to our company: Starting with early identification programs, we connect first- and second-year college students to opportunities across the company to equip them with the knowledge and skills to meet their full potential. Our campus programs also pair thousands of interns with leaders across the company to make an impact from the start. Our campus recruitment initiatives and partnerships are fueling a pipeline of diverse talent to our company. We hire from more than 350 universities around the world to fill internship and full-time positions, including 16 Hispanic-Serving Institutions in key locations, including Puerto Rico, and 17 Historically Black Colleges and Universities (HBCUs). Through our Africa Internship Program, we hire interns from universities in Côte d’Ivoire, Egypt, Ghana, Kenya, Nigeria, Rwanda, South Africa, Togo, Uganda and Zimbabwe. We also partner with more than 30 organizations focused on advancing diverse talent.

In 2020, we welcomed another diverse summer internship class		We continue to drive progress in the diversity of our future leaders, as seen through our campus hires
47% women among global interns	54% people of color among U.S. interns	45% women among campus hires	54% people of color among campus hires

2021 PROXY STATEMENT	37

Responsible Growth

In addition to early identification and campus programs, we focus on recruiting members of the military and veterans, LGBT+ individuals, people with disabilities and individuals from low-and-moderate income (LMI) communities.

•	Development opportunities. We recognize how important it is for employees to develop and progress in their careers. That’s why we provide a variety of resources to help employees grow in their current roles and build new skills—including learning tools, leadership development programs, and pathways to new opportunities and reskilling. At all levels of our company, we provide current and prospective teammates with visibility into available roles and cross-functional opportunities as they consider what’s next for their careers.

•	Listening to our employees. We have conducted an annual Employee Engagement Survey for nearly two decades. The results of the survey and the process of continuous improvement that ensues is discussed with the Board at least annually.

Helped 21K+ teammates find roles at our company	Supported the career development of 45K+ Consumer & Small Business, Merrill and Private Bank teammates annually through The Academy, our award-winning, high-tech curriculum
Hired 10K individuals from LMI communities — well ahead of our 2023 commitment

Employee Engagement Survey and turnover results

In 2020, our commitment to Responsible Growth and our efforts to make our company a great place to work resulted in a record high employee engagement score and historically low turnover across the company.

38	BANK OF AMERICA

Responsible Growth

Supporting employees’ physical, emotional and financial wellness

We are committed to supporting our employees’ and their families’ wellbeing by offering flexible, competitive benefits, and through major life events.

•

Physical wellness. Our approach to physical wellness is built on the things we can do to help address health risks and manage health care costs for our employees, including robust health and insurance benefits and wellness resources. Between current U.S.–based employees and their families and retirees, we are responsible for providing comprehensive health and wellness benefits to nearly 400,000 people.

O

Since 2012, there has been no increase in medical premiums for teammates earning less than $50,000. And since 2016, teammates who earn $50,000 to less than $100,000 have only seen a 2% increase. For all teammates, we vary the medical premium contribution by annual pay level, with larger company subsidies for those earning less. Also, our average contribution increases since 2012 have been at or below national health care trends.

O

Teammates are encouraged to complete wellness activities—and receive a $500 credit to their annual medical plan premium.[1] If the employee’s spouse/partner also completes these activities, this credit is increased to $1,000. More than 86% of employees and their spouses/partners complete the wellness activities annually.

•	Emotional wellness. Through a range of innovative and flexible programs and benefits, we support our employees through everyday challenges, special moments, and critical life events.

O

Twenty-six weeks of parental leave—16 weeks of which are fully paid for eligible teammates. Additionally, we offer a variety of other leave options, including personal, medical and military leaves. Full-time teammates are also eligible for 20 days of paid bereavement leave after losing a spouse, partner or child.

O

Family Planning Reimbursement program that provides teammates with the flexibility to choose reimbursement for eligible adoption, fertility and/or surrogacy expenses, up to a collective $20,000 lifetime maximum over the course of their career at Bank of America; a Family Support program offering expert pregnancy, fertility, egg freezing, adoption, surrogacy, infancy and postpartum support at no cost for new or future parents and their spouses or partners(1); and comprehensive back-up and childcare reimbursement programs

O

Through our partnership with Thrive Global, we provide training for managers, plus a global expansion of training this spring for all global teammates, focusing on stress management, mindfulness, building resiliency and understanding mental health warning signs.

O

Unlimited, confidential, free 24/7 phone access to specialists for counseling during difficult moments for teammates and eligible household members, plus six free face-to-face counseling sessions per issue

O	No-cost mindfulness apps and ongoing mindfulness training for teammates

•

Financial wellness. The business case for financial wellness is clear—if employees are not financially well, there is a greater chance that they may not be physically or emotionally well. That’s why we offer robust financial benefits focused on driving better behaviors across life priorities and the financial spectrum.

O

Automatically enrolling teammates into the 401(k) plan, as we know starting to save early helps with financial planning for retirement. Based on service for eligible U.S. teammates, we make an annual contribution of 2%—3% regardless of employee 401(k) contribution level. We also have matching contributions of up to 5% of eligible pay on a dollar-for-dollar basis.

O	Reimbursement for eligible adoption fertility and/or surrogacy expenses up to a maximum of $20,000 throughout an employee’s career with us

O

Financial assistance through our Employee Relief Fund for teammates who experience loss due to natural disasters or other unexpected emergency hardships. Teammates can receive up to $2,500 in relief for a qualified disaster and up to $5,000 for an emergency hardship. We also recognize some employees have been impacted by the coronavirus, such as having a spouse/partner who has lost income or their job.

O	Better Money Habits®, a free education resource helping people improve their financial wellness, through our partnership with Khan Academy

O

Experienced independent financial counselors through our Benefits Education & Planning Center for teammates to receive free, personalized, confidential guidance to help them get the most out of their employee benefits and investment education to help them achieve their financial goals

O

The Financial Wellness Tracker available through Benefits OnLine helps teammates assess where they are financially and connects them with personalized suggestions and company resources to improve their financial health.

O

Charitable donations through our Employee Giving Program, including credit card and payroll contributions that can be automatically doubled with matching gifts up to a total of $5,000 per year. Each year, our teammates direct more than $70 million to communities via individual giving and our company’s matching gift program.

•

Supporting our employees. Life Event Services (LES) is an internal, highly specialized group that provides personalized support for major life events, including connecting employees to resources, benefits and counseling. In response to the current global health crisis, LES has assisted 60,000 teammates and/or their families who may have been impacted. Since its inception, LES has supported teammates through more than 140,000 moments that matter.

(1)	Available to those on national bank medical plans.

2021 PROXY STATEMENT	39

Responsible Growth

Recognizing and rewarding performance

Equal pay for equal work

We are committed to equal pay for equal work. We maintain robust policies and practices that reinforce equal pay for equal work, including reviews with oversight from our Board and senior leaders. For over a decade, we have conducted rigorous processes and analyses with outside experts to examine individual employee pay before year-end compensation decisions are finalized, and we adjust compensation where appropriate.

We also have a standard U.S. practice that restricts the solicitation of compensation information from candidates during our hiring process. This helps ensure that we consider new hires for their individual qualifications and roles, rather than how they may have been previously compensated.

We believe our pay-for-performance approach—combined with our focus on workforce representation—will continue driving the advancement and representation of women and people of color in our company.

In 2020, we continued to compensate our employees fairly and equitably as demonstrated through our equal pay of equal work review. Similar to 2019, our 2020 review covered our regional leadership hubs (U.S., U.K., France, Ireland, Hong Kong, and Singapore) and India. Results of this equal pay for equal work review showed:

Competitive compensation

We pay our employees fairly based on market rates for their roles, experience, and how they perform, and we regularly benchmark against other companies both within and outside our industry to help ensure our pay is competitive.

We are an industry leader in establishing an internal minimum rate of pay above all mandated minimums for our U.S. hourly employees, and have made regular increases over the past several years. Our minimum hourly wage for U.S. teammates was raised to $20 in the first quarter of 2020, more than one year earlier than planned.

With our teammates called upon to address unprecedented challenges and headwinds in the broader environment, working in support of each other, our clients and the communities where we work and live, in first quarter 2021 we recognized employees with Delivering Together compensation awards. These awards build on the Shared Success awards announced to employees in the fourth quarters of 2017, 2018 and 2019. This year, approximately 97% of teammates will receive a Delivering Together award.

40	BANK OF AMERICA

Responsible Growth

Recognition

We are honored to be recognized by organizations and media around the world for our ESG commitments and initiatives and for our efforts to be a great place to work.

In 2020, we were recognized by Fortune as one of its 100 Best Companies to Work For, Working Mother as #1 Best Company for Dads, and Euromoney as the World’s Best Bank for Corporate Responsibility, among many others. Below are some of our most recent awards.

Fortune

100 Best Companies to Work For (2020, 2019)

Best Big Companies to Work For (2020, 2019)

only financial services company recognized two years in a row

75 Best Large Workplaces for Women (2020, 2019)

Best Workplaces in Financial Services & Insurance (2020, 2019)

100 Best Workplaces for Diversity (2019)

Best Workplaces for Parents (2020, 2019)

50 Best Workplaces for Giving Back (2018)

Change the World (2020, 2019, 2018, 2016)

Euromoney

World’s Best Bank for Corporate Responsibility (2020)

Excellence in Leadership in North America (2020) North America’s Best Digital Bank (2020)

North America and Latin America’s Best Bank for Transaction Services (2020)

North America’s Best Bank for Small to Medium-Sized Enterprises (2020)

World’s Best Bank for Diversity and Inclusion (2019)

World’s Best Bank (2018)

World’s Best Bank for Corporate Social Responsibility (2017)

Asia’s Best Bank for Corporate Social Responsibility (2019)

Barron’s

100 Most Sustainable Companies (2020)

Top Women Advisors (2020) recognized for the 15th consecutive year

LinkedIn

50 Top Companies in the U.S. (2019)

top ranking financial institution

Working Mother

Top Wealth Advisor Moms (2020) 125 Merrill advisors recognized

100 Best Companies (32 consecutive years)

Best Companies for Multicultural Women (2020, 2019)

Best Companies for Dads (2020, 2019)

Diversity Best Practices Inclusion Index (2020)

U.S. Environmental Protection Agency

EPA Green Power Leadership Award for Excellence in Green Power Use (2019)

The Banker

Most Innovative Investment Bank of the Year for Corporate Social Responsibility (2019)

Climate Leadership Awards

Innovative Partnership Certificate (2019)

Catalyst

Catalyst Award Winner (2019) recognized for investing in women

Forbes

Corporate Responders (#13) (2020)

Top Women Wealth Advisors (2020) 240 Merrill advisors recognized

World’s Best Employers (2019)

Bloomberg

Gender-Equality Index (2018-2020)

Financial Services Gender-Equality Index (2016-2017)

Brandon Hall

25 Human Capital Management Excellence Awards (2020)

RateMyPlacement

Top 100 Undergraduate Employers (2019-2020)

PEOPLE Magazine

Companies that Care (2020, 2019)

AnitaB.org

Top Companies for Women Technologists (2019)

Diversity MBA Magazine

50 Out Front: Best Places for Women & Diverse Managers to Work (2020, 2019)

JUST Capital

JUST 100 (2019-2021)

Military Times

Best for Vets: Employers (2020, 2019)

Stonewall UK Workplace Equality Index

Top 100 Employers (2020, 2019)

Fatherly

Certified Best Place to Work for Dads (2019)

American Council on Renewable Energy (ACORE)

Renewable Energy Leadership Award (2019)

Dow Jones Sustainability Index

World Index (top 10% of banks) (2019)

North America Index (top 20% of banks) (2020, 2019)

Stevie Awards

9 Awards for Great Employers (2020)

UK Armed Forces Covenant

Employer Recognition Scheme Gold Award (2016-2020)

U.S. Veterans Magazine

Top Veteran-Friendly Company (2020)

Equileap

U.S. and Global Gender Equality Reports (2019)

ranked the #2 company in U.S. for gender equality in the workplace

Black Enterprise

50 Best Companies for Diversity (2018)

Dave Thomas Foundation for Adoption

100 Best Adoption-Friendly Workplaces (2020, 2019)

Disability:IN and the American Association of People with Disabilities

Disability Equality Index (2020) scored 100%

Global Employer of the Year (2019)

National Association of Asian American Professionals

Milestone Honor Award (Asian Leadership Network, 2016)

Global Finance Magazine

Best Bank in the United States (2020)

Best Bank in North America (2020)

Best Digital Consumer Bank in the United States (2020)

Best Bank in the World (2019)

LATINA Style

Company of the Year (2020)

Top 50 Best Companies for Latinas to Work for in the U.S. (21 consecutive years)

Top 12 Companies of the Year (2019)

Top 12 Employee Resource Groups of the Year (Hispanic-Latino Organization for Leadership & Advancement, 2019)

National Association for Female Executives (NAFE)

Top Companies for Executive Women (12 years)

PR News

CSR Award for Employee Relations (2019)

CDP

Climate Change A List (2020) named for the tenth year

Supplier Engagement Leaderboard (2020)

Center for Political Accountability

Trendsetter on CPA-Zicklin Index of Corporate Political Disclosure and Accountability (2016-2020)

2021 PROXY STATEMENT	41

Related person and certain other transactions

Related person and certain other transactions

Our related person transactions policy in our Corporate Governance Guidelines sets forth our policies and procedures for reviewing and approving or ratifying any transaction with related persons (directors, director nominees, executive officers, shareholders holding 5% or more of our voting securities, or any of their immediate family members or affiliated entities). Our policy covers any transactions where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our company is a participant, and a related person has or will have a direct or indirect material interest.

Under our related person transactions policy, our Corporate Governance, ESG, and Sustainability Committee must approve or ratify any related person transactions, and when doing so, consider: the related person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the transaction’s materiality to each party; the availability of the product or services through other sources; the implications of our Code of Conduct or reputational risk; whether the transaction would impair a director’s or executive officer’s judgment to act in our company’s best interest; the transaction’s acceptability to our regulators; and in the case of an independent director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

Our Board has determined that certain types of transactions do not create or involve a direct or indirect material interest on the part of the related person and therefore do not require review or approval under the policy. These include transactions involving financial services, including: loans and brokerage; banking, insurance, investment advisory, or asset management services; and other financial services we provide to any related person, if the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates, and comply with applicable law, including the Sarbanes-Oxley Act of 2002 and Federal Reserve Board Regulation O.

A number of our directors, director nominees, and executive officers, their family members, and certain business organizations associated with them are or have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to our company and did not involve more than the normal risk of collectability.

Occasionally, we may have employees who are related to our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees. The sister of Mr. Thong M. Nguyen, an executive officer, and the brother of Dr. Zuber, a director and nominee, are each employed by the company in non-executive, non-strategic positions, and each received compensation in 2020 of approximately $180,000 and $300,000, respectively. Dr. Zuber’s brother’s compensation is primarily commissions based. The methodology through which his compensation is calculated is consistent with that used for other financial advisors in similar roles. The compensation and other terms of employment of both Mr. Nguyen’s sister and Dr. Zuber’s brother are determined on a basis consistent with the company’s human resources policies.

Our company and Mr. Moynihan are parties to an aircraft time-sharing agreement, as disclosed in prior proxy statements and approved by our Corporate Governance, ESG, and Sustainability Committee in December 2010. In addition, the company and each of our executive officers have entered into nonexclusive aircraft time-sharing agreements. These agreements provide a means under Federal Aviation Administration regulations for our executive officers to reimburse the company for incremental costs of permitted personal travel on our company’s aircraft. To the extent such aircraft usage exceeds the dollar threshold in our related person transactions policy, it will be reviewed for approval or ratification by our Corporate Governance, ESG, and Sustainability Committee.

Based on information contained in separate Schedule 13G filings with the SEC, each of Warren E. Buffett/Berkshire Hathaway Inc. (Berkshire Hathaway), BlackRock, Inc. (BlackRock), and The Vanguard Group (Vanguard) reported that it beneficially owned more than 5% of the outstanding shares of our common stock as of December 31, 2020 (see “Stock ownership of directors, executive officers, and certain beneficial owners” on the next page). In the ordinary course of our business during 2020, our subsidiaries provided and are expected to continue to provide financial advisory, sales and trading, treasury, and other financial or administrative services to Berkshire Hathaway, BlackRock, and Vanguard and their subsidiaries. These transactions were entered into on an arm’s-length basis and contain customary terms and conditions. Our company and its subsidiaries may also, in the ordinary course, invest in BlackRock or Vanguard funds or other products or buy or sell assets to or from BlackRock or Vanguard funds and separate accounts.

42	BANK OF AMERICA

Stock ownership of directors, executive officers, and certain beneficial owners

Stock ownership of directors, executive officers, and certain beneficial owners

Our voting securities are our common stock, Series B Preferred Stock, and Series 1, 2, 4, and 5 Preferred Stock. The following table shows the number of shares of our common stock beneficially owned as of March 1, 2021 by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of any class of our voting securities, other than as reported in the table below, or had any outstanding options or warrants for such shares. Each director, each named executive officer, and all directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock. Unless otherwise noted, all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers. The table below also contains information about other stock units that are not deemed beneficially owned under SEC rules.

Name	Other stock units			Total
	Common stock beneficially owned	Deferred director stock awards(1)	Unvested restricted stock units(2)

Directors

Sharon L. Allen(3)	99,927	—	—	99,927

Susan S. Bies	170,931	—	—	170,931

Jack O. Bovender, Jr.	139,470	—	—	139,470

Frank P. Bramble, Sr.(4)	93,417	176,263	—	269,680

Pierre J.P. de Weck	70,480	—	—	70,480

Arnold W. Donald	88,704	6,644	—	95,348

Linda P. Hudson	19,507	78,564	—	98,071

Monica C. Lozano	3,000	176,893	—	179,893

Thomas J. May(5)	2,142	333,796	—	335,938

Lionel L. Nowell III	3,930	118,029	—	121,959

Denise L. Ramos	—	25,357	—	25,357

Clayton S. Rose(6)	25,515	25,477	—	50,992

Michael D. White(7)	85,650	51,562	—	137,212

Thomas D. Woods(8)	77,229	—	—	77,229

R. David Yost	64,153	135,759	—	199,912

Maria T. Zuber	30,605	—	—	30,605

Named Executive Officers

Brian T. Moynihan(9)	2,044,211	—	1,667,069	3,711,280

Paul M. Donofrio	853,875	—	546,307	1,400,182

Dean C. Athanasia(10)	330,963	—	517,641	848,604

Geoffrey S. Greener	987,168	—	546,307	1,533,475

Thomas K. Montag(11)	3,312,931	—	878,300	4,191,231

All directors and executive officers as a group (28 persons)(12)	11,049,969	1,128,344	6,593,109	18,771,422

Name	Common stock beneficially owned	Percent of class

Certain Beneficial Owners

Warren E. Buffett/Berkshire Hathaway Inc.(13)	1,032,852,006	12.0%

The Vanguard Group(14)	614,743,131	7.1%

BlackRock, Inc.(15)	515,170,704	6.0%

(1)

For non-management directors, includes stock units credited to their accounts pursuant to deferrals made under the terms of the Director Deferral Plan (DDP). These stock units do not have voting rights and are not considered beneficially owned under SEC rules. Each unit has a value equal to the fair market value of a share of our common stock. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement if vested at that time.

2021 PROXY STATEMENT	43

Stock ownership of directors, executive officers, and certain beneficial owners

(2)

Includes the following stock units, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 1, 2021 and/or the stock units will be paid in cash and therefore do not represent the right to acquire stock:

Name	Time-based RSUs (TRSUs)	Cash-settled RSUs (CRSUs)	Performance RSUs (PRSUs)	Total stock units

Brian T. Moynihan	297,486	213,821	1,155,762	1,667,069

Paul M. Donofrio	213,818	—	332,489	546,307

Dean C. Athanasia	203,705	—	313,936	517,641

Geoffrey S. Greener	213,818	—	332,489	546,307

Thomas K. Montag	343,967	—	534,333	878,300

All executive officers as a group	2,471,471	213,821	3,907,817	6,593,109

Each stock unit has a value equal to the fair market value of a share of our common stock, but does not confer voting rights. TRSUs will be settled 100% in shares of our common stock at vesting or, in certain circumstances, after termination of employment, and include the right to receive dividend equivalents. CRSUs do not include the right to receive dividend equivalents and will be paid in cash. PRSUs include the right to receive dividend equivalents and vest subject to attaining pre-established performance goals. To the extent earned, PRSUs will be settled 100% in shares of our common stock. For unearned PRSUs, the stock units shown include the number of PRSUs granted assuming 100% of the award will be earned; however, the actual number of stock units earned may vary depending upon achieving performance goals. Because they are economically comparable to owning shares of our common stock, certain of these stock units currently qualify for purposes of compliance with our stock ownership and retention requirements, except for PRSUs, which qualify only when earned.

(3)	Includes 1,000 shares of our common stock for which Ms. Allen shares voting and investment power with her spouse.

(4)	Includes 50,000 shares of our common stock for which Mr. Bramble shares voting and investment power with his spouse.

(5)

Includes 25,266 stock units held by Mr. May under the FleetBoston Director Stock Unit Plan, 3,508 stock units held under the Bank Boston Director Retirement Benefits Exchange Program, and 6,163 stock units held under the Bank Boston Director Stock Award Plan.

(6)	Includes 25,515 shares of our common stock for which Dr. Rose shares voting and investment power with his spouse.

(7)	Includes 77,000 shares of our common stock for which Mr. White shares voting and investment power with his spouse.

(8)	Includes 50,003 shares of our common stock for which Mr. Woods shares voting and investment power with his spouse.

(9)	Includes 58,376 shares of our common stock for which Mr. Moynihan shares voting and investment power with his spouse.

(10)	Includes 330,963 shares of our common stock for which Mr. Athanasia shares voting and investment power with his spouse.

(11)	Includes 812,061 shares of our common stock held by Mr. Montag in a family trust for which Mr. Montag shares investment power with his spouse, who is trustee.

(12)	Such persons have sole voting and investment power over 8,990,574 shares of our common stock and shared voting or investment power or both over 2,059,395 shares of our common stock.

(13)

Consists of common stock held indirectly by Warren E. Buffett, 3555 Farnam Street, Omaha, NE 68131 and Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. According to a Schedule 13G/A filed with the SEC on February 16, 2021, Mr. Buffett and Berkshire Hathaway Inc. had shared voting and investment power with respect to all 1,032,852,006 shares. Information about other entities deemed to share beneficial ownership of the shares, including their voting and investment power, is disclosed in the Schedule 13G/A.

(14)

Consists of common stock held by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. According to a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group had sole investment power with respect to 580,926,222 shares, shared voting power with respect to 12,390,013 shares, and shared investment power with respect to 33,816,909 shares.

(15)

Consists of common stock held by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. According to a Schedule 13G/A filed with the SEC on February 5, 2021, BlackRock, Inc. had sole voting power with respect to 444,687,301 shares and sole investment power with respect to 515,170,704 shares.

44	BANK OF AMERICA

Director compensation

Director compensation

Our director compensation philosophy is to appropriately compensate our non-management directors for the time, expertise, and effort required to serve as a director of a large, complex, and highly regulated global company, and to align the interests of directors and long-term shareholders.

Annual payments are made after the directors are elected by shareholders. Directors who begin their Board or committee chair service other than at the annual meeting of shareholders receive a prorated amount of annual compensation. Mr. Moynihan receives no compensation for his services as our sole management director.

2020 Director pay components

The primary elements of annual compensation and incremental awards for our non-management directors for 2020, all of whom are independent, are provided in the table below. Incremental awards recognize additional responsibilities and the time commitment of these critical Board leadership roles.

		Incremental awards for board leadership

Annual award components	Non- management directors ($)	Lead Independent Director ($)	Audit & Enterprise Risk Committee chairs ($)	Compensation and Human Capital & Corporate Governance, ESG, and Sustainability Committee chairs ($)

Cash Award	100,000	50,000	40,000	30,000

Restricted Stock Award	250,000	100,000	N/A	N/A

The annual restricted stock award in 2020 was made pursuant to the Bank of America Key Employee Equity Plan (KEEP). The number of restricted shares awarded is equal to the dollar value of the award divided by the closing price of our common stock on the NYSE on the grant date, rounded down to the next whole share, with cash paid for any fractional share. Dividends are paid on the award when they are paid on shares of our common stock. The annual restricted stock award is subject to a one-year vesting requirement. If a director retires before the one-year vesting date, a prorated amount of the award vests based on the number of days the director served during the vesting period before retirement. Any unvested amount of the award is forfeited.

2020 Director compensation review

Our Compensation and Human Capital Committee annually reviews and periodically recommends updates to the director compensation program to our Board for approval. The Committee’s recommendation takes into account our director compensation philosophy, changes in market practices, and consultation with the Committee’s independent compensation consultant, Farient Advisors. No changes were made to the form or amount of director compensation as part of the 2020 review.

Director deferral plan

Non-management directors may elect to defer all or a portion of their annual restricted stock or cash awards through the Bank of America Corporation Director Deferral Plan (Director Deferral Plan). When directors elect to defer their restricted stock award, their “stock account” is credited with “stock units” equal in value to the restricted stock award and subject to the same vesting requirement applicable to restricted stock awards to directors. Each stock unit is equal in value to a share of our common stock but because it is not an actual share of our common stock, it does not have any voting rights. When directors elect to defer their cash award, they may choose to defer into either a stock account or a “cash account.” Deferrals into a stock account are credited with dividend equivalents in the form of additional stock units and deferrals into the cash account are credited with interest at a long-term bond rate. Following retirement from our Board and depending on the director’s selection, a non-management director may receive the stock account balance (to the extent vested) and cash account balance in a single lump-sum cash payment or in a series of cash installment payments.

Stock retention requirements and hedging prohibition for directors

•

Under our stock retention requirements, non-management directors are required to hold and cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes on taxable events such as vesting) until termination of their service. All non-management directors are in compliance with these requirements.

•	Our Code of Conduct prohibits our directors from hedging and speculative trading of company securities.

•	See “Hedging policy” on page 29 for additional information about our hedging prohibition rules.

2021 PROXY STATEMENT	45

Director compensation

2020 Director compensation

The following table shows the compensation paid for services in 2020 to our non-management directors, all of whom are independent:

Director	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)

Sharon L. Allen	140,000	250,000	1,000	391,000

Susan S. Bies	100,000	250,000	473	350,473

Jack O. Bovender, Jr.	150,000	350,000	—	500,000

Frank P. Bramble, Sr.	140,000	250,000	—	390,000

Pierre J.P. de Weck	100,000	250,000	229,092	579,092

Arnold W. Donald	100,000	250,000	—	350,000

Linda P. Hudson	100,000	250,000	—	350,000

Monica C. Lozano	130,000	250,000	5,500	385,500

Thomas J. May	130,000	250,000	—	380,000

Lionel L. Nowell III	100,000	250,000	—	350,000

Denise L. Ramos	100,000	250,000	5,000	355,000

Clayton S. Rose	100,000	250,000	—	350,000

Michael D. White	100,000	250,000	—	350,000

Thomas D. Woods	100,000	250,000	105,768	455,768

R. David Yost	100,000	250,000	—	350,000

Maria T. Zuber	100,000	250,000	—	350,000

(1)

The amounts in this column represent the annual cash award plus any Lead Independent Director or committee chair cash retainers paid in 2020, including amounts deferred under the Director Deferral Plan. For 2020 cash awards deferred into the stock account under the Director Deferral Plan, our directors were credited with the stock units shown in the table below based on the closing price of our common stock on the date of deferral:

Director	Stock units (#)	Value of deferred stock units ($)

Thomas J. May	5,963.31	130,000

Denise L. Ramos	4,587.16	100,000

R. David Yost	4,587.16	100,000

(2)

The amounts in this column represent the aggregate grant date fair value of restricted stock awards granted during 2020, whether or not those awards were deferred under the Director Deferral Plan. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. As of December 31, 2020, our non-management directors held the number of unvested shares of restricted stock or, if deferred, unvested stock units shown in the table below:

Director	Unvested shares of restricted stock or stock units (#)

Sharon L. Allen	11,467

Susan S. Bies	11,467

Jack O. Bovender, Jr.	16,055

Frank P. Bramble, Sr.	11,468

Pierre J.P. de Weck	11,467

Arnold W. Donald	11,467

Linda P. Hudson	11,468

Monica C. Lozano	11,468

Thomas J. May	11,468

Lionel L. Nowell III	11,468

Denise L. Ramos	11,468

Clayton S. Rose	11,468

Michael D. White	11,468

Thomas D. Woods	6,192

R. David Yost	11,468

Maria T. Zuber	11,467

46	BANK OF AMERICA

Director compensation

(3)

Our directors are eligible to participate in our matching gifts program, under which our charitable foundation matches up to $5,000 in donations made annually by our employees and active directors to approved charitable organizations. Eligibility for matching gifts is based on the year the charitable donation was made by the director although the match may be completed in a subsequent year. This program is also available to all U.S.-based, benefits eligible employees. The values in this column reflect the amounts that were donated to charities in 2020 on behalf of directors under the matching gifts program. The following amounts match director donations made in 2020: Ms. Allen, $1,000; Mr. de Weck, $5,000; Ms. Lozano, $5,000; Ms. Ramos, $5,000; and the following amounts match director donations made prior to 2020: Ms. Lozano, $500.

Mr. de Weck is a member of the board of directors of Merrill Lynch International (MLI), a United Kingdom broker-dealer subsidiary of Bank of America, and began service as chair of the board of MLI on January 1, 2020. He stepped down as chair of the risk committee of MLI on March 10, 2020. For his collective services on the board of MLI, Mr. de Weck received an annual cash retainer totaling £100,000. Mr. de Weck is also chair of the board of directors of BofA Securities Europe S.A. (BofASE), a French broker-dealer subsidiary of Bank of America. For his services as chair of the board of directors of BofASE, Mr. de Weck received an annual cash retainer totaling €85,000, which was paid monthly. The retainers paid in 2020 are reported in the table above based on a weighted average exchange rate of approximately 0.78 pounds sterling to one dollar for his MLI service and approximately 0.88 euros to one dollar for his BofASE service. The exchange rate used for each payment was based on the average exchange rate for the month prior to the month of payment.

Mr. Woods became a member of the board of directors of MLI and began service as chair of the MLI risk committee on March 10, 2020. For his services as a non-management director of MLI and chair of the MLI risk committee, Mr. Woods received an annual cash retainer totaling £100,000, which was paid monthly and prorated for his period of service. The retainer paid in 2020 is reported in the table above based on a weighted average exchange rate of approximately 0.77 pounds sterling to one dollar. The exchange rate used for each payment was based on the average exchange rate for the month prior to the month of payment.

Ms. Bies served as chair of the board of directors of MLI until January 1, 2020 and received a prorated cash retainer which is reported in the table above based on an average exchange rate of approximately 0.77 pounds sterling to one dollar.

This column excludes the perquisites received by a director to the extent the total value of such perquisites was less than $10,000 in aggregate, as permitted under SEC rules.

2021 PROXY STATEMENT	47

Proposal 2: Approving our executive compensation (an advisory, non-Binding “Say On Pay” resolution)

Proposal 2: Approving our executive compensation

(an advisory, non-Binding “Say On Pay” resolution)

We are seeking an advisory vote to approve our executive compensation for 2020. At our 2017 annual meeting of shareholders, a majority of shareholders voted to have a “Say on Pay” vote each year. As a result, we will conduct an advisory vote on executive compensation annually at least until the next shareholder advisory vote on the frequency of such votes.

Although the “Say on Pay” vote is advisory and is not binding on our Board, our Compensation and Human Capital Committee will take into consideration the outcome of the vote when making future executive compensation decisions. At the 2020 annual meeting of shareholders, nearly 95% of the votes cast favored our “Say on Pay” proposal. The Committee considered this result and input from investors during our shareholder engagement process, and in light of the strong support, maintained a consistent overall approach for 2020.

Our Board has designed our current executive compensation program to appropriately link compensation realized by our executive officers to our performance and properly align the interests of our executive officers with those of our shareholders. The details of this compensation for 2020, and the reasons we awarded it, are described in “Compensation discussion and analysis,” starting below.

Our Board recommends a vote “FOR” approving our executive compensation (an advisory, non-binding “Say on Pay” resolution) (Proposal 2).

Our Board recommends that our shareholders vote in favor of the following resolution:

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this proxy statement.”

Compensation discussion and analysis

48	BANK OF AMERICA

Compensation discussion and analysis

1. Executive summary

a. Executive compensation philosophy

Our compensation philosophy is to pay for performance over the long-term, as well as on an annual basis. Our performance considerations include both financial and non-financial measures—including the manner in which results are achieved—for the company, line of business, and the individual.

The “Pay evaluation & decision process” section on page 56 presents the range of performance and governance considerations that the Compensation and Human Capital Committee considers as inputs into compensation decisions. These factors are evaluated each year and have remained generally consistent over time as part of a balanced and disciplined approach to the compensation decision process. Within that broader framework, the “2020 Company & segment performance” section on page 50 highlights key company and segment performance considerations for 2020, including the impact of the COVID-19 pandemic, and the “Individual performance highlights” section on page 57 focuses on performance for each of our named executive officers.

These considerations reinforce and promote Responsible Growth and maintain alignment with our Risk Framework. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and shareholder interests. Our Compensation and Human Capital Committee has the primary responsibility for approving our compensation strategy and philosophy, and the compensation programs applicable to our named executive officers listed below. With respect to Mr. Moynihan’s compensation, our Compensation and Human Capital Committee makes a recommendation that is further reviewed and approved by the independent members of the Board.

Named executive officers

Brian T. Moynihan	Chairman and Chief Executive Officer

Paul M. Donofrio	Chief Financial Officer

Dean C. Athanasia	President, Retail and Preferred & Small Business Banking

Geoffrey S. Greener	Chief Risk Officer

Thomas K. Montag	Chief Operating Officer

b. 2020 Executive compensation highlights

•	Our design is aligned with our focus on Responsible Growth and has been consistent for more than eight years, receiving an average of 94.5% shareholder support during that period, and includes:

O a mix of fixed and variable pay, O cancellation and clawback features in all equity-based incentives, and O the deferral of a majority of variable pay through equity-based incentives.

•

When evaluating 2020 performance of Named Executive Officers, the Compensation and Human Capital Committee considered a range of factors, including both financial and non-financial measures, as well as the extraordinary response of our executives to the needs of our clients, employees and communities impacted by the COVID-19 pandemic

•	Total compensation awarded to Mr. Moynihan for 2020 is $24.5 million, down 7.5% from 2019 total compensation of $26.5 million

•	93.9% of Mr. Moynihan’s 2020 awarded total compensation is variable and directly linked to company performance

•

Half of Mr. Moynihan’s 2020 variable pay is awarded as performance restricted stock units and must be re-earned, meaning 100% of the award is the maximum that can be earned, and vesting occurs only if performance standards are met over a three-year period

•	50% of net after-tax shares Mr. Moynihan receives as compensation must be retained until one year after retirement

c. Shareholder engagement & “Say on Pay” results

We conduct shareholder engagement throughout the year and provide shareholders with an annual opportunity to cast an advisory “Say on Pay” vote. At our 2020 annual meeting of shareholders, out of approximately 8.7 billion shares outstanding and entitled to vote nearly 95% of the approximately 6.2 billion votes cast favored our “Say on Pay” proposal. This represents the 10th consecutive year of “Say on Pay” approval of 92% or higher. Additionally, in 2020 and early 2021, management and directors met with investors owning approximately 24% of our outstanding common shares and, at the majority of these meetings, discussed our executive compensation program, human capital management, and other compensation-related matters. These discussions, together with the 2020 “Say on Pay” results, indicated strong support for our 2019 compensation program and influenced our decision to maintain a consistent overall approach for 2020.

2021 PROXY STATEMENT	49

Compensation discussion and analysis

2. 2020 Company & segment performance

a. Response to the COVID-19 pandemic and unprecedented global health and humanitarian crisis

In 2020, we witnessed one of the most tumultuous economic periods in our company’s history. Our decade-long focus on Responsible Growth positioned us to be a source of stability for our customers and clients during this health and humanitarian crisis, to continue supporting the communities in which we work and live, and to consistently deliver for our shareholders.

Our company came together in new ways to deliver for our clients, communities and each other - and for our shareholders. The Compensation and Human Capital Committee carefully considered these impacts, as well as the extraordinary response of our executives and teammates in this unprecedented environment while evaluating performance and making compensation decisions. Following are highlights of actions the company has taken to support teammates, clients and communities during 2020.

Supporting our teammates

$9.4 million Distributed to employees through Employee Relief Fund 165,000+ Employees engaged in courageous conversations raising awareness of the issues of racial inequality

Our first priority was to help safeguard our teammates’ health and safety so that we could provide the essential services expected of one of the country’s leading financial institutions.

•  We did not make any COVID-19 pandemic-related layoffs in 2020.

•  We supported our employees’ families with nearly 3 million days of back-up care for children and adults as well as providing student enrichment resources.

•  We helped protect our employees’ safety through restricted travel and in-person meetings; enhanced cleaning procedures, health supplies and wellness checks; site-specific physical distancing plans; more than 44,000 free virtual consults with physicians and behavioral health providers; expanded capacity to serve clients virtually and implementation of a significant work-from-home posture.

$20/hour In 2020, we raised our minimum hourly rate of pay for U.S. teammates to $20

•  In the first quarter of 2021, we announced Delivering Together compensation awards in recognition of our teammates’ hard work to address the unprecedented challenges of the COVID-19 pandemic.

•  ≈ 24,000 employees were reskilled to be deployed to various projects and initiatives while allowing our high risk employees to opt into a work from home status during the pandemic.

Supporting our clients

Due to the extraordinary efforts of our teammates, the strength of our platform, and our focus on Responsible Growth, we achieved the highest client satisfaction scores in company history. Support for our clients began with providing uninterrupted service through resilient and scaled operating systems, even as we experienced record volumes of client activity across many platforms.

•  Years of consistent investment in our leading digital platform positioned us to provide 24-hour virtual services to consumer and commercial clients, which remains an important service as many customers continue to work from their homes.

•  To aid distressed borrowers, we processed approximately 2 million loan payment deferral requests through our Client Assistance Program (≈77,000 remained in place at the end of 2020).

•  We also approved $276 billion in new or expanded commercial commitments and raised $772 billion in capital for clients across debt and equity markets in 2020.

•  These funding efforts helped to enable companies to keep Americans employed and healthy. At the same time, we supported our institutional investor clients by providing liquidity and a strong and resilient trading platform.

≈343,000

Paycheck Protection Program (PPP) loans
extended, ending year with $23 billion in balances

$26 billion

Economic Impact Payments processed for
clients and non-clients

$70 billion

In draws of funding facilitated for Commercial
clients during uncertainty of March and April 2020

Supporting our communities

$1 billion

Commitment to help drive racial equality and
economic opportunity

$350 million

Provided in philanthropy to address critical
needs related to the COVID-19 pandemic

$1.8 billion

Portfolio as largest private investor in Community
Development Financial Institutions

We mobilized our teams and resources to support communities impacted by the COVID-19 pandemic and accelerated our longstanding work to promote racial equality and economic opportunity. This critical work allowed us to assist the 240 communities we serve across the U.S., much of which was accomplished via local outreach with community partners.

•  To help support communities through the COVID-19 pandemic, we sourced and donated supplies to vulnerable populations including approximately 19 million masks, more than 13,000 cases of sanitizer and 1.4 million gloves.

•  We made a $1 billion commitment to help drive racial equality and economic opportunity, $300 million of which has already been allocated: $25 million in support of jobs initiatives, $25 million to support underserved and minority communities, $50 million in direct equity investments to Minority Depository Institutions and $200 million of equity funding to minority entrepreneurs and businesses.

•  We issued a $1 billion corporate social bond aimed at fighting the COVID-19 pandemic, with proceeds to support hospitals, nursing facilities, and manufacturers of healthcare equipment and supplies.

•  We issued a first-of-its-kind $2 billion equality progress sustainability bond to help advance racial equality, economic opportunity and environmental sustainability.

50	BANK OF AMERICA

Compensation discussion and analysis

b. Company performance

Following are financial highlights and key measures of company and line of business performance that our Compensation and Human Capital Committee considered in evaluating the 2020 performance of our named executive officers, taking into account the strong response to the needs of our clients, employees and communities in light of the COVID-19 pandemic. See the “Pay evaluation & decision process” section on page 56 for more details on factors used in compensation decisions.

•  Net income of $17.9 billion, or $1.87 per diluted share, down from $27.4 billion and $2.75 per share in 2019, reflecting the impact of higher credit costs as we built reserves for potential future credit losses and lower interest rates

•  Revenue of $85.5 billion was down 6% driven by the sharp decline in interest rates

•  Noninterest expense of $55.2 billion; up 1% from $54.9 billion in 2019, continuing the company’s focus on operating cost controls while the company incurred significant costs to support employees and protect customers during the COVID-19 pandemic

•  Provision expense was $11.3 billion, up significantly from 2019 as a result of building credit reserves in the first half of 2020 for a potential rise in net charge-offs in the future

•  Net charge-offs remained near historic lows at $4.1 billion or 0.4% of average loans and leases

•  Grew deposits by more than $360 billion to $1.8 trillion and liquidity increased to record levels

•  Book value per share increased to $28.72 in 2020; and tangible book value per share increased to $20.60 in 2020*

•  Return on average assets (ROA) of 0.67%, return on average common shareholders’ equity of 6.8%, and return on average tangible common shareholders’ equity of 9.5%*

•  Strengthened capital and liquidity to record levels

•  Distributed more than $13 billion to shareholders through dividends and share repurchases, with $36 billion of excess capital above minimum requirements

•  Common equity tier 1 capital ratio increased to 11.9%, remaining well above our 9.5% regulatory minimum requirement

*   Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

c. Segment performance

Business ($ in millions)	Total revenue(1)		Provision for credit losses		Noninterest expense		Net income (loss)
	2020	2019	2020	2019	2020	2019	2020	2019

Consumer Banking	33,262	38,587	5,765	3,772	18,878	17,646	6,507	12,962

Global Wealth & Investment Management	18,584	19,538	357	82	14,154	13,825	3,075	4,251

Global Banking	18,987	20,483	4,897	414	9,337	9,011	3,470	8,073

Global Markets	18,766	15,614	251	(9)	11,422	10,728	5,249	3,500

All Other(2)	(3,572)	(2,383)	50	(669)	1,422	3,690	(407)	(1,356)

Total Corporation	85,528	91,244	11,320	3,590	55,213	54,900	17,894	27,430

(1)

Bank of America Corporation reports its results of operations, including total revenue, for each business segment and All Other on a fully taxable equivalent (FTE) basis. Total revenue for Bank of America Corporation on an FTE basis was $86,027 million for 2020 and $91,839 million for 2019, which are non-GAAP financial measures. FTE basis adjustments were $499 million and $595 million in 2020 and 2019. See Appendix A for more information about total revenue of Bank of America Corporation on an FTE basis.

(2)

“All Other” consists of asset and liability management activities, equity investments, non-core mortgage loans and servicing activities, liquidating businesses, and certain expenses not otherwise allocated to a business segment.

2021 PROXY STATEMENT	51

Compensation discussion and analysis

Segment highlights(1)

The Compensation and Human Capital Committee considered the 2020 company and segment performance highlights discussed below, as well as other company and business results, to confirm that management is delivering Responsible Growth, continuing to streamline and simplify our company, and driving operational excellence. As with overall company results, Committee members also took into account the significant impact that the COVID-19 pandemic had on revenue, expense and credit costs, and each segment’s response when evaluating performance. The four segments are comprised of our eight lines of business which are how we serve the core financial needs of people, companies, and institutions.

(1)	Segment highlights compare to 2019 unless otherwise noted.
(2)	Estimated retail consumer deposits based on June 30, 2020 FDIC deposit data.
(3)	Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

52	BANK OF AMERICA

Compensation discussion and analysis

3. Executive compensation program features

a. Executive pay components & variable pay mix

Our Compensation and Human Capital Committee determines the pay for our named executive officers for each performance year. Our pay-for-performance structure is designed to emphasize variable pay and help motivate our executives to deliver sustained shareholder value and Responsible Growth.

Restricted stock units are divided into the following components: cash-settled (CEO only), time-based and performance-based. The CEO’s cash-settled restricted stock units continue to vest over one year. Time-based restricted stock units vest ratably over four years, increased from three years in 2019, to further drive long-term shareholder alignment. Our performance-based awards continue to use a re-earn approach, meaning 100% of the award is the maximum that can be earned, and vest only if performance standards are met over a three-year period. Future performance below these standards will decrease the amount paid, and no PRSUs will be re-earned if results are below the minimum standards.

The following chart provides an overview of the 2020 pay components for our named executive officers, including the vesting and performance standards that provide a multi-year look back on 2020 achievements.

Performance Year 2020 Pay Components

Cash Pay Components

Description	How it pays
Base salary

• Determined based on job scope, experience, and market comparable positions; provides fixed income to attract and retain executives and balance risk-taking	• Semi-monthly cash payment through 2020

Annual cash incentive—except CEO

• Provides short-term variable pay for the performance year for non-CEO executives	• Single cash payment in February 2021

Restricted Stock Pay Components

Description	How it pays

Cash-settled restricted stock units (CRSUs)—CEO only

• Track stock price performance over 1-year vesting period • Vest in 12 equal installments from March 2021 – February 2022	• Granted in February 2021 • Cash-settled upon vesting

Performance restricted stock units (PRSUs)

•  Vest based on future achievement of specific tax-normalized return on assets (ROA) and growth in adjusted tangible book value (TBV) standards over 3-year performance period

•  Track company and stock price performance

•  Encourage sustained earnings during the performance period; future adverse performance below these standards will decrease the amount paid

•  Granted in February 2021

•  If performance standards are achieved, grants will be re-earned at the end of the performance period (2023)

•  100% is the maximum that can be re-earned

•  If both threshold standards are not achieved, the entire award is forfeited

•  Stock-settled to the extent re-earned

See “Results for performance restricted stock units” on page 61 for the vesting and value of prior awards.

Time-based restricted stock units (TRSUs)
• Track stock price performance over 4-year vesting period • Align with sustained longer-term stock price performance	• Granted in February 2021 • Vested in four equal annual installments beginning in February 2022 • Stock-settled upon vesting

Performance Year 2020 Variable Pay Mix

•  A majority of variable pay is delivered as equity-based awards that reflect the balance between short-term and long-term results

•  The charts to the right illustrate the variable pay mix for our CEO and other named executive officers

2021 PROXY STATEMENT	53

Compensation discussion and analysis

b. Compensation risk management features

Our Compensation and Human Capital Committee has designed our executive compensation program to encourage executive performance consistent with the highest standards of risk management.

i. Pay practices

Highlighted below are the key features of our compensation program for executive officers, including the pay practices we have implemented to drive Responsible Growth, encourage executive retention, promote conduct consistent with our values, and align executive and shareholder interests. We also identify certain pay practices we have not implemented because we believe they do not serve our risk management standards or shareholders’ long-term interests.

What We Do	Pay for performance and allocate individual awards based on actual results and how results were achieved
Use balanced, risk-adjusted performance measures
Review feedback from independent control functions in performance evaluations and compensation decisions
Provide appropriate mix of fixed and variable pay to reward company, line of business, and individual performance
Defer a majority of variable pay as equity-based awards
Apply clawback features to all executive officer variable pay
Require stock ownership and retention to retirement of a significant portion of equity-based awards
Engage with shareholders on governance and compensation
Prohibit hedging and speculative trading of company securities
Grant equity-based awards on a pre-established date to avoid any appearance of coordination with the release of material non-public information

What We Don’t Do	Change in control agreements for executive officers
Severance agreements for executive officers
Multi-year guaranteed incentive awards for executive officers
Severance benefits to our executive officers exceeding two times base salary and bonus without shareholder approval per our policy
Accrual of additional retirement benefits under any supplemental executive retirement plans
Excise tax gross-ups upon change in control
Discounting, reloading, or repricing stock options without shareholder approval
Single-trigger vesting of equity-based awards upon change in control
Adjust PRSU results for the impact of litigation, fines, and penalties or non-tax impairment charges

Additionally, it has not been our policy to provide for the accelerated vesting of equity awards upon an employee’s voluntary resignation to enter government service.

The “Compensation governance and risk management” discussion beginning on page 27 contains more information about our Compensation Governance Policy and our compensation risk management practices. That section describes our Chief Risk Officer’s review and certification of our incentive compensation programs and our Chief Audit Executive’s risk-based review of our incentive plans. We also describe the extent to which our CEO participates in determining executive officer compensation, and the role of Farient Advisors, the Committee’s independent compensation consultant.

54	BANK OF AMERICA

Compensation discussion and analysis

ii. Multiple cancellation & clawback features

Our equity-based awards are subject to three separate and distinct features that can result in the awards being cancelled or prior payments being clawed back in the event of certain detrimental conduct or financial losses. These features were designed to encourage appropriate behavior and manage risk in our compensation program. Our named executive officers are subject to all three cancellation and clawback features.

	Detrimental conduct cancellation & clawback	Performance-based cancellation	Incentive compensation recoupment policy

Who

•  Applies to approximately 17,600 employees who received equity-based awards as part of their 2020 incentive compensation, as well as all recipients of our special equity-based awards granted in February 2020

•  Applies to approximately 4,600 employees who are deemed to be “risk takers” and received equity-based awards as part of their 2020 compensation

•  “Risk takers” defined according to banking regulations and company policies

• Applies to all of our executive officers • Our policy covers a broader group of executives than required by the Sarbanes-Oxley Act, which covers only the CEO and Chief Financial Officer

When

•  An employee engages in certain “detrimental conduct,” including:

O illegal activity

O breach of a fiduciary duty

O  intentional violation or grossly negligent disregard of our policies, rules, and procedures

O  trading positions that result in a need for restatement or significant loss

O conduct constituting “cause”

•  Our company, a line of business, a business unit, or an employee experiences a loss outside of the ordinary course of business and the employee is found to be accountable based on:

O the magnitude of the loss

O  the decisions that may have led to the loss

O the employee’s overall performance

• When fraud or intentional misconduct by an executive officer causes our company to restate its financial statements

What	• All unvested equity awards will be cancelled • Any previously vested award may be recouped, depending on the conduct	• All or part of the outstanding award may be cancelled	• Any incentive compensation may be recouped as determined by the Board or a Board committee • Any action necessary to remedy the misconduct and prevent its recurrence may be taken

Since 2011, all of our equity-based awards provide that they are subject to any final rules implementing the compensation clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) that the SEC and NYSE may adopt. We intend to update our policies to reflect any applicable rules implementing the Dodd-Frank Act clawback requirements that are finalized, released, and become effective.

Pursuant to our Incentive Compensation Forfeiture & Recoupment Disclosure Policy, we will disclose publicly the incentive forfeitures or clawbacks recovered from certain senior executives in the aggregate pursuant to our Detrimental Conduct and Incentive Compensation Recoupment policies described above, subject to certain privacy, privilege, and regulatory limitations.

iii. Stock ownership & retention requirements

Our stock ownership and retention requirements align executive officer and shareholder interests by linking the value realized from equity-based awards to sustainable company performance. Beginning with awards granted for 2012, our Corporate Governance Guidelines require:

Minimum shares of common stock owned		Retention

Chief Executive Officer	500,000 shares	50% of net after-tax shares received from equity-based awards retained until one year after retirement

Other Executive Officers	300,000 shares	50% of net after-tax shares received from equity-based awards retained until retirement

In light of our policy, we expect new executive officers to be in compliance with these requirements within five years. Full-value shares and units owned, awarded, or deemed beneficially owned are included in the stock ownership calculations; PRSUs are included only when earned and stock options are not included. Our Code of Conduct prohibits our executive officers from hedging and speculative trading of company securities. See the “Hedging policy” section on page 29 for more information on our hedging policy and rules.

2021 PROXY STATEMENT	55

Compensation discussion and analysis

4. Compensation decisions and rationale

a. Pay evaluation & decision process

Each year, our Compensation and Human Capital Committee reviews our named executive officers’ performance using a balanced and disciplined approach to determine their base salaries and variable compensation awards. The approach for 2020 included a range of performance and governance considerations as inputs into compensation decisions, which remain largely unchanged from prior years, with consideration also given in 2020 to the response of our executives to the COVID-19 pandemic, as noted in the Response to COVID-19 pandemic and unprecedented global health and humanitarian crisis section on page 50.

*	Pages 57 through 59 provide material factors aligned to each of the four tenets the Committee considered.

56	BANK OF AMERICA

Compensation discussion and analysis

b. Individual performance highlights

Material factors considered in the Committee’s assessment of individual performance for 2020 include:

Brian T. Moynihan	Mr. Moynihan has served as the Chief Executive Officer of Bank of America Corporation since January 2010 and as Chairman of our Board since October 2014.
Grow and win in the market

•   Continued our firm-wide discipline of Responsible Growth which enabled our company to be a source of strength during the COVID-19 pandemic for our teammates, customers and communities while continuing to provide value to our shareholders

•   Reported net income of $17.9 billion and revenue of $85.5 billion, both down as compared to 2019, reflecting the impact of higher provision for credit losses as a result of the COVID-19 pandemic and lower interest rates

•   Issued a $1 billion corporate social bond to support the fight against the COVID-19 pandemic, the first issued by a U.S. commercial bank, in addition to a $100 million commitment to philanthropic support for local communities to purchase medical supplies, food and other priorities

•   Total investment banking fees increased 27% to $7.2 billion (excluding self-led deals), primarily driven by higher equity issuance fees

•   Added ≈22,000 net new households in Merrill and ≈1,800 new relationships in Private Bank

•   Became the #1 lender to small businesses in both conventional and PPP loans, the #1 SB bank for deposit growth, and the #1 SB Digital Bank

•   Retained the #1 deposit market share position for retail deposits based on June 30, 2020 FDIC deposit data

Grow with our customer–focused strategy

•   Delivered ≈343,000 Paycheck Protection Program (PPP) loans, retraining and redeploying over 24,000 teammates to assist with PPP loan origination, and driving proactive client outreach with over 35 million calls or emails to clients since March 1, 2020

•   Continued to deliver on our high-tech, high-touch approach by providing leading digital banking platforms with more than 39 million active users, including approximately 31 million active mobile users

O  Erica (our AI-driven virtual financial assistant) has helped more than 17 million clients complete more than 230 million requests, with 7 million clients using Erica for the first time in 2020

O  Nearly 13 million clients, including Small Business clients, actively use Zelle (a digital payments app); in 2020 clients sent and received more than 517 million transactions totaling $141 billion (a year-over-year increase of 71% and 80%, respectively)

•   Drove growth in total average deposits to over $1.6 trillion (18.3% increase from 2019) with total average loans and leases growing $24 billion (2.5% increase from 2019)

Grow within our Risk Framework

•   Continued strong asset quality in a period of stress; net charge-off ratio increased to 42 bps compared to 38 bps in 2019

•   Successfully delivered our 2020 Comprehensive Capital Analysis and Review (CCAR) submission and resubmission, which included new capital rules and guidance

•   Maintained credit ratings with stable rating outlook at The Big Three rating agencies during 2020, despite the COVID-19 pandemic

•   Focused on proactive risk management, strong corporate governance, and discipline in client selection and underwriting standards to drive Responsible Growth

•   Increased common equity tier 1 capital ratio to 11.9%, remaining well above our 9.5% regulatory minimum requirement

Grow in a sustainable manner

•   Mr. Moynihan received the 2020 Chief Executive of the Year award from Chief Executive magazine and Banker of the Year from Euromoney, both awards citing his quick action in response to the COVID-19 pandemic

•   Served as Chairman of both the World Economic Forum’s International Business Council and the Bank Policy Institute, and co-chair of the Sustainable Markets Initiative helping to shape industry and broader public company positions on a range of critical topics

•   Committed $1 billion to help drive racial equality and economic opportunity with $300 million already allocated to job initiatives, underserved and minority communities, direct equity investments to Minority Depository Institutions (MDIs) and equity funding to minority entrepreneurs and businesses

•   Led the banking industry in support for higher wages by raising the minimum hourly rate of pay for U.S. employees to $20 in 2020—one year earlier than planned

•   Dow Jones Sustainability Index recognized our ESG efforts, marking the eighth consecutive year of being named to the North America Index; we were also named to CDP’s climate change A List, which recognizes businesses leading the way to a more sustainable future

•   Achieved record employee satisfaction, recognizing the longstanding commitment to being a great place to work

•   Diversity scorecard metrics are up year-over-year across the enterprise as compared to 2019; our businesses are seeing meaningful increases in both female and people of color representation

•   Announced Delivering Together awards to 97% of teammates to recognize their outstanding efforts throughout the pandemic to be paid in Q1 2021

•   Industry leader in being a great place to work:

O  Named to Fortune’s Change the World list for the fourth year and 75 Best Large Workplaces for Women list for the second consecutive year

O  Named to the 100 Best Companies list for the 32nd consecutive year, the Best Companies for Dads list, and the Best Companies for Multicultural Women list by Working Mother

O  Included in the Bloomberg Gender-Equality Index for the fifth consecutive year

O  Named World’s Best Bank for Corporate Responsibility and recognized for Excellence in Leadership in North America by Euromoney

See “Being a Great Place to Work” on page 35 for additional external recognition

2021 PROXY STATEMENT	57

Compensation discussion and analysis

Paul M. Donofrio

Mr. Donofrio is Chief Financial Officer, with responsibility for the overall financial management of the company, including accounting, financial and regulatory reporting, balance sheet management, financial planning and analysis, corporate treasury, investor relations, corporate investments, and tax. His responsibilities also include leading Enterprise Cost Management, a company-wide initiative that is central to delivering operational excellence and Responsible Growth.

Grow and win in the market

•   As a member of the management team, served in a critical advisory role for the company’s response to the COVID-19 pandemic

•   Continued to drive expense discipline, partially offsetting the increased costs associated with our response to the COVID-19 pandemic in order to support our employees, clients and communities

•   Provided transparency and strategic insights to business leaders, building daily reporting processes for capital, liquidity, and balance sheet, and other reports regarding our response to the COVID-19 pandemic and associated government programs

•   Adapted balance sheet and related investment portfolio activities to promote disciplined management of the enterprise deposit portfolio and investment of excess liquidity resulting from an influx in customer deposits

Grow with our customer–focused strategy

•   Effectively delivered holistic and detailed context of enterprise strategy, including Responsible Growth and our response to the COVID-19 pandemic, through increased interactions with sell-side analysts and investors

•   Recently ranked as the number two large cap bank CFO by Institutional Investor magazine after significantly increasing investor engagement

•   Bank of America ranked second for Best Overall Transparency and first for Investor Relations Website in Labrador’s 2020 Transparency Awards

Grow within our Risk Framework

•   Maintained accurate, well-controlled and timely reporting of financial results, ensuring seamless execution of all core deliverables and meeting increased regulatory reporting requirements while in a business continuity posture due to COVID-19 pandemic

•   Drove significant improvements in automation and high risk regulatory reporting

•   Adapted the CCAR baseline process for successful resubmission with accelerated timelines and requirements

•   Despite significant market volatility, effectively managed the hedging of material financial risks, including our defined benefit pension schemes, our mortgage servicing rights, our non-qualified deferred compensation schemes, and capital volatility arising from valuation changes in the enterprise’s liquidity portfolio

Grow in a sustainable manner

•   Continued to streamline the CFO operating model to better align management responsibilities and common processes, and centralize activities for more effective and efficient execution

•   Expanded comprehensive talent management processes focused on developing, retaining, and promoting visibility for top performers and diverse talent; within senior roles, added Black/African American representation to the CFO leadership team; female representation increased 5% and Black/African American representation increased 13% compared to 2019

•   Significantly improved the CFO’s 2020 employee engagement results with overall Employee Engagement at 91% (7% increase compared to 2019) and Diversity & Inclusion at 85% (4% increase compared to 2019)

Dean C. Athanasia

Mr. Athanasia is the President of Retail and Preferred & Small Business Banking, where he is responsible for serving approximately 66 million consumer and small business clients in the United States with a full range of products and services, delivered with unmatched convenience through 4,312 financial centers, 16,904 ATMs, and a state of the art digital platform to create an exceptional client experience.

Grow and win in the market

•   Increased Consumer Banking average client assets by 18% year-over-year to $1.4 trillion, despite challenges from the COVID-19 pandemic

•   Continued to grow the #1 Ranked Retail Estimated Deposit share per 2020 FDIC data by both deepening relationships with existing clients and serving new markets

•   Furthered our reputation as an industry innovator by launching Life Plan®, a digital experience that connects millions of clients to planning and guidance that is relevant, timely, and helps shape a path forward

Grow with our customer–focused strategy

•   Supported clients throughout the COVID-19 pandemic while helping to protect the safety and health of our employees including:

O  #1 PPP lender by small business loan count, according to SBA.gov data, leading the industry in providing vital assistance to U.S. small businesses

O  Enabled the distribution of billions of dollars in government stimulus funds to individuals and families

O  Maintained open financial centers throughout the COVID-19 pandemic, deployed personal protective equipment (PPE), and emphasized the importance of adhering to health guidelines (e.g., social distancing, redefining physical spaces)

•   Won 132 industry awards in 2020 (86% increase as compared to 2019), including Best Bank in North America & the U.S. by Global Finance as well as North America’s Best Digital Bank by Euromoney

•   Strong focus on client experience, reaching an all-time high with 85.6% of consumer and small business clients rating Bank of America 9 or 10 on a 10-point scale, despite COVID-19 pandemic-related challenges

Grow within our Risk Framework

•   Continued to streamline operations through significant investment in technology, financial centers, and client professionals

•   Responsibly managed our credit portfolio, ramping up credit assistance activities and proactive outreach, when appropriate

Grow in a sustainable manner

•   Committed to supporting individuals and businesses in underserved communities; one-third of our financial centers and ATMs are located in low- and moderate-income (LMI) neighborhoods

•   Continued focus on building a strong, diverse workforce to better reflect the clients and communities we serve and to provide a diverse pipeline for future leaders, with 60.6% ethnically diverse employees

•   Since 2018, through the Enterprise Pathways Program, Bank of America has hired more than 10,000 employees from LMI neighborhoods

O  Through non-profit community partners, Bank of America has received more than 1,700 candidate referrals for career opportunities

O  Individuals hired through the Enterprise Pathways Program are experiencing career mobility and advancement, along with stronger retention rates as compared to other external talent hired

•   Reached an all-time high in employee satisfaction as well as record-low turnover rate, all while retraining and redeploying employees to overcome unforeseen challenges such as PPP-related duties

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Compensation discussion and analysis

Geoffrey S. Greener

Mr. Greener is Chief Risk Officer and is responsible for overseeing the company’s governance and strategy for global risk management, including relationships with key regulators and supervisory institutions worldwide.

Grow and win in the market

•   Continued to support our clients and Responsible Growth by providing risk guidance on $276 billion in new or expanded commercial commitments and $772 billion in capital raised on behalf of clients

•   Increased risk management routines across all businesses in order to make timely decisions for customers in a stressed environment

•   Continued internal and external dialogue to reinforce Responsible Growth, emphasizing that managing risk well is foundational to serving our customers

Grow with our customer–focused strategy

•   Continued strong asset quality across the portfolio with a net charge-off rate of 42 bps and non-performing loan rate of 54 bps at December 31, 2020

•   Supported the business with implementation and delivery of the CARES Act and the company’s Client Assistance Program

•   Helped our clients weather a challenging environment by maintaining availability of credit in the early stages of the COVID-19 pandemic for consumer and small business clients

Grow within our Risk Framework

•   Drove continued emphasis on identifying issues internally and resolving them in a timely manner, exceeding the company-wide target for self-identifying issues

•   Continued to enhance risk coverage, processes and controls evolving our oversight of risk along with the changing environment

•   Maintained strong communication and engagement with the Board and led robust conversations on responding to the current environment as well as top and emerging risks

Grow in a sustainable manner

•   Employee engagement survey results continue to demonstrate that our risk culture is sound, with risk-related scores at all-time highs and above industry benchmarks

•   Proactive champion for diversity; improved representation in senior roles for women and Black/African American leaders, and continued to drive diversity and inclusion initiatives through engagement, recruitment, and development of diverse leaders

•   Continued to evolve the Risk function by establishing a Climate Risk team reporting directly to the CRO

Thomas K. Montag

Mr. Montag is Chief Operating Officer and is responsible for all of our businesses that serve companies and institutional investors, including middle-market commercial and large corporate clients, and institutional investor clients. Mr. Montag also oversees Bank of America’s Global Research and Global Markets Sales and Trading businesses. Bank of America serves clients in more than 100 countries and has relationships with 95% of the U.S. Fortune 1,000 companies and 74% of the Fortune Global 500.

Grow and win in the market

•   Global Banking and Global Markets navigated significant headwinds in 2020 with regards to the COVID-19 pandemic and ability to meet with clients, but Global Banking was able to capture additional market share and Global Markets captured value from market volatility

•   Global Banking net income of $3.5 billion (down 57% from 2019), primarily driven by a $4.5 billion increase to provision expense and lower revenue. Efficiency ratio of 49% and return on average allocated capital of 8%

•   Global Markets net income of $5.2 billion (up 50% from 2019), $5.4 billion excluding net DVA[1], the highest Global Markets net income level since 2009, with return on average allocated capital of 15%

•   Combined average loans and leases up 2% from 2019 to $455 billion; combined average deposits up 28% from 2019 to $504 billion for Global Banking and Global Markets; investment banking fees market share improved 70 bps

Grow with our customer–focused strategy	• Named North America’s Best Bank for Small to Medium-Sized Enterprises by Euromoney • Equity Derivatives House of the Year by GlobalCapital
Grow within our Risk Framework

•   Recorded positive trading-related revenue for 98% of trading days during 2020; 87% of trading days had daily trading gains of over $25 million

•   Continued to optimize our structure and operations in response to the COVID-19 pandemic, and regulatory and macroeconomic change, including PPP support and strategic positions for Brexit

•   Continued focus on managing risk in a responsible manner considering increased market volatility and impacts due to the COVID-19 pandemic, maintaining stable returns with value at risk typically at the lower end of peers

Grow in a sustainable manner

•   Sustained focus on organizational health and manager effectiveness

•   Continued investment in developing a diverse and inclusive organization, including increases in diverse hires through campus programs, and increases in senior role representation for female, Black/African American, and Hispanic/Latino leaders

•   Drove employee engagement, connectivity, and inclusion through innovative programs, including the internal Forward Together series, which focused on conversations around social and racial justice

¹	Net Debit Valuation Adjustments (DVA) represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

For additional details on Global Banking and Global Markets performance, see “2020 Company & segment performance” on page 50.

2021 PROXY STATEMENT	59

Compensation discussion and analysis

c. 2020 Compensation decisions

The Compensation and Human Capital Committee determined 2020 variable compensation in January 2021 after completing its review of annual performance as described in “Pay evaluation & decision process” on page 56. The following table summarizes performance year 2020 compensation for Named Executive Officers which is down, on average, 7.5% as compared with 2019 total compensation decisions:

Name	Base salary ($)	Annual cash incentive ($)	Cash- settled restricted stock units ($)	Performance restricted stock units ($)	Time- based restricted stock units ($)	Total ($)

Brian T. Moynihan	1,500,000	0	6,900,000	11,500,000	4,600,000	24,500,000

Paul M. Donofrio	1,000,000	4,400,000	0	3,300,000	3,300,000	12,000,000

Dean C. Athanasia	1,000,000	4,240,000	0	3,180,000	3,180,000	11,600,000

Geoffrey S. Greener	1,000,000	4,400,000	0	3,300,000	3,300,000	12,000,000

Thomas K. Montag	1,250,000	7,100,000	0	5,325,000	5,325,000	19,000,000

Note: Some of the 2020 compensation above differs from the “Summary compensation table” on page 63. SEC rules require that the “Summary compensation table” include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity-based incentives granted in 2020 for the 2019 performance year are shown in the “Summary compensation table” as 2020 compensation. The equity-based incentives above were granted in 2021 for the 2020 performance year. The “Summary compensation table” also includes elements of compensation not shown above.

For a description of the pay components above, see “Executive pay components & variable pay mix” on page 53.

d. Standards for performance restricted stock units

Re-earning the PRSUs granted in February 2021 (based on 2020 performance) requires the company to meet average ROA and average adjusted TBV growth standards (tax-normalized) over a three-year performance period from 2021-2023.

In light of company performance in 2020 and performance expectations given the broader economic environment, the Committee has recalibrated standards for average ROA, while making no changes to standards for average adjusted TBV growth. Furthermore, in consideration of the Committee setting standards based on the information and assumed tax policies available at the time and to maintain the intended incentives and economics of awards during the performance period, for the PRSUs granted in 2021, metric results will be normalized for the material effects of any tax changes as outlined below. As has been consistent practice, the Committee does not exercise discretion to change payouts and there is no change to the standards for previously granted but not yet vested performance RSU awards.

Under a hypothetical scenario, if our 2020 ending assets of $2.8 trillion remained constant during the performance period, our company would need to earn $67.7 billion in aggregate net income from 2021-2023 to achieve the PRSU 0.8% average ROA growth standard. On an annualized basis, this equals approximately $22.6 billion in earnings which is 26% higher than 2020 reported net income of $17.9 billion.

These performance metrics and standards encourage the achievement of sustained shareholder value and Responsible Growth. PRSUs are forfeited if results are below both minimum standards. PRSUs granted since 2017 provide no upside payout opportunity (100% is the maximum that can be re-earned for these awards). For any portion of the PRSU standards achieved, payment will be made after the end of the performance period. The performance year 2020 PRSU standards are outlined below:

Three-year average ROA (tax-normalized)(1) (50% weighting)
Standard	% Earned

<50bps	0%

50bps	33 1⁄3%

65bps	66 2⁄3%

≥80bps	100%

Three-year average growth in adjusted TBV(2) (50% weighting)
Standard	% Earned

<5.25%	0%

5.25%	33 1⁄3%

7.00%	66 2⁄3%

≥8.50%	100%

Note:	Any results achieved above 33 1⁄3% will be interpolated on a straight-line basis between the two nearest standards.

(1)

Three-year average ROA (tax-normalized) means the average “return on assets” for the three calendar years in the performance period. For this purpose, “return on assets” will be determined at the conclusion of each year based on the generally accepted accounting principles (GAAP) definition and, to the extent necessary, normalized to exclude the material effects of changes in the Internal Revenue Code of 1986 and related regulations adopted after the first day of the performance period.

(2)

Three-year average growth in adjusted TRV means the average year-over-year percentage change in “adjusted tangible book value” for the three calendar years in the performance period. For this purpose, “adjusted tangible book value” for each year will equal our total common shareholders’ equity, less (a) the impact of any capital actions approved by our company’s Board and taken by our company, and less (b) the sum of the carrying value of: (i) goodwill and (ii) intangible assets excluding mortgage servicing rights; adjusted for (iii) deferred tax liabilities directly related to: (i) and (ii). Each year-over-year percentage change is measured after the conclusion of each calendar year using the beginning balance as of January 1 and the ending balance as of December 31 of that year and, to the extent necessary, will be normalized to exclude the material effects of changes in the Internal Revenue Code of 1986 and related regulations adopted after the first day of the performance period.

60	BANK OF AMERICA

Compensation discussion and analysis

5. Other compensation topics

a. Results for performance restricted stock units

PRSUs have been a component of our executive compensation program since 2011. PRSUs require our executive officers to re-earn awards over the performance period based on achievement of established performance standards and help align management with shareholder interests. Our practice is not to make discretionary adjustments to PRSU results for the impact of legacy litigation, fines, and penalties, the Tax Cuts and Jobs Act, or impairment charges, which has contributed to outcomes for PRSU payouts since their introduction. Since 2011, we have had two types of PRSU programs:

5-Year program (completed)

•	2011 and 2012 PRSUs were based on rolling four-quarter return on assets (ROA) standards over a five-year performance period.

3-Year program (current)

•

Since 2013, PRSUs have been based 50% on three-year average ROA and 50% on three-year average growth in adjusted TBV standards, without adjustment for legacy litigation, fines, and penalties, the Tax Cuts and Jobs Act, or impairment charges.

•

The 2018 PRSUs completed in 2020 at 100% of the target opportunity, based on ROA results of 101 bps and adjusted TBV results of 11.08%. This is the maximum payout for this award. See the description of the 2018 PRSUs and vesting terms following the “Grants of plan-based awards table” on page 59 of our 2019 proxy statement.

•	The maximum payout opportunity is 100% for all outstanding awards.

The award terms for these PRSUs provide for the calculation of performance results at the conclusion of each calendar year in the performance period. As a result, the performance results above may differ from the results reported under GAAP in our company’s audited financial statements.

b. Competitor groups

Our Compensation and Human Capital Committee periodically reviews compensation practices of two competitor groups:

•	Our primary competitor group includes five leading U.S. financial institutions—we compete directly with them for customers, employees, and investors, and they follow similar economic cycles to our own

•	Leading international financial institutions for perspectives on the global financial services industry

The Committee used the following 2020 competitor groups to periodically evaluate market trends, pay levels, and relative performance in executive compensation, but without any formulaic benchmarking.

Primary competitor group		Leading international financial institutions

• Citigroup	• Morgan Stanley	• Barclays	• HSBC

• Goldman Sachs	• Wells Fargo	• BNP Paribas	• Royal Bank of Canada

• JPMorgan Chase		• Credit Suisse	• UBS

• Deutsche Bank

From time to time, the Committee also reviews executive compensation for a leading group of global companies headquartered in the U.S. spanning all industries to get a general perspective on compensation practices for companies of similar size and global scope. For 2020, these companies were: Abbott Laboratories, AT&T, Chevron, Cisco, Coca-Cola, ConocoPhillips, Exxon Mobil, General Electric, IBM, Intel, Johnson & Johnson, PepsiCo, Pfizer, Philip Morris International, Procter & Gamble, Verizon, and Wal-Mart.

2021 PROXY STATEMENT	61

Compensation discussion and analysis

c. Retirement benefits

We provide our named executive officers the opportunity to save for their retirement via employee and employer contributions to qualified and nonqualified defined contribution plans on the same terms as other U.S.-based salaried employees. These plans help us attract and retain key people by providing a means to save for retirement.

Certain named executive officers also participate in various frozen qualified and nonqualified defined benefit pension plans. For more information about these plans, see “Pension benefits table” and “Nonqualified deferred compensation table” on pages 69 and 70, respectively.

d. Health and welfare benefits & perquisites

Our named executive officers receive health and welfare benefits, such as medical, life, and long-term disability coverage, under plans generally available to all other U.S.-based salaried employees; in addition, our named executive officers are eligible to receive an annual physical exam. Because we have internal expertise on financial advisory matters, we do not charge fees to our named executive officers for their use of our financial advisory services for personal needs. We also may provide certain named executive officers with secured parking. For information security purposes and efficiency, certain named executive officers are permitted to use a car service when commuting to and from our offices or business-related events; participating named executive officers reimburse the company for incremental costs incurred. In limited circumstances, we may occasionally provide meals and allow spouses or guests to accompany executives traveling for a business-related purpose and pay for other incidental expenses. Our policy provides for the use of corporate aircraft by senior management for approved travel. For reasons of security, personal safety, and efficiency, we require our CEO to use corporate aircraft for all air travel (business, commuting, and personal). Pursuant to his aircraft time-sharing agreement, our CEO reimburses our company for costs related to his use of our aircraft for commuting. Our executive officers, including our named executive officers, other than our CEO, are permitted to use corporate aircraft for limited personal travel with reimbursement to the company for incremental costs, pursuant to their aircraft time-sharing agreements.

e. Tax deductibility of compensation

U.S. tax law limits a public company’s deductions to $1 million per year for compensation paid to its CEO, chief financial officer, and each of its three other most highly compensated executive officers, as well as to any individual who was subject to the $1 million deduction limitation in 2017 or any later year. There is no exception for qualifying performance-based compensation unless it is pursuant to a written binding contract in effect as of November 2, 2017 (the Transition Date). Certain annual cash incentive awards and equity-based incentive awards made on or before the Transition Date may satisfy the requirements for deductible compensation and any compensation in excess of $1 million paid to a covered person after 2017 will not be deductible unless it qualifies for transition relief. The Committee continues to retain the discretion to make awards and pay amounts that do not qualify as deductible.

Compensation and Human Capital Committee Report

Our Compensation and Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, our Compensation and Human Capital Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2020.

Submitted by the

Compensation and Human Capital Committee of the Board:

Monica C. Lozano, Chair

Pierre J.P. de Weck

Arnold W. Donald

Linda P. Hudson

Denise L. Ramos

Clayton S. Rose

Michael D. White

R. David Yost

62	BANK OF AMERICA

Executive compensation

Executive compensation

Summary compensation table

The following table shows compensation paid, accrued, or awarded with respect to our named executive officers during the years indicated:

2020 Summary compensation table(1)

Name and principal position(2)	Year	Salary ($)(3)	Bonus ($)(4)	Stock awards ($)(5)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(6)	All other compensation ($)(7)	Total ($)

Brian T. Moynihan Chairman and Chief Executive Officer	2020	1,500,000	0	23,525,808	0	673,974	240,789	25,940,571
	2019	1,500,000	0	23,575,105	0	632,250	331,858	26,039,213
	2018	1,500,000	0	20,552,088	0	320,159	382,263	22,754,510

Paul M. Donofrio Chief Financial Officer	2020	1,000,000	4,400,000	6,559,458	0	172,084	41,742	12,173,284
	2019	1,000,000	4,800,000	6,560,949	0	182,239	52,124	12,595,312
	2018	1,000,000	4,800,000	6,085,256	0	0	44,203	11,929,459

Dean C. Athanasia President, Retail and Preferred & Small Business Banking	2020	1,000,000	4,240,000	6,286,187	0	45,159	42,094	11,613,440
	2019	1,000,000	4,600,000	6,014,164	0	88,324	45,061	11,747,549
	2018	1,000,000	4,400,000	4,702,212	0	0	43,131	10,145,343

Geoffrey S. Greener Chief Risk Officer	2020	1,000,000	4,400,000	6,559,458	0	628	41,516	12,001,602
	2019	1,000,000	4,800,000	6,560,949	0	1,303	64,158	12,426,410
	2018	1,000,000	4,800,000	5,808,658	0	1,331	47,088	11,657,077

Thomas K. Montag Chief Operating Officer	2020	1,250,000	7,100,000	10,522,429	0	0	20,000	18,892,429
	2019	1,250,000	7,700,000	10,524,788	0	0	20,000	19,494,788
	2018	1,250,000	7,700,000	9,819,320	0	0	20,000	18,789,320

(1)

SEC rules require the “Summary compensation table” to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. Typically, we grant stock awards early in the year as part of total year-end compensation awarded for prior year performance. As a result, the amounts for stock awards generally appear in the “Summary compensation table” for the year after the performance year upon which they were based, and therefore the “Summary compensation table” does not fully reflect our Compensation and Human Capital Committee’s view of its pay-for-performance executive compensation program for a particular performance year. For example, amounts shown as 2020 compensation in the “Stock awards” column reflect stock awards granted in February 2020 for 2019 performance. See “Compensation discussion and analysis” on page 48 for a discussion about how the Committee viewed its 2020 compensation decisions for the named executive officers.

(2)	All listed named executive officer positions are those held as of December 31, 2020.

(3)	Includes any amounts voluntarily deferred under our qualified 401(k) plan and our nonqualified deferred compensation plan. See “Nonqualified deferred compensation table” on page 70.

(4)	Amounts reflect annual cash incentive awards received by the named executive officers for performance in the applicable year.

(5)

Amounts shown are the aggregate grant date fair value of CRSUs, PRSUs, and TRSUs granted in the year indicated. Grants of stock-based awards (excluding CRSUs) include the right to receive cash dividends only if and when the underlying award becomes vested and payable. The grant date fair value is based on the closing price of our common stock on the applicable grant date (for 2020, $34.85). For the PRSUs granted in 2020, the actual number of PRSUs earned (0% up to the maximum level of 100%) will depend on our company’s future achievement of specific ROA and growth in adjusted TBV standards over a three-year performance period ending December 31, 2022. Values in the “Stock awards” column assume that 100% (the maximum level) of the PRSUs granted would vest as the probable outcome for purposes of determining the grant date fair value. The grant date fair value for the PRSUs and TRSUs granted in 2020, 2019 and 2018 includes a discount of approximately 10%, 10% and 11%, respectively, to reflect the impact of post-vesting transfer restrictions on the value of these awards. See “Grants of plan-based awards table” on page 65 for a description of the CRSUs, PRSUs, and TRSUs granted in 2020.

2021 PROXY STATEMENT	63

Executive compensation

(6)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in pension value ($)	Above-market earnings on nonqualified deferred compensation ($)
Brian T. Moynihan	574,945	99,029
Paul M. Donofrio	172,084	0
Dean C. Athanasia	45,159	0
Geoffrey S. Greener	628	0
Thomas K. Montag	0	0

The “Change in pension value” equals the change in the actuarial present value of all pension benefits from December 31, 2019 to December 31, 2020.

For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension benefits table” on page 69.

Effective June 30, 2012, Bank of America froze pension plan accruals under all of its U.S. pension plans for all employees. As a result, the named executive officers are not accruing any additional pension benefits with respect to any compensation or service after June 30, 2012.

For Mr. Moynihan, the amount reported above under “Change in pension value” is primarily the result of annuity benefits under a legacy supplemental retirement plan frozen since 2005. The monthly annuity benefit amount has not changed since the supplemental retirement plan was frozen. However, the present value of the benefit increases each year because he is one year older.

The above-market earnings on nonqualified deferred compensation result from Mr. Moynihan’s participation in a pre-1998 legacy FleetBoston deferred compensation plan. See “Nonqualified deferred compensation table” on page 70.

(7)

The following table shows amounts included in the “All other compensation” column for each named executive officer in 2020. This column includes the perquisites received by a named executive officer to the extent the total value of such perquisites was equal to or exceeded $10,000, as required under SEC rules.

2020 All other compensation table

Name	Benefit, tax, and financial advisory services and annual physical exam ($)	Use of corporate aircraft ($)	Matching & other employer contributions to qualified plans ($)
Brian T. Moynihan	27,761	190,351	20,000
Paul M. Donofrio	21,361	0	20,000
Dean C. Athanasia	21,361	0	20,000
Geoffrey S. Greener	21,361	0	20,000
Thomas K. Montag	0	0	20,000

For certain amounts reported in the “Summary compensation table” and this table, the incremental cost to us in providing the benefits differs from the out-of-pocket cost and is determined as follows:

Benefit	Determination of incremental cost

Benefit, Tax, and Financial Advisory Services	Determined using a method that takes into account our actual direct expenses (such as rent, applicable compensation and benefits, and travel) paid with respect to our employees who provide benefit, tax, and financial advisory services to our named executive officers and other eligible executives.

Use of Corporate Aircraft	For corporate-owned or leased aircraft, determined using a method that takes into account all variable costs such as landing fees, aircraft fuel expense, and plane repositioning costs. Since we use our aircraft primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of corporate-owned or -leased aircraft. For aircraft provided by a third-party vendor, determined using a method that takes into account the contracted per-hour costs, fuel charges, segment fees, and taxes, as well as a proportional share of the monthly management fee and insurance costs. Aggregate incremental cost, if any, of travel by the named executive officer’s spouse or guest when accompanying the named executive officer also is included.

All use of our corporate aircraft by our named executive officers in 2020 was consistent with our policy. In late 2017, we amended our policy to require Mr. Moynihan to use only corporate aircraft for all business, commuting, and personal flights. We generally do not consider amounts related to business- and/or business-development related flights as compensation to Mr. Moynihan, and we consider the amounts related to Mr. Moynihan’s required personal and commuting use of our corporate aircraft to be necessary business expenses for reasons of security, personal safety, and efficiency. However, SEC rules require that we include in the “Summary compensation table” the value of certain flights or portions of certain flights as a perquisite.

64	BANK OF AMERICA

Executive compensation

Therefore, the amount shown for Mr. Moynihan for use of corporate aircraft primarily reflects the aggregate incremental cost to our company for: (i) elements of business- and/or business-development related flights and (ii) all personal flights taken for non-commuting, non-business purposes. Under his aircraft time-sharing agreement, during 2020 Mr. Moynihan reimbursed our company for certain incremental costs of flights on our corporate aircraft for commuting purposes. Mr. Moynihan is responsible for his own taxes on any imputed income resulting from his personal use of our corporate aircraft.

Though included in the “Summary compensation table” as “All other compensation”, this table does not include any incremental cost to us of certain meals received by named executive officers while working in the office, any travel expenses to attend company meetings prior to the start of the COVID-19 pandemic by named executive officers’ spouses or guests, or any other incidental event-related expenses incurred during the year.

Neither the amounts noted in the “Summary compensation table” nor those noted in this table include any amounts for personal benefits provided to our named executive officers for which we believe there is no aggregate incremental cost to us, including assistance with travel arrangements and use of corporate-owned or -leased apartments and vehicles, and travel by spouses or guests on corporate or third-party vendor aircraft and the use of ground transportation and shared lodging when accompanying an executive traveling for a business-related purpose.

Grants of plan-based awards table

The following table shows additional information regarding CRSUs, PRSUs, and TRSUs granted to our named executive officers in February 2020 that were awarded for 2019 performance. For information about equity-based awards granted to our named executive officers in February 2021 for 2020 performance, see “Compensation discussion and analysis” beginning on page 48.

Grants of plan-based awards in 2020

Name	Award type	Grant date	Approval date	Estimated future payouts under equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock awards ($)(2)
				Threshold (#)	Target (#)	Maximum (#)

Brian T. Moynihan	CRSU	2/14/2020	1/29/2020	—	—	—	217,581	7,582,698
	PRSU	2/14/2020	1/29/2020	120,878	362,635	362,635	—	11,387,936
	TRSU	2/14/2020	1/29/2020	—	—	—	145,054	4,555,174

Paul M. Donofrio	PRSU	2/14/2020	1/28/2020	34,813	104,439	104,439	—	3,279,729
	TRSU	2/14/2020	1/28/2020	—	—	—	104,439	3,279,729

Dean C. Athanasia	PRSU	2/14/2020	1/28/2020	33,362	100,088	100,088	—	3,143,093
	TRSU	2/14/2020	1/28/2020	—	—	—	100,088	3,143,093

Geoffrey S. Greener	PRSU	2/14/2020	1/28/2020	34,813	104,439	104,439	—	3,279,729
	TRSU	2/14/2020	1/28/2020	—	—	—	104,439	3,279,729

Thomas K. Montag	PRSU	2/14/2020	1/28/2020	55,845	167,537	167,537	—	5,261,215
	TRSU	2/14/2020	1/28/2020	—	—	—	167,537	5,261,215

(1)

The number of PRSUs reported above assumes that the performance standard achieved is at threshold, target, or maximum for both the three-year average ROA, and average growth in adjusted TBV performance metrics; see “PRSUs” on page 66. There is no upside payout opportunity for this award: the target amount is the maximum that can be re-earned.

(2)

The number of CRSUs, PRSUs, and TRSUs granted in 2020 was calculated by dividing the original award value determined by our Compensation and Human Capital Committee by the average closing price of our common stock for the 10-day period ending on, and including, the grant date. Because the grant date fair value is based on the closing price of our common stock on the grant date ($34.85), the dollar amount of the grant date fair value will differ slightly from the original award value determined by our Compensation and Human Capital Committee. The grant date fair value for the PRSUs and TRSUs granted in 2020 includes a discount of approximately 10% to reflect the impact of post-vesting transfer restrictions on the value of these awards. For additional information about the applicable assumptions for determining the grant date fair value of restricted stock unit awards, see footnote 5 to the “Summary compensation table”.

EIC plan awards. Under the Executive Incentive Compensation Plan (EIC Plan), our shareholders have authorized an annual award for each participant of up to 0.20% of our net income. The Compensation and Human Capital Committee selects the participants for each performance year and can award participants any amount up to the maximum in any combination of cash, restricted stock, or restricted stock units.

The cash awards for performance year 2020 that are shown under the 2020 “Bonus” column in the “Summary compensation table” were made under the EIC Plan for named executive officers. The CRSU, PRSU, and TRSU awards for performance year 2019 that are included under the 2020 “Stock awards” column in the “Summary compensation table” were made under the EIC Plan for participating named executive officers at the time the awards were granted, which included each named executive officer.

2021 PROXY STATEMENT	65

Executive compensation

Equity-based awards granted in 2020 for performance in 2019. The following describes the material terms of the CRSUs, PRSUs, and TRSUs granted to our named executive officers in February 2020 for their performance in 2019:

Clawbacks and covenants applicable to all equity-based awards

•	Each equity-based award may be forfeited or recouped for detrimental conduct or the violation of anti-hedging/derivative transactions policies.

•

Awards also are subject to recoupment: (i) under our Incentive Compensation Recoupment Policy, and (ii) under any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act.

CRSUs (only for Mr. Moynihan)

•

The CRSU award granted in February 2020 vested and was paid monthly in cash over 12 months from March 2020 through February 2021, based on the closing price of our common stock as of the 15th day of each month.

•

Any unpaid portion of the award was subject to immediate full vesting and payment in case of termination of employment due to death or disability, and would have been forfeited for any other termination reason during the vesting period.

PRSUs

•

The PRSUs granted in February 2020 are re-earned based on ROA and growth in adjusted TBV standards over a three-year performance period from January 1, 2020 through December 31, 2022. The following highlights the performance metrics and standards of these PRSU awards:

•

“Three-year Average ROA” means the average “return on assets” for the three calendar years in the performance period. For this purpose, “return on assets” will be based on GAAP at the conclusion of each year.

•

“Three-year Average Growth in Adjusted TBV” means the average year-over-year percentage change in “adjusted tangible book value” for the three calendar years in the performance period. For this purpose, “adjusted tangible book value” for each year will equal our total common shareholders’ equity, less (a) the impact of any capital actions approved (or not objected to) by the Federal Reserve Board and/or approved by our company’s Board, and less (b) the sum of the carrying value of: (i) goodwill and (ii) intangible assets excluding mortgage servicing rights; adjusted for (iii) deferred tax liabilities directly related to (i) and (ii). Each year-over-year percentage change is measured after the conclusion of each calendar year using the beginning balance as of January 1 and the ending balance as of December 31 of that year.

•

The awards are equally weighted with 50% based on ROA standards and 50% based on adjusted TBV growth standards. The portion of the PRSUs earned for the performance period depends on the level of our average ROA and adjusted TBV growth. No PRSUs will be earned if results are below the minimum standards. Results above the 33 1⁄3% minimum standard will be interpolated on a straight-line basis between the two nearest standards.

Three-year average ROA (50% weighting)
Standard	% Earned
<60bps	0%
60bps	33 1⁄3%
80bps	66 2⁄3%
≥100bps	100%

Three-year average growth in adjusted TBV (50% weighting)
Standard	% Earned
<5.25%	0%
5.25%	33 1⁄3%
7.00%	66 2⁄3%
≥8.50%	100%

•

Any PRSUs earned for the performance period will be settled on March 1, 2023 in shares of our common stock, net of applicable taxes. There is no upside payout opportunity for this award: 100% is the maximum that can be re-earned.

•	Cash dividend equivalents are accrued and paid only if and when the underlying units become vested and payable.

•

To encourage sustainable, long-term performance, PRSUs are subject to performance-based cancellation, and payment on a settlement date is specifically conditioned on our company or the applicable segments remaining profitable over the performance period. If a loss is determined to have occurred, our Compensation and Human Capital Committee, together with key control functions, will review losses and the executive officer’s accountability. The Committee will then make a final determination to either take no action or to cancel all or a portion of the part of the executive officer’s award otherwise payable as of the applicable settlement date. All such determinations will be final and binding.

66	BANK OF AMERICA

Executive compensation

•	The following chart shows how the PRSUs are treated if a named executive officer terminates employment:

Reason for termination	Impact on vesting and payment date

Death	Full vesting at the maximum level; immediate payment

Disability	Continue to earn and pay per schedule, subject to return on assets and adjusted TBV performance, covenants,(1) and performance-based cancellation

Involuntary for cause(2)	Cancelled

Involuntary without cause or voluntary	Cancelled, unless eligible for Qualifying Termination

Qualifying Termination(3)	Continue to earn and pay per schedule, generally provided the executive officer does not subsequently work for a competitive business and annually provides a written certification of compliance and subject to return on assets and adjusted TBV performance, covenants,(1) and performance-based cancellation

(1)

Covenants for vesting purposes are nonsolicitation, detrimental conduct, and compliance with anti-hedging/derivative transactions policies. Awards also are subject to recoupment: (i) under our Incentive Compensation Recoupment Policy, (ii) in case of violation of covenants regarding detrimental conduct and anti-hedging/derivative transactions policies, and (iii) any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act.

(2)

For purposes of these awards, “cause” is generally defined as a termination of an employee’s employment if it occurs in conjunction with a determination that the employee has: (i) committed an act of fraud or dishonesty in the course of his employment; (ii) been convicted of (or pleaded no contest with respect to) a crime constituting a felony; (iii) committed an act or omission which causes the employee or Bank of America or its subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America is a member, including statutory disqualification; (iv) failed to perform job function(s), which Bank of America views as being material to his or her position and the overall business of Bank of America Corporation and its subsidiaries under circumstances where such failure is detrimental to Bank of America Corporation or any subsidiary; (v) materially breached any written policy applicable to employees of Bank of America Corporation and its subsidiaries, including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America Corporation or its subsidiaries or has committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

(3)

A Qualifying Termination means any voluntary or involuntary termination (other than for death, disability, or “cause”) after the executive has met certain specified age and/or service requirements. For most of the named executive officers, the executive must have at least 10 years of service and his or her age and years of service must add up to at least 60. Mr. Montag has a special eligibility standard set forth in his offer letter but has otherwise met the general age and service standard. Currently, each of the named executive officers meets the applicable requirements for a Qualifying Termination.

TRSUs

•	The TRSUs granted in February 2020 vest ratably over three years and are payable in shares of our common stock, net of applicable taxes.

•	Cash dividend equivalents are accrued and paid only if and when the underlying units become vested and payable.

•	Treatment upon termination of employment is substantially the same as for the PRSUs noted above.

•	The TRSUs are subject to substantially the same performance-based cancellation as the PRSUs noted above in case of losses during the vesting period.

Retention requirements applicable to named executive officers

•	50% of the net after-tax shares received from PRSUs and TRSUs granted in February 2020 to the Chief Executive Officer must be retained until one year after retirement.

•	50% of the net after-tax shares received from PRSUs and TRSUs granted in February 2020 to the other named executive officers must be retained until retirement.

2021 PROXY STATEMENT	67

Executive compensation

Year-end equity values and equity exercised or vested table

As of December 31, 2020, there were no outstanding stock options. The table below shows certain information about unvested restricted stock unit awards as of December 31, 2020:

Outstanding equity awards as of December 31, 2020

	Stock awards
Name	Number of shares/ units of stock that have not vested (#)	Market value of shares/ units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares/ units of stock that have not vested (#)	Equity incentive plan awards: market value of unearned shares/ units of stock that have not vested ($)(1)
Brian T. Moynihan	92,063(2)	2,790,430	—	—
	46,059(3)	1,396,048	—	—
	345,438(4)	10,470,226	—	—
	116,470(5)	3,530,206	436,758(6)	13,238,135
	145,054(7)	4,396,587	362,635(8)	10,991,467
	36,264(9)	1,099,162	—	—
Paul M. Donofrio	36,761(2)	1,114,226	—	—
	35,348(3)	1,071,398	—	—
	106,042(4)	3,214,133	—	—
	83,858(5)	2,541,736	125,787(6)	3,812,604
	104,439(7)	3,165,546	104,439(8)	3,165,546
Dean C. Athanasia	21,523(2)	652,362	—	—
	27,314(3)	827,887	—	—
	81,941(4)	2,483,632	—	—
	76,870(5)	2,329,930	115,304(6)	3,494,864
	100,088(7)	3,033,667	100,088(8)	3,033,667
Geoffrey S. Greener	32,000(2)	969,920	—	—
	33,741(3)	1,022,690	—	—
	101,222(4)	3,068,039	—	—
	83,858(5)	2,541,736	125,787(6)	3,812,604
	104,439(7)	3,165,546	104,439(8)	3,165,546
Thomas K. Montag	55,238(2)	1,674,264	—	—
	57,038(3)	1,728,822	—	—
	171,112(4)	5,186,405	—	—
	134,522(5)	4,077,362	201,782(6)	6,116,012
	167,537(7)	5,078,046	167,537(8)	5,078,046

(1)	Value is based on the closing price of our common stock on December 31, 2020, which was $30.31 per share.

(2)

2016 PRSUs (Performance Achieved—above 100%). Represents restricted stock units issued upon satisfaction of performance above 100% and that were outstanding as of December 31, 2020. These restricted stock units vested and were paid on March 1, 2021. See the description of our company’s performance and satisfaction of the performance measures for the 2016 PRSUs in “Compensation discussion and analysis” beginning on page 42 of our 2019 proxy statement.

(3)	2018 TRSUs. This award vested and was paid on February 15, 2021.

(4)

2018 PRSUs (Performance Achieved). Represents restricted stock units issued upon satisfaction of performance at 100% and that were outstanding as of December 31, 2020. These restricted stock units vested and were paid on March 1, 2021. See the description of our company’s performance and satisfaction of the performance measures for the 2018 PRSUs in “Compensation discussion and analysis” beginning on page 48. See also the description of the 2018 PRSUs and vesting terms following the “Grants of plan-based awards table” on page 59 of our 2019 proxy statement.

(5)	2019 TRSUs. One-half of the outstanding award vested and was paid on February 15, 2021, and one-half is scheduled to vest and be paid on February 15, 2022.

(6)

2019 PRSUs (Performance Not Yet Achieved). Vesting is based on our company’s achievement of specific ROA and growth in adjusted TBV standards over a three-year performance period ending December 31, 2021. The number of PRSUs shown in the table above is based on achievement of maximum performance. See the description of the 2019 PRSUs and vesting terms following the “Grants of plan-based awards table” on page 62 of our 2020 proxy statement.

(7)

2020 TRSUs. One-third of the outstanding award vested and was paid on February 15, 2021, one-third is scheduled to vest and be paid on February 15, 2022, and one-third is scheduled to vest and be paid on February 15, 2023.

(8)

2020 PRSUs (Performance Not Yet Achieved). Vesting is based on our company’s achievement of specific ROA and growth in adjusted TBV standards over a three-year performance period ending December 31, 2022. The number of PRSUs shown in the table above is based on achievement of maximum performance. See the description of the 2020 PRSUs and vesting terms following the “Grants of plan-based awards table” on page 65.

(9)	2020 CRSUs. These vested and were paid on January 15 and February 15, 2021.

68	BANK OF AMERICA

Executive compensation

The following table shows information regarding the value of restricted stock units that vested during 2020:

Stock vested in 2020

	Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Brian T. Moynihan	786,506	23,036,066
Paul M. Donofrio	255,895	8,067,269
Dean C. Athanasia	189,714	6,019,294
Geoffrey S. Greener	244,056	7,699,213
Thomas K. Montag	403,909	12,736,937

(1)

This column includes the gross number of CRSUs (Mr. Moynihan only), PRSUs, and/or TRSUs that were settled and paid in cash or stock during 2020, and includes any amounts that were withheld for applicable taxes. The following number of cash-settled units vested for each of our named executive officers: Mr. Moynihan, 232,091; Mr. Athanasia, 1,166; Mr. Greener, 2,648; and Mr. Montag, 4,814.

(2)

The value represents the gross number of shares or units that vested, multiplied by the closing price of our common stock on the applicable vesting date, and includes any amounts that were withheld for applicable taxes. Shares acquired by our named executive officers are subject to our stock ownership and retention requirements, as applicable. These requirements are discussed in “Compensation discussion and analysis” on page 48.

Pension benefits table

The following table provides information regarding the retirement benefits our named executive officers may receive under our defined benefit pension plans in which they participate, all of which have been frozen (meaning that benefits are no longer accruing for compensation or service after the plan freeze date).

Pension benefits in 2020

Name	Plan name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
Brian T. Moynihan	Legacy Pension Plan(3)	19.25	496,893
	Legacy RIAP	19.25	321,379
	Legacy Supplemental Retirement Plan	12.75	9,717,434
Paul M. Donofrio	Legacy Pension Plan(3)	14.00	303,907
	Legacy Pension Restoration Plan	14.00	740,424
Dean C. Athanasia	Legacy Pension Plan(3)	16.25	362,375
	Legacy RIAP	16.25	33,999
Geoffrey S. Greener	Legacy Pension Plan(3)	4.75	51,363
	Legacy Pension Restoration Plan	4.75	752
Thomas K. Montag(4)	N/A	—	—

(1)

The years of credited service for each named executive officer (except Mr. Montag) are less than his actual service with us (which at December 31, 2020 was 27.75 years for Mr. Moynihan, 21.58 years for Mr. Donofrio, 24.75 years for Mr. Athanasia, 13.25 years for Mr. Greener, and 12.42 years for Mr. Montag). In addition, Mr. Moynihan’s years of credited service under the Legacy Supplemental Retirement Plan are less than his years of credited service under the pension plan because Mr. Moynihan requested his Legacy Supplemental Retirement Plan be frozen in 2005 (six and a half years before the pension plan was frozen).

(2)

The value of plan benefits reflects the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. The present value was determined using the same assumptions applicable for valuing pension benefits in our financial statements. See Note—Employee Benefit Plans to the Consolidated Financial Statements for the 2020 fiscal year included in our 2020 annual report on Form 10-K.

(3)

The Bank of America Pension Plan includes the Fleet Legacy Pension Plan and the Bank of America Legacy Pension Plan as component plans. Mr. Moynihan and Mr. Athanasia are participants in the legacy Fleet component plan. Mr. Donofrio and Mr. Greener are participants in the legacy Bank of America component plan.

(4)	Mr. Montag does not participate in any tax-qualified pension plans or restoration or supplemental retirement plans.

2021 PROXY STATEMENT	69

Executive compensation

The following describes the material features of our pension plans in which the named executive officers participate.

Qualified pension plan. During 2020, all of our named executive officers (other than Mr. Montag) participated in one of the legacy components of The Bank of America Pension Plan (Legacy Pension Plan). The component plans are cash balance pension plans where notional cash balance accounts grow based on notional credits. As of June 30, 2012, participants no longer receive compensation credits or years of credited service under the Legacy Pension Plan.

Participants in the legacy Fleet component plan continue to receive notional interest credits based on the one-year U.S. Treasury Note yield, subject to a minimum annual rate of 3.25%. Participants in the legacy Bank of America component plan continue to receive notional interest credits based on the 10-year U.S. Treasury Note yield for their post-2007 accounts and notional investment credits based on selected investment choices for their pre-2008 accounts.

All participating named executive officers are vested under the Legacy Pension Plan and can receive their cash balance account in a lump-sum, or an actuarial equivalent form of benefit.

Nonqualified pension plans. During 2020, certain named executive officers held accounts in one or more of the following:

•	The Bank of America Pension Restoration Plan (Legacy Pension Restoration Plan)

•	Retirement Income Assurance Plan for Legacy Fleet (Legacy RIAP)

•	FleetBoston Financial Corporation Supplemental Executive Retirement Plan (Legacy Supplemental Retirement Plan)

The Legacy Pension Restoration Plan and Legacy RIAP provide benefits for qualified pension plan participants whose retirement benefits were reduced due to IRS limits on qualified plans. These plans were frozen, at the same time the qualified plan was frozen, effective June 30, 2012. Each participating named executive officer’s nonqualified pension plan benefits are fully vested and payable as either a lump-sum or annual installments over a period of up to 10 years beginning in a year after termination (other payment options may be available for legacy benefits).

Mr. Moynihan’s Legacy Supplemental Retirement Plan benefit is equal to a percentage of final average compensation (based on compensation previously frozen in 2005), reduced by benefits from the legacy Fleet component of the Legacy Pension Plan, and the Legacy RIAP. Mr. Moynihan’s participation in the Legacy Supplemental Retirement Plan was frozen at his request effective December 31, 2005, and he elected this benefit to be payable as a lump-sum payment determined using the actuarial assumptions in effect under the Legacy Pension Plan in 2005.

Nonqualified deferred compensation table

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans.

Nonqualified deferred compensation in 2020

Name	Plan name	Executive contributions in 2020 ($)	Aggregate earnings in 2020 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 31, 2020 ($)(2)
Brian T. Moynihan	Deferred Compensation Plan	—	78,996	0	672,089
	Legacy Deferred Compensation Plan	—	269,466	0	2,515,017
	Legacy Supplemental Plan	—	337,581	0	1,330,139
Paul M. Donofrio	Deferred Compensation Plan	—	1,305,739	0	7,664,340
Dean C. Athanasia	Deferred Compensation Plan	—	1,011,852	0	5,024,394
	Legacy Deferred Compensation Plan	—	20,438	0	537,515
	Legacy Supplemental Plan	—	5,218	0	30,474
	Legacy ESA Plan	—	4,526	0	916,621
Geoffrey S. Greener	Deferred Compensation Plan	—	70	0	612
Thomas K. Montag	Deferred Compensation Plan	—	—	—	—

(1)

The Deferred Compensation Plan allows participants to direct their deferrals among the same investment choices as available under The Bank of America 401(k) Plan. The Legacy Deferred Compensation Plan credits pre-1998 deferrals with interest at an annual rate of 12%, which cannot be changed due to the FleetBoston acquisition. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4% and 2002 deferrals receive interest based on the return for the one-year Treasury Bill. The Legacy Supplemental Plan offered participants the following investment options, which posted the corresponding returns for 2020: Columbia Core Bond Fund, 9.15%; Columbia Large Cap Growth Fund, 34.39%; Invesco Equity & Income Fund, 9.97%; and Stable Value Fund, 2.21%. The Legacy ESA Plan credits plan accounts with interest at a rate equal to the prior month’s one-year constant maturity Treasury rate, as determined each month by the Federal Reserve Board, compounded daily.

70	BANK OF AMERICA

Executive compensation

(2)	The following table identifies amounts that have already been reported as compensation in our “Summary compensation table” for the current or prior years:

Name	Amount of 2020 contributions and earnings reported as compensation in our “2020 Summary compensation table” ($)	Amounts in “Aggregate balance at December 31, 2020” column reported as compensation in our “Summary compensation tables” for prior years ($)
Brian T. Moynihan	99,029	925,539
Paul M. Donofrio	0	0
Dean C. Athanasia	0	220,000
Geoffrey S. Greener	0	0
Thomas K. Montag	0	0

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

Deferred compensation plan. Each of our named executive officers is eligible to participate in the Bank of America Deferred Compensation Plan (Deferred Compensation Plan), which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. Participants may elect to defer up to 50% of base salary and up to 75% of certain eligible incentive awards. Employer contributions made under the plan, if any, when combined with the employer contributions under the 401(k) plan, will not exceed the maximum employer contributions allowable under the 401(k) Plan—$12,500 for matching contributions and $7,500 for annual company contributions. Participants may generally elect to receive their distribution in a lump-sum payment or installments payable up to 15 years. Participants are not subject to U.S. federal income tax on amounts that they deferred or any notional investment earnings (based on elections of the same investment options as under the 401(k) Plan) until those amounts are distributed to them, and we do not take a tax deduction on these amounts until they are distributed.

Legacy deferred compensation plan. Messrs. Moynihan and Athanasia each have an account under the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (Legacy Deferred Compensation Plan), which is a nonqualified retirement savings plan. Prior to being closed to deferrals in 2002, participants could defer base salary and certain bonuses under the plan. Participants can elect payments in a lump-sum or up to 15 annual installments either on or after termination of employment, but not beyond the year in which the participant turns 65.

Legacy supplemental plan. Messrs. Moynihan and Athanasia each have an account under the FleetBoston Financial Corporation Executive Supplemental Plan (Legacy Supplemental Plan), which is a nonqualified retirement savings plan that allowed deferrals above the IRS limits on qualified plans. This plan was closed to contributions in 2004. Payments are made in a lump-sum or up to 15 annual installments beginning in the year of termination of employment or any later year elected by the participant, but not beyond the year in which the participant turns 65.

Legacy ESA plan. Mr. Athanasia has a nonqualified deferred compensation account that was established prior to FleetBoston’s merger with Bank of America Corporation and funded by employer contributions (Legacy ESA Plan). This plan was closed to contributions in 2004. Upon his termination of employment, Mr. Athanasia will be paid in equal installments over a one-year restrictive covenant period, unless he terminates due to death or disability.

Potential payments upon termination or change in control

We do not have any agreements with our named executive officers that provide for cash severance payments upon termination of employment or a change in control. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus (as defined under our policy), unless the agreement has been approved by our shareholders.

Potential payments from equity-based awards

Our equity-based awards to our named executive officers include standard provisions that cause awards to vest or be forfeited upon termination of employment, depending on the reason for termination. These provisions for awards granted in 2020 are described in more detail on page 65, and those details can be found for awards granted in prior years in our prior proxy statements.

In general, our awards provide for continued payments on the original schedule after certain types of termination of employment, subject to the following conditions:

•

In case of a “Qualifying Termination” (sometimes referred to in prior years as “Rule of 60”), the award continues to be paid according to the award’s payment schedule if the executive complies with certain covenants, including not working for a competitive business. A Qualifying Termination means any voluntary or involuntary termination (other than for death, disability, or cause) after the executive has met certain specified age and/or service requirements. For most of the named executive officers, the executive must have at least 10 years of service and his or her age and years of service must add up to at least 60. Mr. Montag has a special eligibility standard set forth in his applicable offer letter but has otherwise satisfied the general age and service standard. Currently, each of the named executive officers meets the applicable requirements for a Qualifying Termination.

2021 PROXY STATEMENT	71

Executive compensation

•

Awards remain subject to performance-based cancellation prior to payment, and may be cancelled in whole or in part if losses occur. Awards also can be cancelled or recouped if the executive engages in detrimental conduct. Further, under our Incentive Compensation Recoupment Policy, the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct causes our company to restate its financial statements. Awards also will be subject to any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act.

Awards to our named executive officers under the KEEP are generally designed to be paid per schedule if an executive’s employment is terminated without “cause” or for “good reason” within two years after a change in control. This change in control treatment is often referred to as “double trigger” vesting, because it requires both: (i) a change in control and (ii) a subsequent involuntary termination (either by our company without “cause” or by the executive for “good reason”). The KEEP does not provide our executive officers “single trigger” vesting upon a change in control.

If a named executive officer is terminated for “cause,” our equity-based awards provide that the awards will be forfeited.

The following table shows the value of equity awards that would have been payable, subject to the non-compete or compliance with covenants, as applicable, for a termination of employment as of December 31, 2020. For this purpose, restricted stock units were valued at our closing price as of December 31, 2020, which was $30.31 per share. Due to a number of factors that affect the nature and amount of any benefits provided upon termination of employment, any actual amounts paid or distributed may vary from the amounts listed below. Factors that could affect these amounts include the time during the year of any such event and the price of our common stock.

Potential payments from restricted stock units

Name	Death	Disability		Termination with good reason or without cause within two years following change in control(2)	All other terminations except for cause
	Payable immediately ($)	Payable immediately ($)	Payable per award schedule, subject to conditions ($)(1)	Payable per award schedule, subject to conditions ($)	Payable per award schedule, subject to conditions ($)(1)
Brian T. Moynihan	47,912,261	1,099,162	46,813,099	46,813,099	46,813,099
Paul M. Donofrio	18,085,189	0	18,085,189	18,085,189	18,085,189
Dean C. Athanasia	15,856,009	0	15,856,009	15,856,009	15,856,009
Geoffrey S. Greener	17,746,081	0	17,746,081	17,746,081	17,746,081
Thomas K. Montag(3)	28,938,957	0	28,938,957	28,938,957	28,938,957

(1)

The conditions for payment include: (i) compliance with covenants regarding non-solicitation, detrimental conduct, and compliance with anti-hedging/derivative transactions policies; (ii) the performance-based cancellation described above; and (iii) compliance with the Qualifying Termination conditions described above (other than in case of Disability). Where applicable, the table includes the value of PRSUs granted in 2019 and 2020, assuming the maximum number of units are earned, although actual payout is dependent upon the future achievement of specified performance standards. The value of the portion of the 2018 PRSUs that were earned as of December 31, 2020 is also included, which was 100% of the units granted.

(2)

If, within two years following a change in control, the executive’s employment is terminated by our company without “cause” or by the executive for “good reason,” the executive’s PRSU awards will be immediately earned at the 100% standard level and paid per the original schedule. TRSUs will continue to be paid per the original schedule. Payment of the PRSUs is subject to performance-based cancellation. The definition of “cause” is described in more detail under the “Grants of Plan-Based Awards Table.” The definition of “good reason” for this purpose means: (i) a material diminution in the executive’s responsibility, authority, or duty, (ii) a material reduction in the executive’s base salary (with certain exceptions), or (iii) a relocation greater than 50 miles. Certain notice and cure requirements apply in order to claim “good reason.” The definitions of “cause” and “good reason” applicable to Mr. Montag are described in footnote (3) to this table.

(3)

Under Mr. Montag’s 2008 offer letter, his equity awards must continue to vest per the vesting schedule, subject to any conditions in the applicable award agreements (other than a non-compete) for any involuntary termination without “cause” or resignation for “good reason.” Mr. Montag’s offer letter defines “cause” as: (i) his engagement in (a) willful misconduct resulting in material harm to our company or (b) gross negligence in connection with the performance of his duties; or (ii) his conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of company assets, or that would disqualify him from employment in the securities industry (other than a temporary disqualification). For Mr. Montag, “All other terminations except for cause” includes a resignation by him for “good reason” under his 2008 employment agreement, defined as a resignation following: (i) a meaningful and detrimental alteration in the nature of the executive’s responsibilities or authority; or (ii) a material reduction in the executive’s total annual compensation that is not experienced generally by similarly situated employees.

Other potential payments

Following termination of employment, our named executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2020 is set forth in the sections above entitled “Pension benefits table” and “Nonqualified deferred compensation table.” There are no special or enhanced benefits under those plans for our named executive officers, and all of our named executive officers are fully vested in the benefits discussed in those sections.

We make tax and financial planning advisory services available to our named executive officers during their employment with us. The standard form of this benefit continues through the end of the year in which the executive ceases employment, including preparation of that year’s tax returns. This benefit may continue for an extended term of up to five years if the executive meets the age and service standard for a Qualifying Termination and does not engage in any full-time employment. The benefit offered during the extended term will end during the calendar year any other full-time employment begins; the benefit, however, will end immediately following termination for cause, or if the executive engages in detrimental conduct or begins employment with a named competitor.

72	BANK OF AMERICA

CEO pay ratio

Bank of America employees who retire and meet the applicable requirements for a Qualifying Termination have access to continued coverage under our group health plan, but the employee generally must pay for the full cost of that coverage on an after-tax basis without any employer subsidy. By legacy agreement, Mr. Montag will be able to access non-subsidized retiree medical coverage if he retires, so long as he does not work for or accept another position with a competitor.

An employee who is a former NationsBank employee and who was hired before January 1, 2000 is eligible for an annual supplement to help cover the cost of retiree medical benefits if they meet the “Rule of 75” at termination. The amount of this supplement equals $30 per year of service. An employee meets the Rule of 75 if they retire after age 50, with at least 15 years of vesting service under our pension plan, and with a combined age and years of service of 75 or more. As of the end of the last fiscal year, the only named executive officer eligible for these benefits was Mr. Donofrio. The amount of the annual retiree medical benefit supplement for Mr. Donofrio based on his years of service through December 31, 2020 is $600. If Mr. Donofrio predeceases his spouse, this supplement will continue at a rate of 50% for the life of his surviving spouse.

Also, all eligible employees hired before January 1, 2006 who meet the Rule of 75 when they terminate receive $5,000 of retiree life insurance coverage. As of December 31, 2020, Mr. Donofrio was the only named executive officer who would have qualified for this benefit.

CEO pay ratio

Below is: (i) the 2020 annual total compensation of our CEO; (ii) the 2020 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO pay ratio
CEO annual total compensation*	$25,951,521
Median employee annual total compensation	$94,866
CEO to median employee pay ratio	274:1

*	This annual total compensation is the “Summary compensation table” amount, plus certain nondiscriminatory benefits (including health insurance).

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

•

Determined employee population. We began with our global employee population as of October 1, 2020, including full-time, part-time, and seasonal or temporary workers, employed by our company or consolidated subsidiaries, but excluding our CEO.

•

Identified the median employee. We calculated compensation for each employee using base salary as of October 1, 2020 and estimated overtime, plus performance year 2019 cash incentives paid and equity awards granted in 2020. We identified employees within $500 of the median compensation and removed those employees who had anomalous compensation characteristics. For each remaining employee, we estimated total compensation using a method similar to the “Summary compensation table” rules, but including employer health insurance contributions and the value of other benefits, and then identified the median employee.

•

Calculated CEO pay ratio. We calculated our median employee’s annual total compensation for 2020 according to the SEC’s instructions for preparing the “Summary compensation table,” including employer health insurance contributions and the value of other benefits. We then calculated our CEO’s annual total compensation using the same approach to determine the pay ratio shown above.

We invest in our employees at all levels in the company by rewarding performance that balances risk and reward, empowering professional growth and development, and by offering affordable benefits and programs that meet the diverse needs of our employees and their families. See “Being a great place to work” on page 35 for additional details.

2021 PROXY STATEMENT	73

Proposal 3: Ratifying the appointment of our independent registered public accounting firm for 2021

Proposal 3: Ratifying the appointment of our independent registered public accounting firm for 2021

Our Board recommends a vote “FOR” ratifying the appointment of our independent registered public accounting firm for 2021 (Proposal 3).

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, and is involved in the selection of the firm’s lead engagement partner who is subject to a mandatory, regular rotation and who may provide services to our company for a maximum of five consecutive years. In selecting and approving a lead engagement partner, the Committee relies on relevant succession criteria established by management and the Committee, interactions with prospective candidates, assessments of their professional experience, and input from our company’s independent registered public accounting firm. The Committee also engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our company and its shareholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, the firm’s international capabilities, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

After assessing the qualifications, performance, and independence of PricewaterhouseCoopers LLP (PwC), which has served as our company’s independent registered public accounting firm since 1958, the Committee believes that retaining PwC is in the best interests of our company. The Committee has appointed PwC as our independent registered public accounting firm to audit the 2021 consolidated financial statements of Bank of America Corporation and its subsidiaries. Although it is not required to do so, our Board is asking shareholders to ratify PwC’s appointment. If our shareholders do not ratify PwC’s appointment, the Committee will consider changing our independent registered public accounting firm for 2022. Whether or not shareholders ratify PwC’s appointment, the Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

PwC has advised the Committee that it is an independent accounting firm with respect to our company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

Representatives of PwC are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.

PwC’s 2020 and 2019 fees. PwC’s aggregate fees for professional services rendered in or provided for 2020 and 2019, as applicable, were:

	2020	2019
	($ in millions)
Audit fees	55.1	57.2
Audit-Related fees	7.0	5.1
Tax fees	5.4	4.4
All other fees	0.0	0.0
Total fees	67.5	66.7

Audit fees. Audit fees relate to the integrated audit of our consolidated financial statements, and internal control over financial reporting, including disclosures presented in the footnotes to our company’s financial statements (for example, regulatory capital, among other disclosures). Audit fees also relate to the audit of domestic and international statutory and subsidiary financial statements, the review of our interim consolidated financial statements, the issuance of comfort letters and SEC consents, and services provided in connection with certain agreed-upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-related fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports, financial accounting, reporting and compliance matters, benefit plan audits, and risk and control reviews. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.

Tax fees. Tax fees cover tax compliance, advisory, and planning services and are those billed or expected to be billed for services rendered during each fiscal year.

All other fees. During 2020 and 2019, All Other Fees consisted primarily of amounts billed or expected to be billed for the company’s engagement of PwC to technical subscription services rendered during each fiscal year.

74	BANK OF AMERICA

Proposal 3: Ratifying the appointment of our independent registered public accounting firm for 2021

Audit committee pre-approval policies and procedures

Our Audit Committee annually pre-approves a list of services that PwC may provide without obtaining the Committee’s engagement-specific pre-approval and sets pre-approved fee levels for such services. The pre-approved list of services consists of audit services, audit-related services, tax services, and all other services. All requests or applications for PwC services must be submitted to members of our corporate audit function or tax function to determine if they are included within the Committee’s pre-approved list of services. The Committee or the Committee chair must specifically approve any type of service that has not been pre-approved. The Committee or the Committee chair must also approve any proposed service that has been pre-approved but has fees that will exceed the pre-approved level. All pre-approvals by the Committee chair must be presented to the full Committee at its next meeting. The Committee or the Committee chair pre-approved all of PwC’s 2020 fees and services.

Audit Committee Report

Our Audit Committee is composed of seven Board members. Our Board has determined that all Committee members are independent under the NYSE listing standards, our Categorical Standards, and applicable SEC rules and regulations. Our Board has also determined that all Committee members are financially literate in accordance with NYSE listing standards and qualify as “audit committee financial experts” as defined by SEC rules. The Committee’s responsibilities are stated in a written charter adopted by our Board.

Management is responsible for preparing and the overall reporting process with respect to our company’s consolidated financial statements, and, with the assistance of our company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), our company’s independent registered public accounting firm, is responsible for planning and conducting an independent audit of our company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes.

The Committee annually evaluates PwC’s qualifications, performance, and independence. The Committee also oversees the performance of the corporate audit function managed by our Chief Audit Executive. The Committee has reviewed and discussed with management and with PwC our company’s audited financial statements for the year ended December 31, 2020, management’s assessment of the effectiveness of our company’s internal control over financial reporting, and PwC’s evaluation of our company’s internal control over financial reporting. In addition, the Committee has discussed with PwC the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards.

The Committee has also discussed and confirmed with PwC its independence from our company, and received all required written disclosures and correspondence required by the PCAOB Ethics and Independence requirements. The Committee has evaluated and concluded the non-audit services provided by PwC to our company do not impair PwC’s independence.

Based on the reviews and discussions referred to above, and discussions with the Committee’s independent disclosure counsel, the Committee recommended to our Board that the audited financial statements for the year ended December 31, 2020 and the related footnotes be included in our company’s annual report on Form 10-K for the year ended December 31, 2020.

Submitted by the Audit Committee of the Board:

Sharon L. Allen, Chair

Arnold W. Donald

Lionel L. Nowell III

Denise L. Ramos

Clayton S. Rose

Michael D. White

R. David Yost

2021 PROXY STATEMENT	75

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

Our Board recommends a vote “FOR” Amending and restating the Bank of America Corporation Key Employee Equity Plan (Proposal 4).

Executive summary

•

Amend and restate the Bank of America Key Employee Equity Plan (KEEP) to (i) change the plan name to the “Bank of America Corporation Equity Plan” (BACEP), (ii) increase the number of shares available for grant by 115 million, (iii) update provisions to reflect changes to Section 162(m) of the Internal Revenue Code of 1986 (Code), and (iv) extend the expiration date of the plan.

•

The terms of the plan are aligned with shareholders’ interests, including a minimum vesting requirement, no automatic single-trigger vesting for employees upon change in control, no liberal share counting, no use of discounted stock options or stock appreciation rights (SARs), and no use of reload options.

•

We have robust compensation governance and employee equity award practices, including dividend payout to employees only after vesting and performance conditions are met, and cancellation and clawback features in all awards to employees.

Background

The KEEP was last amended and approved by shareholders in 2019 with more than 95% of shareholder votes cast in favor of the amendment. Under the plan, we have reserved a number of shares of our common stock for issuance to employees (including executive officers) as equity-based awards in the form of restricted stock shares, restricted stock units, stock options, and SARs and, beginning January 1, 2019, for issuance to non-employee directors as restricted stock awards. The KEEP is currently scheduled to expire on April 23, 2029.

In March 2021, our Board approved the amendment and restatement of the KEEP to rename it the “Bank of America Corporation Equity Plan,” or BACEP, and to make the material changes noted below, subject to the approval of our shareholders at the annual meeting. Hereafter, the KEEP will primarily be referred to as the BACEP.

Material changes

The amendment and restatement makes the following three material changes:

•	The number of shares of our common stock available for awards under the plan will be increased by 115 million shares.

•	The amendment and restatement extends the plan term through April 19, 2031 (i.e., 10 years after the date of the annual meeting).

The amendment and restatement also updates plan provisions to reflect changes to Section 162(m) of the Code made by the Tax Cuts and Jobs Act of 2017.

Impact of the amendment and restatement based on information as of March 1, 2021

As of March 1, 2021, under the current authorization, there are approximately 132 million shares of common stock available for grant as equity-based awards. Based on our current run rate, these shares would last less than two years, while the current plan term has eight years remaining. We believe it is appropriate to increase the number of shares of our common stock available for awards under the plan so that our company can continue the practice of granting deferred equity-based awards in lieu of cash.

We estimate the total dilutive effect of our stock plans on our shareholders (sometimes called “overhang”) resulting from the amendment and restatement would be approximately 5.0%, with the incremental overhang resulting from the requested share increase equal to approximately 1.2%. The overhang is calculated as follows, in each case as of March 1, 2021:

(a) Incremental share request subject to shareholder approval	115,000,000

(b) Shares underlying outstanding awards of restricted shares / stock-settled restricted stock units under all equity plans(1)	204,518,373

(c) Options outstanding under all equity plans(2)	0

(d) Shares currently available for future issuance under all equity plans(3)	131,938,573

(e) Total shares available for, or outstanding under, equity awards (a + b + c + d)	451,456,946

(f) Total common shares outstanding	8,627,252,552

(g) Fully diluted overhang (e/(e+f))(4)	5.0%

(h) Basic diluted overhang (e/f)	5.2%

(1)

Includes 5,736,404 vested restricted stock units subject to a required six- or twelve-month holding period and 3,221,225 vested restricted stock units that are expected to be issued/delivered within 30 days of the record date. Also includes 615,817 vested restricted stock units and stock option gain deferrals that were assumed by the company in connection with prior acquisitions under whose plans the awards were originally granted.

(2)	The total number of noncompensatory warrants and convertible instruments as of March 1, 2021 was 61,603,640, and is not reflected in the table above.
(3)	Includes 131,938,573 shares of common stock available for future issuance under the KEEP.
(4)	To determine the sum of (e) plus (f) for this calculation, 79,902 restricted stock shares included in both (e) and (f) are counted only once to prevent duplicative aggregation.

76	BANK OF AMERICA

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

Based on data available as of December 31, 2020, our level of overhang was lower than the average for our primary competitor group. Additionally, our rate at which we grant equity awards relative to shares of our common stock outstanding (sometimes referred to as “run rate”) was below the average run rate for our primary competitor group on a one-year and three-year average basis. For the past three calendar years (2018-2020), the weighted average annual share usage is less than 1% of our common shares outstanding. If the proposed amendment and restatement is approved, we expect the pool of requested shares to last approximately two to three years assuming we maintain similar grant practices as over the past two years and assuming hypothetically our current stock price remains constant.

The number of shares remaining available for grant under our equity compensation plans as noted in the previous table differs from those reported as of December 31, 2020 because that information does not take into account year-to-date grants during 2021 for the 2020 performance year. Information regarding the number of shares remaining available for grant as required by SEC disclosure rules are discussed in detail in this proposal under “Additional Information” on page 82.

The list of companies included in our primary competitor group are detailed under “Competitor groups” on page 61.

Purpose of the plan

The plan, and the proposed amendment and restatement of it, is intended to serve a critical role in our pay-for-performance compensation program and is necessary for us to comply with the regulatory landscape in certain jurisdictions. In addition, our Board believes that equity-based awards aid in our ability to attract, retain and motivate our employees and are the most direct way to align employee interests with those of shareholders. As part of our pay-for-performance practices, more than 96,000 employees receive variable incentives. More highly compensated employees receive a portion of their variable incentive as deferred restricted stock units (RSUs). The portion of the variable incentive deferred as equity-based awards generally increases with compensation levels according to a predetermined deferral grid, aligning employees’ interests with those of shareholders. RSUs are also a significant component of the Delivering Together special cash and stock awards that will be made to 97% of employees in Q1 2021. These awards continue to expand the number of employees receiving stock awards, driving increased employee stock ownership and alignment with shareholder interests. The RSU awards are a key part of our pay-for-performance philosophy, and in many cases are required by law, rule, and regulation. In addition, our executive officers receive PRSUs that must be re-earned by meeting specific performance criteria, as described on page 60 for awards granted in February 2021. Equity awards granted to employees are subject to cancellation and clawback features which encourage appropriate behavior and manage risk in our compensation program; these features are described on page 55.

The value of RSUs tracks the price of our common shares. Compensation expense is in the personnel expense line of the income statement.

The plan, and the proposed amendment and restatement of it, is intended to be the company’s vehicle for delivering deferred equity-based awards. Since additional shares to the plan were last approved by shareholders in 2019, the amount of common stock awarded has averaged approximately 90 million shares each year; we now have approximately 132 million shares remaining for awards. The Board has determined to increase the shares of our common stock available for awards under the plan by 115 million shares to enable the granting of plan awards in the future. The alternative would be to increase the use of deferred cash awards, which we believe would be less aligned with shareholder interests. Therefore, the Board recommends the amendment and restatement to increase the number of shares of common stock available for awards under the plan.

In addition, for the last three years, the company has repurchased shares of common stock, in an amount equal to the value of stock-settled equity awards as they are recognized into capital. These share repurchases offset the net new shares of common stock delivered under the plan. The company currently intends to continue this repurchase practice. The company’s common stock repurchases are subject to required regulatory and Board approvals.

The additional 115 million shares to be authorized under the BACEP would allow our company to continue current grant practices for approximately two to three years.

2021 PROXY STATEMENT	77

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

Compensation policies and plan features that protect shareholder interests

Our compensation policies and practices, along with the terms of the BACEP, will continue to include a number of features intended to protect the interests of shareholders.

What We Do

The Compensation and Human Capital Committee reviews the dilutive impact of Bank of America’s stock program, including by monitoring its “overhang” relative to its primary competitor group of leading U.S. financial services companies

•  With the shares requested, our overhang will be approximately 5.0%

•  Based on data available as of December 31, 2020, Bank of America’s overhang was lower than the average of our primary competitor group

For the past three calendar years (2018-2020), the weighted average annual share usage is less than 1% of our common shares outstanding

Stock retention requirements align executive officer and shareholder interests by linking the value realized from equity-based awards to sustainable company performance. Beginning with awards granted after 2012, our Corporate Governance Guidelines require 50% of net after-tax shares received from equity-based awards be retained until one year after retirement for our Chief Executive Officer and until retirement for other executive officers

Equity awards are subject to multiple separate and distinct “clawback” requirements that can result in the awards potentially being cancelled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. These clawback requirements are discussed in detail under “Compensation discussion and analysis” on page 48

The BACEP includes minimum vesting requirements. Time-vesting stock-based awards generally cannot vest more quickly than ratably annually as of each anniversary over a three-year period beginning on the grant date of the award, and performance-vesting stock-based awards generally require at least a 12-month performance period. Certain limited exceptions are permitted

Dividends/dividend equivalents on restricted stock shares/units awarded to employees are accrued with interest from the grant date and paid only if and when the underlying award becomes vested

What We Don’t Do

Automatic vesting of awards upon a change in control (sometimes referred to as “single trigger” vesting) for employees is not allowed. Instead, the BACEP permits the Compensation and Human Capital Committee to provide for vesting only if the participant’s employment is terminated in connection with a change in control (i.e., “double trigger” vesting)

The BACEP does not include provisions frequently labeled as “liberal share counting” (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or Stock Appreciation Rights (SAR) exercises). The only share re-use provisions are for awards that are cancelled or forfeited or for awards settled in cash

The use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, and the use of reload options are prohibited
The BACEP broadly prohibits the repricing of stock options or SARs without shareholder approval, including the repurchase of underwater options or SARs for cash

Option or equity transferability to third parties “for consideration” is not allowed. The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution

Overview of the amendment and restatement

The following is a summary of the material terms of the proposed amendment and restatement and is qualified, in its entirety, by reference to the terms of the BACEP. A copy of the BACEP, approved by the Board in March 2021, is attached to this proxy statement as Appendix B. The proposed amendment and restatement will become effective only if the BACEP is approved by our shareholders.

Number of shares

The BACEP, as approved by shareholders in 2015, provides that the aggregate number of shares of our common stock available for grants of awards under the plan from and after January 1, 2015 will not exceed the sum of (i) 450 million shares plus (ii) any shares that were subject to an award as of December 31, 2014 under the BACEP, if such award is cancelled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015 plus (iii) effective upon April 24, 2019, 150 million shares. As of March 1, 2021 there were approximately 132 million common shares available for future awards under the BACEP. The amendment and restatement, if approved by shareholders, would increase the number of shares available for awards by 115 million shares, to approximately 247 million shares estimated based on information available on March 1, 2021.

78	BANK OF AMERICA

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

Under the BACEP, each award, whether granted as a stock option, SAR, restricted stock share or restricted stock unit, counts against the available share pool as one share for each share awarded.

The share re-use provisions under the BACEP do not include any “liberal share counting” features. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will continue to be unavailable for awards under the BACEP. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise. Shares covered by awards will continue to be available for awards if and only to the extent (a) the award is cancelled or forfeited or (b) the award is settled in cash.

Administration

The Compensation and Human Capital Committee will administer the BACEP. To the extent permitted by law, the Compensation and Human Capital Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the BACEP for granting awards to employees who are not “officers” under Section 16 of the Securities Exchange Act. Under the BACEP, the Compensation and Human Capital Committee has authority with respect to the following:

•	the selection of the employees to receive awards from time to time

•	the granting of awards in amounts as it determines

•	the imposition of limitations, restrictions and conditions upon awards

•	the certification of the attainment of performance goals, if applicable

•	the interpretation of the BACEP and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the BACEP

•	the correction of any defect or omission or reconciliation of any inconsistency in the BACEP or any award granted under the BACEP

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the BACEP

The Board will continue to administer grants of restricted stock under the BACEP to non-employee directors.

Eligibility

Except for certain non-employee director restricted stock awards as described below, employees of Bank of America and its subsidiaries may participate in the BACEP, as selected by the Compensation and Human Capital Committee. Eligible employees are those employees of Bank of America and its subsidiaries who have made, or are expected to make, important contributions to our business, as determined by the Compensation and Human Capital Committee, including persons employed outside the United States. Approximately 95,000 employees are expected to be eligible to participate. However, as mentioned above, the Compensation and Human Capital Committee in its discretion selects which employees will receive any awards. The BACEP also provides for awards of restricted stock to non-employee directors as part of our director compensation program. All 15 of the non-employee directors nominated for election at the annual meeting are eligible to receive these restricted stock awards. As noted elsewhere in this proxy statement, as part of our director compensation program, our Board grants restricted stock to directors on the day of their election or appointment as a director. Any director nominee that receives at least a majority of votes cast at the annual meeting will be elected at the annual meeting, and will be eligible to receive the restricted stock award as part of their 2021-2022 director compensation. In the event this proposed amendment and restatement does not receive at least a majority of the votes cast at the annual meeting, and the amendment and restatement does not become effective, there are enough common shares remaining for issuance to grant directors elected at the annual meeting the 2021-2022 restricted stock award.

Types of awards

The BACEP permits awards of stock options, SARs, restricted stock shares and restricted stock units to employees and restricted stock shares to non-employee directors, all of which are described in more detail below.

Awards of stock options and SARs. The BACEP provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of a share of our common stock at the close of business on the date of grant. (The fair market value of a share of our common stock as of March 1, 2021, was $35.79.) The BACEP also provides for the grant of SARs to employees. SARs entitle the holder upon exercise to receive either cash or shares of our common stock or a combination of the two, as the Compensation and Human Capital Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.

Awards of options under the BACEP, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation and Human Capital Committee. No more than an aggregate of 450 million shares may be awarded as incentive stock options under the BACEP. The terms and conditions of each option and SAR are to be determined by the Compensation and Human Capital Committee (or its designees) at the time of grant.

2021 PROXY STATEMENT	79

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

Options and SARs granted under the BACEP will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

The BACEP includes two additional limitations on stock option and SAR grants.

•	The BACEP expressly prohibits dividend equivalents with respect to stock options and SARs.

•	The BACEP permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement, but prohibits transfers to be made for consideration.

Our Board has not granted stock options or SARs since 2008.

Awards of restricted stock shares and restricted stock units. Under the BACEP, the Compensation and Human Capital Committee may award employees restricted shares of our common stock or restricted stock units which represent the right to receive shares of our common stock (or cash equal to the fair market value of those shares). Each award agreement will contain the terms of the award, including any applicable conditions, which may include continued service of the participant, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation and Human Capital Committee.

Restricted stock shares will be held in our custody until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to restricted stock shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation and Human Capital Committee and reflected in the award agreement. Our grant practice has been not to pay dividends on restricted stock shares during the vesting period, but to accrue those dividends with interest from the grant date to be paid only if and when the underlying award becomes vested.

The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of our common stock (with one share of common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of our common stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation and Human Capital Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation and Human Capital Committee and evidenced in the award agreement. As with restricted stock shares, our grant practice has been to include dividend equivalent rights for awards of restricted stock units that accrue with interest from the grant date and are paid only if and when the underlying award becomes vested. Unpaid restricted stock units have no voting rights.

The BACEP also provides for awards of restricted stock to our non-employee directors as part of our director compensation program. These awards vest one year after the date of grant or, if earlier, at the date of the next annual meeting. However, awards that are scheduled to vest in less than 50 weeks after the date of grant will count against the 5% exception pool for the minimum vesting requirements described below. The awards vest earlier in case of death or a change in control. If a director retires before the one-year vesting date, a prorated amount of the award vests based on the number of days the director served during the vesting period before retirement. Awards may be deferred under the Bank of America Corporation Director Deferral Plan. See “Director compensation” on page 45 for additional details about our director compensation program.

Minimum vesting conditions

The BACEP provides that generally all stock-settled awards will vest no more quickly than ratably annually as of each anniversary over a three-year period beginning on the grant date of the award. This requirement does not apply to (1) certain substitute awards arising from acquisitions, (2) shares delivered in lieu of fully vested cash incentive awards, (3) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not sooner than 50 weeks after the grant date) or (4) awards that vest based on the achievement of performance goals over a period of at least one year. Also, the Compensation and Human Capital Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the BACEP. In addition, the minimum vesting requirement does not apply to the Compensation and Human Capital Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, workforce reduction, death, disability, or a change in control, in the terms of the award or otherwise.

Section 162(m) award limits

Prior to 2018, awards under the BACEP could be designed to qualify as “performance-based compensation” that were intended to be exempt from the deduction limits under Section 162(m) of the Code. Changes in the U.S. tax laws made by the Tax Cuts and Jobs Act of 2017 eliminated this exception for grants made from and after January 1, 2018. Under the pre-2018 Section 162(m) rules, the plan under which awards were granted had to include certain shareholder-approved individual award limits in order for awards to qualify as performance-based compensation. The BACEP included such individual award limits, which were limited to options/SARs and performance-based restricted stock and RSU awards that were intended to qualify for the Section 162(m) performance-based compensation exception. Although no longer required, the amendment and restatement continues to include award limits, by which a participant may not be granted in any calendar year: (i) stock options or SARs for more than 4,000,000 shares, or (ii) performance-based restricted stock shares/units for more than 4,000,000 shares (assuming maximum performance).

80	BANK OF AMERICA

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

Withholding for payment of taxes

The BACEP provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The BACEP permits a participant to satisfy this requirement, with the approval of the Compensation and Human Capital Committee and subject to the terms of the BACEP, by withholding from the participant a number of shares of our common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes. It also permits the company and the participant to withhold at rates up to the maximum statutory tax rates.

Adjustments for changes in capitalization

In the event of any change in the number of our outstanding shares of common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of our common stock with respect to which awards may be made under the BACEP, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the BACEP will be equitably adjusted by the Compensation and Human Capital Committee in its discretion to preserve the benefit of the award for us and the participant.

No single trigger vesting upon a change in control for employees

The BACEP permits the Compensation and Human Capital Committee to provide for vesting of awards to employees in connection with a change in control of Bank of America if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the company without “cause” or (ii) a termination by the participant for “good reason.” “Cause” and “good reason” will be as defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation. Awards to non-employee directors fully vest upon a change in control.

Amendment and termination of the plan

Our Board has the power to amend, modify or terminate the BACEP on a prospective basis, provided that no termination, amendment or modification shall adversely affect in any material way any award previously granted under the plan without the written consent of any affected participant. Stockholder approval will be obtained for any change to the material terms of the BACEP to the extent required by New York Stock Exchange listing requirements or other applicable law. The BACEP, as amended, automatically terminates at the close of business on April 19, 2031 following which no awards may be made under the BACEP.

Option and SARs repricing prohibited

The BACEP specifically prohibits the repricing of stock options or SARs without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the employee.

Federal income tax treatment

The following discussion summarizes certain U.S. federal income tax consequences of awards under the BACEP based on the law as in effect on the date of this document. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be employed with awards, nor does it cover state, local or non-U.S. taxes.

Nonqualified stock options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the fair market value of the shares on the exercise date.

Incentive stock options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these

2021 PROXY STATEMENT	81

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan

holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock appreciation rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted stock shares and restricted stock units. A participant generally will not have taxable income upon the grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Tax consequences to Bank of America. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code, including those imposed by Section 162(m) as applicable.

New stock plan benefits

Because awards under the BACEP are discretionary, awards are generally not determinable at this time. As stated previously, in the event the proposed amendment and restatement is not approved by shareholders at the annual meeting, there are enough shares remaining under the plan for the Board to grant restricted stock awards to directors elected at the annual meeting as part of 2021-2022 director compensation.

Additional information

The table below presents information on equity compensation plans at December 31, 2020 as required by SEC disclosure rules.

Plan Category(1)	(a) Number of Shares to be Issued Under Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Shares Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4)

Plans approved by shareholders	170,180,053	—	226,282,786

Plans not approved by shareholders	—	—	—

Total	170,180,053	—	226,282,786

(1)

This table does not include 692,622 vested restricted stock units and stock option gain deferrals at December 31, 2020 that were assumed by the company in connection with prior acquisitions under whose plans the awards were originally granted.

(2)	Consists of outstanding restricted stock units, includes 2,314,352 vested restricted stock units subject to a required 12 month holding period.

(3)	Restricted stock units do not have an exercise price and are delivered without any payment or consideration.

(4)	Amount represents shares of common stock available for future issuance under the KEEP.

No options or SARs have been granted to any current named executive officer, current executive officer, or any associate of such person, nor to any other employee or person since shareholders approved the last amendment to the BACEP in 2019.

82	BANK OF AMERICA

Proposals 5-8: Shareholder proposals

Proposals 5-8: Shareholder proposals

Our Board recommends a vote “AGAINST” these shareholder proposals (Proposals 5-8).

As noted elsewhere in this proxy statement, we actively seek engagement with shareholders to solicit their views on different matters of importance to them. We encourage this dialogue and believe this engagement is beneficial to our company and Board. Of the four shareholder proposals set forth below, none of the proponents attempted to engage with our company prior to submitting their proposal. We sought to engage with the proponents after we received their proposals; we met with Mr. Harrington’s representative and with CtW Investment Group about their respective proposals, and Messrs. Chevedden and Steiner declined our invitation to discuss their proposals. We acknowledge the rights of shareholders to submit proposals for inclusion in our proxy statement in accordance with SEC rules. We also encourage shareholders that have questions or would like additional information about our practices or policies, or that are contemplating submitting a proposal for inclusion in our proxy statement, to contact us beforehand to allow for a constructive discussion of their concerns. See “Shareholder proposals for our 2022 annual meeting” on page 93.

Proposal 5: lmprove our catch-22 proxy access

John Chevedden, 2215 Nelson Ave., No 205, Redondo Beach, CA 90278, has advised us that he intends to present the following resolution:

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of the stock for an unbroken 3-years, one would reasonably need to start with about 60 activist shareholders who own 9% of BAC stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors and dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management – then management might arbitrarily claim that 10 shareholders do not meet the requirements figuring that shareholders do not want a court battle and management might convince another 10 shareholders to drop out – leaving 20 shareholders. But the current rule does not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company for an unbroken 3-years might determine that they own 51% of company stock when length of unbroken stock ownership is factored out. Plus it would be easier to simply call for a special shareholder meeting because 10% of shares can call for a special meeting and there is no 3-year unbroken stock ownership disqualifier.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules that can easily be 1500-words of legalese. A single shareholder always takes the risk that one will be the 21st shareholder that could be voted off the island after a substantial investment of time by the arbitrary ration of 20 shareholders.

Who would be voted off the island? Would one favor shareholders who own the most stock or shareholders who have the best access to expert proxy access advice or shareholders who could attract the best proxy access candidates or shareholders who can attract the most votes to the proxy access candidates?

For any group of shareholders who have the horsepower to initiate the current Catch-22 proxy access, calling a special shareholder meeting is a more rational option. Without this reform our current Catch-22 proxy access is excess baggage.

Please vote yes:

Improve our catch-22 proxy access – Proposal 5

Our Board recommends a vote “AGAINST” Proposal 5 because:

•	Our existing proxy access Bylaw strikes the appropriate balance between promoting shareholder rights and protecting the interests of all of our shareholders;

•

Our Bylaw’s limit on the size of a proxy access nominating group is in line with market practice, with the vast majority of companies that allow proxy access having imposed the same or a more restrictive limit; and

•	We have strong corporate governance policies and procedures that empower our shareholders and enable shareholders to provide ongoing feedback to our Board.

The proposal requests that the Board amend our proxy access Bylaw to eliminate the limit on the number of shareholders that can aggregate their common stock ownership to meet our minimum stock ownership threshold. Because our proxy access Bylaw already provides our shareholders with a meaningful role in the nomination and election of directors, and aligns with current market practice, and in light of our long-standing commitment to strong corporate governance and shareholder engagement, we believe the changes requested by the proposal are unnecessary and contrary to our shareholders’ interests. Moreover, we note that in each of the past two years, the proponent has submitted a proposal requesting changes to our proxy access right and each year shareholders have resoundingly rejected the requested changes.

2021 PROXY STATEMENT	83

Proposals 5-8: Shareholder proposals

Our existing proxy access Bylaw strikes the appropriate balance between promoting shareholder rights and protecting the interests of all of our shareholders. In March 2015, our company was the first major financial institution, and one of the first large U.S. public companies, to amend our Bylaws to adopt a proxy access provision. This Bylaw provision allows one or more shareholders to nominate director candidates for election to our Board, and for those director candidates to be included in our proxy materials. Under our proxy access Bylaw, a group of up to 20 shareholders that collectively has owned at least 3% of our common stock for at least three years may form a nominating group and nominate director nominees constituting up to 20% of our Board, and include those nominees in our proxy materials. Our Board evaluated a number of different factors and potential formulations in adopting our proxy access Bylaw, and considered the right of shareholders to have meaningful participation in the director election process, as well as the importance of instituting reasonable terms and informational and procedural requirements, such as limiting the number of shareholders that may aggregate their share ownership to achieve the 3% nominating group threshold.

Based on its assessment of these factors, our Board concluded that our current form of proxy access Bylaw appropriately balances shareholder rights to use proxy access with the best interests of all our shareholders. Of relevance to this proposal, the Bylaw provides shareholders the ability to nominate a director candidate in our proxy statement and permits up to 20 shareholders to aggregate their holdings to satisfy our 3% ownership threshold for using proxy access. The Bylaw thereby permits shareholders holding a range of ownership positions in our company to collectively nominate director nominees and include their nominees in our proxy statement, while avoiding a situation where shareholders burden the company and our shareholders with candidates who are not able to obtain a threshold level of support. Our Board determined that the 20 shareholder limit is the most appropriate aggregation limit because it balances our administrative interests and costs, while also providing a meaningful proxy access Bylaw that is broadly accessible to our shareholders. In light of the feedback we have received from our shareholders since 2015, and our ongoing review of the proxy access rights adopted by other companies, we continue to believe that our existing proxy access Bylaw is most appropriate for the company and our shareholders.

Our Bylaw’s limit on the size of a proxy access nominating group is in line with market practice, with the vast majority of companies that allow proxy access having imposed the same or a more restrictive limit. The limit on the size of the nominating group as described above is designed to control the administrative burden of confirming and monitoring share ownership within a nominating group and prevent the abuse of proxy access by a group that includes shareholders that do not have a substantial economic stake in the company or who may have special or short-term interests and who are not able to gain a threshold level of support. We note that our 20-shareholder limit is equal to or lower than the limit adopted at the vast majority of companies that have proxy access bylaws. Of the 644 companies that have adopted proxy access since 2015, 629 companies (over 97%) have adopted a limit on the size of the nominating group, and our 20-shareholder limit is the same or more permissive than the limit adopted at 96% of companies with proxy access provisions. Under the current threshold, our shareholders already have the meaningful ability to aggregate their ownership and participate in the director nomination and election process.

We have strong corporate governance policies and procedures that empower our shareholders and enable them to provide ongoing feedback to our Board. Our proxy access Bylaw is only one of many provisions that help advance and protect the interests of our shareholders and provide them a meaningful ability to make their views known to the Board.

In addition to the proxy access Bylaw, one or more shareholders owning 10% or more of our outstanding voting stock are entitled to call a special meeting of shareholders. The ability for 10% of our shareholders to call a special meeting represents a significant shareholder right—and one that is significantly more shareholder-friendly than the right at most S&P 500 companies. Of the 314 S&P 500 companies that permit shareholders to call a special meeting, more than 84% of those companies have a stock ownership threshold greater than 10%, with the most prevalent stock ownership threshold set at 25%, and no companies have a threshold lower than our 10% threshold.

Our Board and management are committed to engaging with and listening to our shareholders on an ongoing basis. At least twice annually, management invites our 250 largest institutional investors and a number of other active institutional investors, representing more than 61% of our outstanding shares, to engage with us. As described in “Shareholder engagement” on page 30 of this proxy statement, in 2020-21 management and our Board’s Lead Independent Director held 43 meetings with shareholders representing approximately 2.1 billion shares of our outstanding common stock. At these meetings, we solicit our shareholders’ input on important performance, governance, executive compensation, human capital management, regulatory, environmental, social, and other matters. We maintain a two-way dialogue to clarify and deepen our Board’s understanding of shareholder concerns, and provide shareholders with insight into our Board’s processes. Moreover, input received from our shareholders and other stakeholders as part of our year-round engagement program has resulted in a number of enhancements in our corporate governance, ESG, and executive compensation policies. For example, on page 32 of this proxy statement we report on actions we have taken as a result of our extensive shareholder engagement activities.

Other robust corporate governance policies that we have adopted to empower our shareholders include the annual election of all directors, majority voting for director elections, and independent Board leadership by a strong Lead Independent Director. Our Board is committed to ongoing director succession planning reviews to provide for the Board’s regular renewal and refreshment in alignment with our long-term strategy, as described in “Identifying and evaluating director candidates” on page 3 of this proxy statement.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 5).

84	BANK OF AMERICA

Proposals 5-8: Shareholder proposals

Proposal 6: Shareholder right to act by written consent

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, has advised us that he intends to present the following resolution:

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at a Dover Corporation shareholder meeting and 88%-support at an AT&T shareholder meeting.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. For instance a new director could be elected to replace directors who receive substantial negative votes. In 2020 Maria Zuber received 407 million negative votes.

According to the argument in the 2020 BAC proxy management should be in favor of this proposal. Management said that given a choice shareholders are better served by calling for a special meeting than by acting by written consent.

If this is really the case then management should be in favor of giving shareholders the right to act by written consent because shareholders could then chose the supposedly less effective means of written consent to send a wakeup call to management and management could thus have an easier path to victory over shareholders.

In any event a major advantage of special shareholder meetings has been completely blown out of the water since the publication of the 2020 BAC annual meeting proxy.

A cornerstone of the 2020 BAC argument was, “A special meeting permits shareholders, the Board, and company management to discuss applicable shareholder concerns.”

To the contrary with the near universal use of tightly controlled online shareholder meetings, which can be only 10-minutes of stilted formalities, shareholders can be severely restricted in engaging with management and making their views known because all challenging questions and comments directed to management can be screened out.

For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.

Plus AT&T management would not even allow the proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during the pandemic.

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17 /att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Plus in 2020 management was apparently ignorant of the fact that with written consent all shareholders can be given notice of a proposed action.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting since tightly controlled online shareholder meetings are a shareholder engagement wasteland.

Please vote yes:

Shareholder right to act by written consent – Proposal 6

Our Board recommends a vote “AGAINST” Proposal 6 because:

•	We believe that matters requiring shareholder approval should be presented to, and voted on, by all shareholders;

•

Shareholders owning 10% of our common shares already have the meaningful ability to call a special meeting of shareholders outside of the annual meeting cycle, and shareholders owning 3% of our common shares already have the ability to nominate a candidate for election to our Board through our proxy access Bylaw provision; and

•	Through our robust shareholder outreach and engagement program, our shareholders have multiple opportunities to provide ongoing and constructive feedback to company management and our Board.

The proposal requests that the company take the steps necessary to permit shareholders to act by written consent. We are committed to effective corporate governance policies and practices that promote the long-term interests of all shareholders. This marks the third year in a row that the proponent has submitted a proposal on this topic for consideration by our shareholders, and in each of the past two years shareholders have resoundingly rejected the proposal’s request. As described below, our Board continues to believe that the change requested by the proposal could be unfair and disenfranchising to shareholders, is unnecessary in light of our current governance practices and policies, and is more onerous to use than rights already available to our shareholders.

We believe that matters requiring shareholder approval should be presented to, and voted on, by all shareholders. Unlike matters presented for vote at a shareholder meeting, shareholder action by written consent may not require communication to all shareholders, and may deny shareholders the ability to participate in major decisions affecting the company and their interests. A shareholder seeking action by written

2021 PROXY STATEMENT	85

Proposals 5-8: Shareholder proposals

consent may attempt to solicit the fewest possible shareholders to take action, rather than seeking input from all shareholders, and may rely on consents obtained from some shareholders before other shareholders have had the ability to evaluate a proposal, express their views, and vote. Action by written consent thereby can disenfranchise shareholders who are not given the opportunity to vote. In contrast, when shareholders can act at a special or annual meeting of shareholders, all shareholders receive advance notice of the meeting and have clearly established times during which they can evaluate the issues, engage with the company and other shareholders, communicate their views, and vote. Moreover, permitting shareholder action by written consent could create confusion and disruption, as multiple shareholders could solicit written consents at any time on a wide range of issues, which may duplicate or conflict with other proposals. While the proponent has criticized virtual shareholder meetings as undermining the benefits of acting through a shareholder meeting, the proponent fails to consider most of the procedural benefits leading up to a meeting that we describe above, which may not be available when shareholders seek to act by written consent. In addition, at our 2021 annual meeting that will be held virtually, shareholders will have an opportunity to participate in question and answer sessions regarding the management and shareholder proposals contained in this proxy statement, as well as other relevant topics of concern to shareholders. This opportunity to engage with the company and hear views of other shareholders would not be available when shareholders seek to act by written consent.

Shareholders owning 10% of our common shares already have the meaningful ability to call a special meeting of shareholders outside of the annual meeting cycle, and shareholders owning 3% of our common shares already have the ability to nominate a candidate for election to our Board through our proxy access Bylaw provision. In addition to shareholders being able to propose and vote on important matters at our annual meeting, one or more shareholders owning 10% or more of our outstanding voting stock are entitled to call a special meeting of shareholders. Shareholders’ ability to use the special meeting process is not subject to any conditions beyond those that also apply to a management-called special meeting. A special meeting permits shareholders, the Board, and company management to discuss applicable shareholder concerns. Unlike action by written consent, a special meeting of shareholders empowers all shareholders to participate collectively in a single meeting and make an informed vote. The ability for 10% of our shareholders to call a special meeting represents a significant right—and one that is significantly more shareholder-friendly than the right at most other S&P 500 companies. Of the 314 S&P 500 companies that permit shareholders to call a special meeting, more than 84% of those companies have a stock ownership threshold greater than 10%, with the most prevalent stock ownership threshold set at 25%, and no companies have a threshold lower than our 10% threshold.

In 2015, we were among the first companies to adopt a proxy access Bylaw provision. This provision allows shareholders owning 3% or more of our outstanding common stock, including groups of up to 20 shareholders who collectively own 3% or more of our outstanding stock, the right to nominate director candidates constituting up to 20% of our Board, and to solicit votes for those candidates using our proxy materials. This proxy access right and the ability for 10% of our shareholders to call a special meeting each allow our shareholders to voice their views in a way that is less onerous than by using the proposal’s written consent, which would require proposed actions to be approved by holders of at least a majority (or higher when required by Delaware law) of our outstanding shares. In addition, fewer than 2.8% of S&P 500 companies provide for action by written consent together with proxy access and the ability of 10% of shareholders to call a special meeting.

The chart below illustrates how our shareholders already have better means of implementing actions than the proposal:

		Notification to Shareholders	Quorum Requirement at Shareholders’ Meeting	Votes Necessary to Approve Action

Proposal	Action by Written Consent	Shareholders holding majority of outstanding shares (provided by shareholder seeking action)	No shareholders’ meeting	At least a majority of outstanding shares (≈4.3 billion shares)

Existing Rights of Shareholders	Action at a Special Meeting Called by 10% of our Shareholders	100% of shareholders (provided by company)	A majority of outstanding shares (≈4.3 billion shares)	A majority of the quorum (as low as ≈2.2 billion shares)
Action to Elect a Director Nominated by Proxy Access

Through our robust shareholder outreach and engagement program, our shareholders have multiple opportunities to provide ongoing and constructive feedback to company management and our Board. Our Board and management are committed to engaging with and listening to our shareholders on an ongoing basis. At least twice annually, management invites our 250 largest institutional investors and a number of other active institutional investors, representing more than 61% of our outstanding shares, to engage with us. As described in “Shareholder engagement” on page 30 of this proxy statement, in 2020-21 management and our Board’s Lead Independent Director held approximately 43 meetings with shareholders representing approximately 2.1 billion shares of our outstanding common stock. At these meetings, we solicit our shareholders’ input on important performance, governance, executive compensation, human capital management, regulatory, environmental, social, and other matters. We maintain a two-way dialogue to clarify and deepen our Board’s understanding of shareholder concerns, and provide shareholders with insight into our Board’s processes. Moreover, input received from our shareholders and other stakeholders as part of our year-round engagement program has resulted in a number of enhancements in our corporate governance, ESG, and executive compensation policies. For example, on page 32 of this proxy statement, we report on actions we have taken as a result of our extensive shareholder engagement activities.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 6).

86	BANK OF AMERICA

Proposals 5-8: Shareholder proposals

Proposal 7: Shareholder proposal requesting a change in organizational form

John C. Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559, has advised us that he intends to present the following resolution:

Bank of America – 2021

Whereas, our company’s Chairman and Chief Executive Officer in August 2019, signed a “Statement on the Purpose of a Corporation,” committing our company to all stakeholders, supporting “ ... the communities in which we work ... respect[ing] the people in our communities and protect[ing] the environment by embracing sustainability practices across our businesses;” and

Whereas, inconsistent with our bank’s “embrace of sustainability,” our bank from 2016 through 2019 loaned over $156 billion in fossil fuel financing according to Banking on Climate Change: Fossil Fuel Finance Report 2020, helping to drive multigenerational climate change. The commitment of bank policy to all stakeholders, and to sustainability such as addressing climate impacts, raises potential conflicts for board members bound by fiduciary duties reflected in our company’s Bylaws, Articles of Incorporation, Committee Charters, and Delaware law. Fortunately, the State of Delaware in 2013 enacted a law to permit Delaware corporations to amend their Certificates of Incorporation to become a Public Benefit Corporation (PBC), to commit to operate in a responsible and sustainable manner; and

Whereas, pursuant to Delaware law, a “public benefit” is to encourage corporations to operate in such a manner that is in the best interests of those materially affected by its conduct, which includes other stakeholders in addition to shareholders; and

Whereas, recently Delaware adopted new amendments to the public benefit law that made the adoption of the new structure more attractive and accessible.

[https: //www.jdsupra.com/legalnews/new-amendments-to-delaware-general-76927/].

The amended law reduces certain board member fiduciary liabilities for breaches of stakeholder interests, and reduces the required shareholder approval of the conversion to a majority vote; and

Whereas, in the opinion of the proponent, this law seems to be consistent with our company’s commitment to the Statement on the Purpose of the Corporation, providing the opportunity for the board to legally articulate the purpose of our corporation in a manner that would reconcile accountability to stakeholders, therefore, be it

Resolved, that shareholders request the Board to approve an amendment to the Company’s Restated Certificate of Incorporation to become a Public Benefit Corporation pursuant to Delaware law and to submit the proposed amendment to the shareholders for approval. Such a change would enable the company to operate in a responsible and sustainable manner that balances the stockholders’ pecuniary interests, and the best interests of those stakeholders affected by the corporation’s conduct.

Supporting Statement: The proponent recommends that the Board, in its discretion, consider stating a public purpose in the amended certificate that reflects a forward looking vision regarding the company’s impacts on stakeholders. For example, the purpose in the certificate could be stated as “providing fair, inclusive and equitable access to financial services in a diverse world.”

Our Board recommends a vote “AGAINST” Proposal 7 because:

•

We operate our company in a responsible and sustainable manner that balances the shareholders’ interests, and the interests of those stakeholders affected by our company’s conduct, and we do not need to undergo a change in corporate form to deliver Responsible Growth;

•

Our Board supports our Chairman and CEO’s decision to endorse the Business Roundtable’s Statement on the Purpose of a Corporation, which we believe is consistent with our commitment to delivering long-term value for our shareholders through sustainable Responsible Growth;

•	Our Board and ESG Committee are actively engaged in managing our ESG programs and strengthening our ESG practices to support Responsible Growth and help drive the global economy;

•	Our company aligns its policies, practices, products, and programs to deliver Responsible Growth;

•	The public benefit corporation model is new, largely untested, and is therefore inappropriate for a company of our size and complexity.

The proposal requests that the Board take the steps necessary to amend the company’s Restated Certificate of Incorporation to become a public benefit corporation under Delaware law. The proposal mistakenly links our support for, and execution of strategies consistent with, the Business Roundtable’s Statement on the Purpose of a Corporation with the radical corporate makeover of becoming a Delaware public benefit corporation.

2021 PROXY STATEMENT	87

Proposals 5-8: Shareholder proposals

As described below, our Board supports our company’s decision to publicly acknowledge the Business Roundtable’s statement as it is consistent with our commitment to sustainable Responsible Growth. Further, as we have described in this proxy statement, we are already operating our company to drive and deliver Responsible Growth, and do not need to undergo the radical change in corporate form to operate “in a responsible and sustainable manner.” Moreover, the Delaware public benefit corporation model, which is new and largely untested, is inappropriate for our company. Accordingly, our Board believes that a change in the company’s organizational form is unnecessary.

We operate our company in a responsible and sustainable manner that balances our shareholders’ interests, and the interests of those stakeholders affected by our company’s conduct, and we do not need to undergo a change in corporate form to deliver Responsible Growth. The proposal claims that undergoing the corporate transformation to a Delaware public benefit corporation “would enable the company to operate in a responsible and sustainable manner that balances the [share]holders’ pecuniary interests, and the best interests of those stakeholders affected by the corporation’s conduct.” At Bank of America, we believe we must continue to serve our clients, deliver great returns for shareholders, be a great place to work for teammates AND help drive progress on societal priorities in the communities in which we operate. As we have demonstrated and disclosed throughout this proxy statement, we are already operating the company “in a responsible and sustainable manner”—that reflects the core proposition to Responsible Growth. Going through the expense and efforts to radically change our corporate form would not improve our ability to drive and deliver Responsible Growth. Further, as we note below, there is considerable risk involved in changing our corporate form to a public benefit corporation. We and our stakeholders are better served by continuing our focus on delivering Responsible Growth rather than undertaking the risky experiment the proponent advocates.

Our Board supports our Chairman and CEO’s decision to endorse the Business Roundtable’s Statement on the Purpose of a Corporation, which we believe is consistent with our commitment to delivering long-term value for our shareholders through Responsible Growth. Issued in August 2019 by the Business Roundtable, the Statement on the Purpose of a Corporation was signed by 181 corporate chief executive officers, including our Chairman and CEO, Mr. Moynihan. As signatories to the statement, each chief executive officer supported the policy of leading his or her company for the benefit of multiple stakeholders—customers, employees, suppliers, communities, and shareholders. In acknowledging their “fundamental commitment” to these stakeholders, the signatories pledged support to the statement’s five core commitments: delivering value to customers; investing in employees; dealing fairly and ethically with suppliers; supporting the communities in which the company works; and generating long-term value for shareholders. Our Board believes that the framework of corporate governance and citizenship articulated in the statement is wholly consistent with our commitment to Responsible Growth, and that our governance policies and practices are well-aligned to the statement. We have long operated our company in pursuit of Responsible Growth, in a way that closely aligns with the statement’s five core commitments and enhances the long-term value of our company.

Our Board and ESG Committee are actively engaged in managing our ESG programs and strengthening our ESG practices to support Responsible Growth and help drive the global economy. Our Board and company management have established internal governance policies to improve transparency in our products and business practices, while actively helping clients access the capital they need to achieve their goals, working to develop our communities, and fostering economic mobility. Our Board’s Corporate Governance, ESG, and Sustainability Committee (CGESC) has oversight of our management ESG Committee, which is comprised of leaders from across our company and is led by our Vice Chairman and Head of ESG, Capital Deployment, and Public Policy. The ESG Committee helps to identify, escalate, and oversee our response to emerging ESG risks and opportunities. The committee discusses and debates social and environmental issues that are significant to our company’s business, including, but not limited to, human capital management practices, assessment of environmental and societal implications of product and service offerings, and investments with the goal of contributing to the creation of a sustainable economy. The committee regularly reports to the CGESC on ESG activities and emerging ESG risks and opportunities and provides updates to the Board’s Enterprise Risk Committee on ESG risks. In addition, our ESG Committee’s chair and her team regularly engage with our shareholders and other stakeholders, including consumer advocates and community advisors, for advice and guidance in shaping our ESG policies and practices.

Our company aligns its policies, practices, products, and programs to deliver Responsible Growth. Our commitment to our stakeholders is not new. It is embedded in the tenets of Responsible Growth, which require that we grow and win in the marketplace by remaining committed to our customer-focused strategy and managing risk well, in a way that is sustainable.(1) Sustainable, Responsible Growth enables us to address some of the key challenges facing the world today while also creating business opportunities, allowing us to create shared success with our teammates, customers, and communities across the U.S. and around the world.(2) We drive Responsible Growth by:

•

Supporting our Teammates. As described in our 2020 Human Capital Management Report,(3) we have implemented a wide range of programs and benefits to support our teammates and their families in keeping with our commitment to invest in the people who serve our clients and live and work in the communities we serve across the U.S. and around the world. Our commitment to support our teammates is in sharp focus in the midst of a global pandemic. We continue to take steps to provide enhanced employee benefits, programs, and resources for all of our teammates, both in direct response to the current health crisis and for ongoing, long-term needs.

•

Supporting our Customers. We understand the critical role financial services plays in the daily lives of individuals and small businesses and we deliver Responsible Growth by focusing on our customers and what they need to live their financial lives. In 2020, we made clear to our customers that we are here to help and to serve them through: extensive safety measures in our financial centers; proactive customer outreach across all businesses; payment deferrals and fee waiver relief; reliable 24/7 access to our mobile and online banking tools, virtual communication tools, and continued access to cash, financial centers, and other bank offices.

We were the first major bank to begin accepting U.S. Small Business Administration’s Paycheck Protection Program (PPP) applications in early April 2020. To achieve that, we redeployed and trained thousands of teammates and developed new technology, all in a matter of weeks, to

(1)	Responsible Growth is discussed in more detail on our website at https://about.bankofamerica.com/en-us/what-guides-us/driving-responsible-growth.html, as well as elsewhere in this proxy statement.
(2)	For additional information on how our business practices align with Responsible Growth, see https://about.bankofamerica.com/en-us/what-guides-us/our-business-practices.html.
(3)	The 2020 Human Capital Management Report is available at http://investor.bankofamerica.com/static-files/17b95153-a73b-4ab2-a869-d3d216843389.

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become the largest PPP provider in the U.S. by number of approved loans.(4) In 2020, we delivered more than $26 billion in PPP loan funds to small businesses in need and we helped approximately 343,000 small business clients in every industry, every market receive PPP loans. Of the PPP loans received by our clients: 99% are for companies with fewer than 100 employees; 82% are for companies with 10 or fewer employees; 96% are for less than $350,000; 86% are for less than $100,000; and 24% are from low-to-moderate income neighborhoods.

•

Supporting our Communities. We are focused on advancing projects and issues that contribute to real economic growth and mobility—whether through supporting the small businesses that are essential to the well-being of local communities or projects that create jobs and drive the economy. We redoubled our commitment in 2020 by making a $1 billion, four-year commitment of additional support to help local communities address and advance racial equality and economic opportunity and have, in our initial progress, directed one-third of the $1 billion commitment to four key areas across 91 U.S. markets and globally in support of jobs initiatives in Black and Hispanic/Latino communities and community outreach and initiatives; direct equity investments to Minority Depository Institutions; and proprietary equity investments in minority entrepreneurs, businesses and funds.

•

Our Focus on Environmental and Social Issues. We engage in ongoing evaluation and development of our policies and procedures, including our Environmental and Social Risk Policy Framework,(5) which sets forth, among other information, our company’s commitment to reduce our greenhouse gas emissions associated with our financing activities in alignment with the Paris Agreement’s 1.5 degree goal, and our work towards net zero emissions, and requires enhanced due diligence of specific general corporate and commercial financing relationships, vendor relationships, and general operations so that we can respond to emerging material social issues in real time.

The public benefit corporation model is new and largely untested, and is therefore inappropriate for a company of our size and complexity. To date, only one U.S. publicly traded corporation has converted to a public benefit corporation, and only three U.S. corporations have gone public as a public benefit corporation. Notably, none of these publicly traded public benefit corporations are bank holding or financial holding companies with the global scope of our company nor do they operate in the same complex regulatory environment. Given the nonexistence of precedent for the management and board oversight of public benefit corporations the size and scope of our company, there is significant uncertainty regarding decision-making in a public benefit corporation when encountering a situation where the interests of shareholders and other stakeholders or the public benefit diverge. Importantly, the Delaware public benefit corporation statute requires a public benefit corporation’s certificate of incorporation to identify one or more specific public benefits to be promoted by the corporation, and here the proposal does not identify which public benefits it would ask shareholders to endorse, as to which shareholders could have differing views.

Furthermore, due to the lack of precedent concerning a publicly traded corporation converting to a public benefit corporation, it is extremely difficult to predict the impact that such action would have on our shareholders and our company’s long-term success. The risks and costs of implementing such a change in corporate form are also expected to be extensive and could include, but are not limited to: risk in our ability to receive necessary regulatory approvals for such a change in corporate form; tax risk to shareholders in the corporate reorganization; and lack of data on market valuations of public benefit corporations that may lead to increased volatility in our stock price or a lower price-earnings multiple for our stock.

In light of our demonstrated commitment to Responsible Growth and the core commitments of the Business Roundtable’s Statement on the Purpose of a Corporation, the unnecessary need to change our corporate form to continue delivering Responsible Growth, and the lack of precedent and uncertainties around the public benefit corporation model for a company of our size and complexity, we believe that the change in our company’s organizational form requested in the proposal is unnecessary.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 7).

Proposal 8: Shareholder proposal requesting a racial equity audit

CtW Investment Group, 1900 L Street NW, Suite 900, Washington, DC 20036, has advised us that it intends to present the following resolution:

RESOLVED that shareholders of Bank of America Corporation (“BofA”) urge the Board of Directors to oversee a racial equity audit analyzing BofA’s adverse impacts on nonwhite stakeholders and communities of color. Input from civil rights organizations, employees, and customers should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on BofA’s website.

SUPPORTING STATEMENT

High-profile police killings of Black people—most recently George Floyd—have galvanized the movement for racial justice. That movement, together with the disproportionate impacts of the COVID-19 pandemic have focused the attention of the media, the public, and policy makers on systemic racism, racialized violence and inequities in employment, health care, and the criminal justice system. In June 2020, BofA CEO Brian Moynahan [sic] noted the urgency in addressing “racial injustices we have seen in the communities where we work and live ....” BofA has committed $1 billion over four years to address issues like healthcare, jobs, supporting minority owned small businesses, and housing.

BofA has a conflicted history when it comes to addressing racial injustice within the communities it serves. In 2018, the Treasury Department’s Office of the Comptroller found that the bank offered proportionately fewer home loans to minorities than to white applicants in Philadelphia. BofA

(4)	U.S. Small Business Administration Paycheck Protection Program Report.
(5)	The Environmental and Social Risk Policy Framework is available at https://about.bankofamerica.com/assets/pdf/Environmental-and-Social-Risk-Policy-Framework.pdf.

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Proposals 5-8: Shareholder proposals

has also closed numerous branches in majority-Black communities, reducing its number of branches to 29.1%, compared to 18.4% in non-majority Black areas. In 2018, the bank began to impose a minimum maintenance fee of $12 per month for checking account customers or a minimum daily balance of $1500. Such minimum fees and balances disproportionately impact people of color and can inhibit wealth creation among these communities. Lastly, we note that only 8% of executives within BofA’s C-Suite are Black.

The impact of BofA’s practices on communities of color is not limited to the lending and employment contexts. In 2009 and 2010, Los Angeles issued $71.4 million in judgment obligation bonds, a portion of which was used to pay for police related settlements. By the time these bonds are paid off, BofA and other banks involved in this issuance will have received $18 million. BofA’s charitable contributions are not fully aligned with its public statements: BofA has donated to police foundations in New York, Atlanta, and Los Angeles, which bypass normal procurement processes to buy equipment for police departments, including surveillance technology that has been used to target communities of color and nonviolent protestors.

A racial equity audit will help BofA identify, prioritize, remedy and avoid adverse impacts on nonwhite stakeholders and communities of color. We urge BofA to assess its behavior through a racial equity lens in order to obtain a complete picture of how it contributes to, and could help dismantle, systemic racism.

Our Board recommends a vote “AGAINST” Proposal 8 because:

We believe our actions and focus in making progress on the issue of racial equality, and reporting on our progress regularly, render the proposal’s requested audit unnecessary:

•	Our company is committed to making certain that our policies, practices, products, and programs align to advance the Company’s purpose of making our customers’ financial lives better;

•	Our Board and ESG Committee are actively engaged in the oversight of our ESG programs and strengthening our ESG practices to support Responsible Growth;

•

Integral to sustainable Responsible Growth is sharing our success with the communities in which we operate, which we do through ESG leadership, including taking action to drive progress on racial and economic inequality in the United States;

•

Responsible Growth has a positive benefit to our customers and communities by advancing projects and issues that contribute to real economic growth and mobility—whether through supporting the small businesses that are essential to the well-being of local communities or projects that create jobs and drive the economy;

•	We actively engage with consumer advocates in the design and marketing of our financial services and products; and

•	As described in our 2020 Human Capital Management Report, our company focuses significant resources on bringing diverse talent to our company, and developing and retaining diverse talent.

The proposal requests that the Board oversee a racial equity audit to analyze our company’s presumed adverse impacts on non-white stakeholders and communities of color, and suggests that the company consider input from civil rights organizations, employees, and customers in preparing the report. Our Board and management take very seriously the need for real progress on assessing and addressing racial and economic inequality in the United States, and the disparate impact of the coronavirus pandemic on communities of color. As a company with a nationwide footprint, we acknowledge our role in addressing the consequences of systemic racism, and we will continue our progress. As described below, through Responsible Growth, we are committed to advancing racial equality and economic opportunity for our customers, our vendors, the communities in which we operate, and our teammates. We believe our actions and focus in making progress on the issue of racial equality, and reporting on our progress regularly, render the proposal’s requested audit unnecessary.

Our company is committed to making certain that our policies, practices, products, and programs align to advance our purpose of making our customers’ financial lives better. We achieve our purpose by pursuing Responsible Growth, which entails growing and winning in the marketplace by remaining committed to our customer-focused strategy and managing risk well. Responsible Growth is discussed in more detail elsewhere in this proxy statement and on our company’s website.(1) Responsible Growth must be sustainable and we address this across three areas: sharing our success, including through our focus on ESG leadership; being a great place to work for our teammates; and driving operational excellence so that we can continue to invest in our employees and our capabilities. As described in our 2020 Human Capital Management Report,(2) we have implemented a wide range of programs and benefits to support our teammates and their families, in keeping with our commitment to invest in the people who serve our clients and live and work in the communities we serve across the U.S. and around the world.

Our Board and ESG Committee are actively engaged in the oversight of our ESG programs and strengthening our ESG practices to support Responsible Growth. Our Board and company management have established internal governance policies to improve transparency in our products and business practices, while actively helping clients access the capital they need to achieve their goals, working to develop our communities, and fostering economic mobility. Our Global ESG Committee, which is comprised of leaders from across our company and led by our Vice Chairman and Head of ESG, Capital Deployment and Public Policy, helps to identify, escalate, and oversee our response to emerging ESG risks and opportunities. The committee discusses and debates social and environmental issues that are significant to our company’s business, including, but not limited to, human capital management practices, assessment of environmental and societal implications of product and service offerings, and investments with the goal of contributing to the creation of a sustainable economy. The committee regularly reports to the Board’s Corporate Governance, ESG, and Sustainability Committee on the company’s ESG activities and emerging ESG risks and opportunities, and provides updates

(1)	https://about.bankofamerica.com/en-us/what-guides-us/driving-responsible-growth.html.
(2)	Available at http://investor.bankofamerica.com/static-files/855447da-b78f-4560-b138-3c0fe3233074.

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to the Board’s Enterprise Risk Committee on ESG risks. In addition, the Board’s Compensation and Human Capital Committee oversees our human capital management practices and receives regular reports from our Chief Human Resources Officer, who is a member of the Global ESG Committee.

For example, in 2020, the Board or its committees received information about the following topics, among others:

•	our $1 billion commitment to advance racial equality and economic opportunity, including the status of activity;

•

our banking strategies for low- and moderate-income (LMI) communities, including communities of color, with information about products, employment, professional development, and investment, and philanthropic capital in LMI communities; and

•

our strategies for enhancing representation of, and professional development for, our diverse teammates for each of our eight lines of business and each of our staff areas, including information about representation at management levels, our Employee Engagement Satisfaction Survey results, and results of pay equity analyses for people of color teammates.

Integral to sustainable Responsible Growth is sharing our success with the communities in which we operate, which we do through ESG leadership, including taking action to drive progress on racial and economic inequality in the United States. Our company believes that we have a role to play in helping communities move forward. This understanding is core to our company’s commitment to Responsible Growth and to the people and communities we serve. As part of that commitment, our company knows that it must take action to address the real consequences of systemic racism. As one example of how we drive progress, in June 2020 our company announced its commitment to invest $1 billion over four years to advance racial equality and economic opportunity, building on work we’ve had underway for many years. Our actions will help address critical issues and long-term gaps, including skills and job readiness, medical capacity and access, small business support, and affordable housing. Our Board provides oversight of this initiative, which is being led by our company’s Vice Chairman and head of ESG, Capital Deployment and Public Policy, in coordination with business lines and business support areas. In September 2020, we directed $300 million of our $1 billion commitment to four key areas across 91 U.S. markets and globally:

•

Jobs and Reskilling: $25 million in support of jobs initiatives in Black and Hispanic/Latino communities, including $1 million donations each to 21 community colleges, historically Black colleges and universities, and Hispanic-serving institutions;

•

Health and Healthcare: $25 million in support of community outreach and initiatives, including philanthropic support to underserved and minority communities adversely impacted by the coronavirus pandemic, and personal protection equipment to communities in need;

•

Affordable Housing: $50 million in direct equity investments to Minority Depository Institutions (MDIs) (in addition to over $100 million in deposits from Bank of America in MDIs) to facilitate benefits across multiple states in the communities they serve through lending, housing, neighborhood revitalization, and other banking services; and

•	Small Business Support: $200 million of proprietary equity investments in minority entrepreneurs, businesses, and funds.

This work builds on actions the company had previously taken, including an additional $100 million to support nonprofit partners across our communities, toward medical supplies, food security, and other vital support during the pandemic, and a $250 million commitment to community development financial institution banks (CDFIs) to assist with lending to the smallest and minority-owned businesses (as part of our $1.8 billion CDFI portfolio with 256 partner CDFIs across all 50 states, providing access to capital to thousands of individuals and small businesses who do not qualify through traditional lenders).

In 2020 we also issued a $2 billion Equality Progress Sustainability Bond, the first-of-its-kind in the financial services industry. Proceeds from the social portion of the issuance are dedicated to financial empowerment of Black and Hispanic/Latino communities, including:

•	Mortgage lending, construction loans, and other financing and investments relating to single or multi-family housing or affordable housing projects;

•	Financing for medical professionals to create or expand medical, veterinary, and dental practices;

•	Supply chain finance loans to be offered directly to minority-owned business enterprises;

•	Deposits and equity investments in Black and Hispanic/Latino MDIs that are also CDFIs; and

•	Equity investments in Black and Hispanic/Latino owned or operated businesses and funds that invest in Black and Hispanic/Latino owned businesses.

Responsible Growth has a positive benefit on our clients and communities by advancing projects and issues that contribute to real economic growth and mobility—whether through supporting the small businesses that are essential to the well-being of local communities or through projects that create jobs and drive the economy. The proposal assumes our company has “adverse impacts on nonwhite stakeholders and communities of color.” We believe the results of our activities demonstrate the converse is true, and we devote significant resources and effort to strengthen the local communities where we operate and offer products and services to make customers’ financial lives better. We are committed to serving individuals and small businesses in underserved communities. Approximately one-third of our financial centers and ATMs are located in LMI neighborhoods. Through our community-centered approach, we work to meet our clients’ and neighbors’ unique needs by connecting them to tailored products and services, jobs, and capital to increase financial resilience and help our local communities thrive. Clients in LMI communities have access to all company products and services, including tailored products to help best meet their needs through:

•	Approximately 700 designated Community Financial Centers staffed with professionals to assist clients with any financial need;

•

Our Mobile Banking app, which gives clients more control over their daily finances with access to tools like low-balance and fraud alerts; free Wi-Fi in all community financial centers that offers clients easy access to our online and mobile banking resources and tools;

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•

Our $15 billion affordable homeownership commitment, which provides a variety of solutions to make homeownership affordable and sustainable through a combination of specially designed products, resources, and expertise; and

•

Bank of America Advantage SafeBalance Banking™ to help set a foundation with a bank account and prevent overdraft fees; BankAmericard® Secured credit card to build and strengthen credit history; free Better Money Habits® content, tools and workshops to help navigate saving and budgeting, credit, homeownership, auto financing, financial safety and more.

Our clients and shareholders, and our broader stakeholder community, expect our business practices to align closely with our values. Our company website provides additional information on how our business practices align with Responsible Growth.(3)

In addition, in response to the Small Business Administration’s first round of the Paycheck Protection Program (PPP), we were the first major bank to begin accepting applications in early April 2020. To achieve that, we redeployed and trained thousands of teammates and developed new technology, all in a matter of weeks, to become the largest PPP provider in the U.S. by number of approved loans.(4) In 2020, we delivered more than $26 billion in PPP loan funds to small businesses in need and helped approximately 343,000 small business clients—in every industry, every market—receive PPP loans. Of the PPP loans received by our clients, 99% are for companies with fewer than 100 employees, 82% are for companies with 10 or fewer employees, 96% are for less than $350,000, 86% are for less than $100,000, and 24% are from LMI neighborhoods. We will continue to support our small business clients who have already received PPP funding through the loan forgiveness process and support our small business clients with the new round of PPP lending in 2021.

Within Merrill and the Bank of America Private Bank, our Chief Investment Office (CIO) has introduced initiatives to promote the representation of women and people of color among asset managers on our wealth management platform and across the industry. The CIO now incorporates diversity analysis into the review and selection of all existing and new asset managers. In 2020, the CIO Due Diligence team enhanced its investment process to evaluate all third-party asset managers’ policies and practices on diversity and inclusion at both their organizational and investment team levels. The team also collaborates with asset managers and industry groups who are focused on developing investment solutions that serve to aggregate and direct capital to diverse managers, and provide capital to diverse-owned businesses and populations as part of their underlying investment mandates.

We actively engage with consumer advocates in the design and marketing of our financial services and products. In keeping with our commitment to provide our customers with financial products and services that fit our customers’ needs and goals, we rely on the advice and guidance provided by consumer advocates and community advisors. For example, in 2005, we founded our National Community Advisory Council (NCAC), a forum for senior leaders from social justice, consumer advocacy, community development, and environmental organizations and think-tanks to provide external perspectives on our business policies, practices, and products, including our overdraft policies and practices. In addition to providing feedback on our financial products and services, the NCAC provides us with important perspectives about societal challenges experienced by our customers. It is through feedback from the NCAC, our customers, and other stakeholders that we have developed and offer leading products and services such as SafeBalance Banking™ and our suite of products for small businesses.

The proposal requires that we solicit “[i]nput from civil rights organizations, employees, and customers” to consider the specific matters to be analyzed in the one-time audit. As noted above, instead of a one-time audit of the type requested by this proposal, we routinely solicit these constituents for advice and input in our products, commitments, and strategies to positively and dynamically impact our nonwhite stakeholders and communities of color. We already engage many nonwhite stakeholders on a year-round basis, through a much more robust dialogue and holistic exchange of information than may be possible in the one-time audit requested in the proposal.

As described in our 2020 Human Capital Management Report, our company focuses significant resources on hiring diverse talent, and developing and retaining diverse talent. We value and promote diversity and inclusion in every aspect of our business and at every level of our organization. Our commitment to creating a diverse and inclusive environment starts at the top with our Board and executive leadership, who play a key role in the oversight of our culture and growth of a diverse workplace and an inclusive work environment. For over 20 years, our Global Diversity & Inclusion Council, chaired by our CEO and comprising of senior executives from every area of the company, has promoted diversity goal setting, which is embedded in our performance management system and occurs at all levels of the enterprise.

Our company seeks to build a diverse pipeline of candidates for positions at all levels of the company, including leadership positions. As part of our strong diversity practices, we routinely disclose our company’s workforce diversity metrics in order to publicly hold ourselves accountable and to confirm whether we are delivering on our commitment to increase diverse representation across the company wherever possible. Our commitment to diversity has resulted in improvements in key workforce diversity metrics. For example, as disclosed in the company’s 2020 Human Capital Report, since 2015 the company has achieved marked increases in the representation of women and people of color in management levels 1-3, with a 24% and 27% increase, respectively. Our practices and policies have also resulted in strong representation where our employee population mirrors the clients and communities we serve: over 50% women; 48% people of color; 14% Black/African American; and 19% Hispanic/Latino.

Importantly, our efforts do not stop with recruiting and achieving increased diverse representation. To help drive a culture of inclusion, our company has developed and provides all employees access to a range of programs and resources focused on building understanding and driving progress in the workplace. Once these talented men and women join our company, we focus on cultivating, developing, and empowering their talents through a variety of internal networks and conferences:

•

Our Learning & Leadership Development team actively supports all employees with guidance through career and life changes, one-on-one executive support, and tailored development plans and pathing to help them advance their careers. Women and employees of color have robust opportunities to participate in these programs;

(3)	https://about.bankofamerica.com/en-us/what-guides-us/our-business-practices.html.
(4)	U.S. Small Business Administration Paycheck Protection Program Report.

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•

Through our 11 Employee Networks, which comprise more than 330 chapters and 200,000 memberships worldwide, our teammates develop leadership skills, build ties with local communities, and advance diversity recruitment;

•

Our Diverse Leadership Sponsorship Program pairs diverse rising talent with senior leader sponsors to increase the visibility and representation of diverse talent and includes development sessions, executive sponsorship, and engagement opportunities;

•

Our Women’s Next Level Leadership Program provides assessments, strategies, and tactics to help multicultural women in progressing their careers through an eight-month virtual development experience, and our Women’s Executive Development Program leverages the faculty of Columbia Business School to engage, develop, retain, and support the career advancement of high potential talent through assessments, virtual development sessions, leadership coaching, and local market engagement opportunities;

•

Through our Pathways career program, we partner with external organizations to help connect us to diverse candidates with strong potential and Pathways participants are trained through The Academy, an award-winning, high-tech curriculum supporting the career development of more than 80,000 of our teammates;

•

We reinforce our commitment to diversity and expand our impact by partnering with other organizations focused on advancing and driving inclusion in the workplace, including Black Enterprise, CEO Action for Diversity & Inclusion, Catalyst CEO Champions for Change, the Hispanic Association on Corporate Responsibility, and Out & Equal, just to name a few; and

•

Through our Supplier Diversity program, we support the growth of minority, women, veteran, disabled, service-disabled veteran, LGBT+ and other diverse-owned suppliers. We spend nearly $2 billion with diverse businesses every year, which in turn helps communities thrive through business development and job growth.

We use independent third-party analysis to measure pay for people of color relative to non-people of color. We have established robust policies and practices to help guide pay decisions, and our Human Resources team, company leadership, and Board are engaged on an ongoing basis to ensure pay equity. Each year, we engage in a thorough and rigorous inspection process, which, together with our detailed governance framework and independent analyses by an external consulting firm, allow us to identify areas for adjustment and take appropriate action prior to pay decisions being made. If pay misalignment is identified, we take action where appropriate to bring an individual employee in line with their comparable peers, making real-time compensation adjustments as part of our annual year-end pay decision process. This process, which has been in place for over a decade, reinforces our culture and commitment to equal pay for equal work. As a result of our focus on pay for performance, as validated by the independent review, for 2020 in the U.S., compensation received by people of color is on average greater than 99% of that received by non-people of color teammates in comparable positions.

Our efforts in the matters described above and many others demonstrate our commitment to improving our company’s impacts on nonwhite stakeholders and communities of color. We recognize our need to do more and we are committed to further progress. In light of our commitment to advancing racial equality and economic opportunity for our customers, communities and teammates, our ongoing engagement with outside experts to review, assess and enhance our business, and the specific actions and demonstrable progress we have made with respect to those commitments, our Board believes the requested audit and related report are unnecessary.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 8).

Shareholder proposals for our 2022 annual meeting

Shareholder proposals submitted for inclusion in the proxy statement for our 2022 annual meeting must comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, and must be received by our Corporate Secretary no later than the close of business on November 8, 2021.

Pursuant to our proxy access Bylaw provision, one, or a group of up to 20 shareholders who, in aggregate, own continuously for at least three years, shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address below no earlier than October 9, 2021 and no later than the close of business on November 8, 2021, assuming we do not change the date of our 2022 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2021 annual meeting.

If you would like to submit a matter for consideration at our 2022 annual meeting (including any shareholder proposal not submitted under Rule 14a-8 or any director nomination) that will not be included in the proxy statement for that annual meeting, it must be received by our Corporate Secretary no earlier than the close of business on December 22, 2021 and no later than the close of business on February 5, 2022, assuming we do not change the date of our 2021 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2021 annual meeting. Any matter must comply with our Bylaws.

All shareholder proposals must be received by our Corporate Secretary at Bank of America Corporation, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-56-06, Charlotte, North Carolina 28255 by the applicable dates specified above.

We encourage shareholders that are contemplating submitting a proposal for inclusion in our proxy statement to contact us beforehand at the address above to allow for a constructive discussion of their concerns and for additional information about our practices or policies.

2021 PROXY STATEMENT	93

Voting and other information

Voting and other information

Who can vote

You are entitled to vote at our annual meeting if, as of the close of business on March 1, 2021, you were a shareholder of record of the company’s common stock, Series B Preferred Stock and Series 1, 2, 4, and 5 Preferred Stock (Series 1–5 Preferred Stock). As of March 1, 2021, the following shares were outstanding and entitled to vote:

Shares	Number of shares outstanding and entitled to vote
Common Stock	8,627,252,552
Series B Preferred Stock	7,110
Series 1 Preferred Stock	3,275
Series 2 Preferred Stock	9,967
Series 4 Preferred Stock	7,010
Series 5 Preferred Stock	14,056

Each share of our common stock and Series B Preferred Stock is entitled to one vote. Although each share of the Series 1–5 Preferred Stock is entitled to 150 votes, we do not have “dual-class” voting as all shareholders vote together without regard to class, except as otherwise required by law. Holders of the Series 1–5 Preferred Stock hold their shares through depositary receipts that each represent 1/1200th of a share of Series 1–5 Preferred Stock (or a vote representing 0.125 shares of our common stock). Therefore the aggregate vote represented by the Series 1–5 Preferred Stock is de minimis. As of the record date, the Series 1–5 Preferred Stock represent 5,146,200 votes, or approximately 0.060% of the total eligible votes at the 2020 annual meeting of shareholders. We issued the Series 1–5 Preferred Stock as part of our merger with Merrill Lynch & Co., Inc., that became effective January 1, 2009, as required under Delaware law to holders of respective outstanding shares of Merrill Lynch series 1–5 preferred stock. Since the issuance of the Series 1–5 Preferred Stock in 2009, our company has not issued any additional shares of Series 1–5 Preferred Stock, does not have any current plans to issue any additional shares of Series 1–5 Preferred Stock, and redeemed the Series 3 Preferred Stock in 2018.

In accordance with Delaware law, for the 10 days prior to our annual meeting, a list of registered holders entitled to vote at our annual meeting will be available for inspection in the Office of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-56-06, Charlotte, North Carolina 28255. The list will also be available during our annual meeting for a purpose germane to the meeting.

Voting information

You may vote during our annual meeting by logging into the virtual annual meeting website and vote by following the instructions provided on the website or by submitting your proxy prior to the meeting by:

going to www.proxyvote.com and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy calling the phone number located on the top of your proxy card or voting instruction form (VIF) and following the voice prompts. You will need information from your proxy card to submit your proxy

(if you received your proxy materials by mail): marking your vote on your proxy card or VIF, signing your name exactly as it appears on your proxy card, dating your proxy card or VIF, and returning it in the envelope provided

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions.

•

Registered shareholders. If you are a registered shareholder and hold our stock directly (not through a bank, broker, or another nominee), your proxy must be received before the polls close at our annual meeting to be counted. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting, the proxies will vote on these matters as they determine appropriate. You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or by voting at our virtual annual meeting (however, attending the meeting virtually, without voting, will not revoke a proxy).

•

Beneficial shareholders. If you are a beneficial shareholder and hold our stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), voting by telephone and internet ends at 11:59 p.m. Eastern time on April 19, 2021. As a beneficial shareholder, if you do not provide voting instructions to your bank, broker, or other nominee, your shares will be treated as a “broker non-vote” with respect to Proposals 1, 2, and 4 to 8, and may be voted in the discretion of your bank, broker, or other nominee solely on Proposal 3 as described under “Votes required” below. You may revoke any voting instructions you provided by following the specific directions from your bank, broker, or other nominee to change or revoke any voting instructions you have already provided. Alternatively, you may also attend the virtual annual meeting and vote online during the meeting, which will replace any previous votes. If you have questions about voting your shares, please contact your bank, broker, or other nominee directly.

94	BANK OF AMERICA

Voting and other information

•

Employee shareholders. If you participate in The Bank of America 401(k) Plan or The Bank of America Transferred Savings Account Plan (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) by internet, telephone, or proxy card for the shares to be voted according to your instructions. The shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 19, 2021, at 8:00 a.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one proxy card covering all the shares in your accounts, you must provide voting instructions by April 19, 2021, at 8:00 a.m., Eastern time to vote all the shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares.

Donation to National Urban League and UnidosUS

To express our appreciation for your participation, Bank of America will make a $1 charitable donation on behalf of every shareholder account that votes. The donation this year will be divided equally between National Urban League and UnidosUS. “Householded” accounts for beneficial owners will be administered as a single account. For more information on “householding,” see “Eliminating duplicative proxy materials through ‘householding’” below.

Shares required to hold our annual meeting

In order to hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock, the Series B Preferred Stock, and the Series 1–5 Preferred Stock must be present or represented by proxy at the meeting. We intend to include as present: shares present but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

Votes required

Proposals for your vote	Votes required	Effect of abstentions	Effect of broker non-votes

Proposal 1: Electing directors	Majority of votes cast	No effect	No effect

Proposal 2: Approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)	Majority of votes cast	No effect	No effect

Proposal 3: Ratifying the appointment of our independent registered public accounting firm for 2021	Majority of votes cast	No effect	Brokers have discretion to vote

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan	Majority of votes cast	Against	No effect

Proposals 5-8: Shareholder proposals	Majority of votes cast	No effect	No effect

•

Proposal 1: Electing directors. Our Bylaws provide that a nominee for director in an uncontested election will be elected to our Board if the votes cast for the nominee’s election exceed the votes cast against his or her election. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors. If a nominee does not receive the required votes for election at our annual meeting, our Board, with the assistance of our Corporate Governance, ESG, and Sustainability Committee, will consider whether to accept the director’s offer of resignation, which is required to be tendered under our Corporate Governance Guidelines. Our Board will publicly disclose its decision regarding the resignation and the basis for its decision within 90 days after election results are certified.

•

Proposal 4: Amending and restating the Bank of America Corporation Key Employee Equity Plan. Under NYSE listing standards, Proposal 4 must receive a majority of the votes cast to be approved. Abstentions from voting are treated as votes cast but do not count as votes in favor of the proposal. Broker non-votes are not treated as votes cast and are not counted in determining the outcome of the vote on the proposal.

•

Other proposals. Approval of Proposals 2, 3, and 5 to 8 requires the votes cast in favor of each such proposal to exceed the votes cast against the proposal. Abstentions from voting and broker non-votes (excluding Proposal 3, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

Cost of proxy solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use our directors or employees to solicit proxies either personally or by telephone, facsimile, mail, or email. None of these directors or employees will receive any additional or special compensation for soliciting proxies. In addition, we have engaged Georgeson LLC and Morrow Sodali LLC to assist us in soliciting proxies from banks, brokers, and other nominees at an estimated cost of $25,000 each, plus expenses, to assist us in soliciting proxies from banks, brokers, and other nominees. We also will reimburse banks, brokers, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our stock.

Eliminating duplicative proxy materials through “householding.” We deliver a single proxy statement and annual report with separate proxy cards, or separate Notices of Internet Availability, to multiple registered holders who share an address, unless we receive other instructions. If (i) you and another registered holder share an address and each receive paper copies of our proxy materials and wish to receive only one paper copy or (ii) you share an address with another registered holder, received a single set of our proxy materials, and would like to receive separate copies, you may request a change in delivery preferences by contacting our transfer agent, Computershare, P.O. Box 505005, Louisville, KY 40233; toll-free 800-642-9855; or www.computershare.com/bac.

If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another shareholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

2021 PROXY STATEMENT	95

Attending our annual meeting

Attending our annual meeting

Why is this year’s annual meeting being held in a virtual-only format?

Our preference is to hold an in-person annual meeting of shareholders. However, in support of the health and safety of our shareholders and employees, our Board has determined to hold our annual meeting solely by means of remote communication via audio webcast. This is often referred to as a “virtual annual meeting.” The webcast will allow all shareholders to join the meeting, regardless of location. We aim to provide shareholders the same rights and comparable opportunities for participation that have been historically provided at our in-person annual meetings. As with an in-person meeting, you will be able to vote and ask questions during the meeting.

How can I participate in the annual meeting?

This year’s annual meeting will be conducted via live webcast. All holders of our common stock, Series B Preferred Stock, and Series 1–5 Preferred Stock as of the record date (March 1, 2021) are invited to attend our annual meeting.

Join the annual meeting by accessing the meeting website at www.virtualshareholdermeeting.com/BAC2021. You must enter the control number found in the email or on the Notice of Internet Availability of Proxy Materials previously provided to notify you of the availability of our proxy materials, or on your proxy card or voting instruction form provided with our proxy materials.

The annual meeting is scheduled to begin at 10:00 a.m., Eastern time, on Tuesday, April 20, 2021. Online access will begin at 9:45 a.m., Eastern time; we encourage you to access the meeting webcast prior to the start time. If you encounter difficulties joining the annual meeting webcast during check-in at the meeting time, please call the technical support number posted on the annual meeting webcast login page. Rules of conduct for the annual meeting will be available once you access the meeting webcast and will also be available on our annual meeting website at

https://about.bankofamerica.com/annualmeeting. A replay of the meeting will be posted on our Investor Relations website at

http://investor.bankofamerica.com/ following the meeting.

How can I ask questions?

You can submit questions in writing to the virtual meeting website during the annual meeting. You must first join the meeting with your control number as described above in “How can I participate in the annual meeting?”, click on the “Q&A” tab, type the question into the

“Submit a question” field, and click “Submit.”

We intend to answer questions pertinent to company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Shareholder questions related to personal or customer related matters, that are not pertinent to annual meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the annual meeting will not be addressed during the meeting. Questions related to customer service will be referred to a customer service representative for a response. We encourage our clients to call 800-432-1000 for direct, personalized assistance or go to

https://www.bankofamerica.com/customer-service/contact-us/ for additional ways to contact us.

Will I be able to vote my shares during the annual meeting?

You will be able to vote your shares electronically during the annual meeting, except that if you hold shares through The Bank of America 401(k) Plan or The Bank of America Transferred Savings Account Plan, voting instructions for those shares must be submitted by April 19, 2021, at 8:00 a.m., Eastern time. Please see “Voting and other information” for additional information on voting. As always, we encourage you to vote your shares prior to the annual meeting.

96	BANK OF AMERICA

Appendix A: Reconciliation of GAAP and non-GAAP financial measures

Appendix A: Reconciliation of GAAP and non-GAAP financial measures

Our company reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, we believe that certain non-GAAP financial measures provide additional clarity in understanding our results of operations and trends as follows:

•	Total revenue of the corporation on a fully-taxable equivalent basis allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

•

Certain results excluding debit valuation adjustment (DVA) losses provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

•

Certain ratios that utilize tangible equity present measures of those assets that can generate income. Return on average tangible common shareholders’ equity measures our net income applicable to common shareholders as a percentage of adjusted average common shareholders’ equity. Tangible book value per common share represents adjusted ending common shareholders’ equity divided by ending common shares outstanding.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our company’s reported results prepared in accordance with GAAP.

For additional information about non-GAAP financial measures, see Supplemental Financial Data in Management’s Discussion and Analysis of the Financial Condition and Results of Operations on page 31 of our 2020 Annual Report on Form 10-K filed with the SEC on February 24, 2021.

Below is a reconciliation of GAAP and non-GAAP financial measures found on pages 51, 52, and 59.

	December 31
	2020	2019
	($ in millions)	($ in millions)

Net income applicable to common shareholders	$16,473	$25,998

Reconciliation of average shareholders’ equity to average tangible common shareholders’ equity

Shareholders’ equity	$267,309	$267,889

Goodwill	(68,951)	(68,951)

Intangible assets (excluding mortgage servicing rights)	(1,862)	(1,721)

Related deferred tax liabilities	821	773

Tangible shareholders’ equity	197,317	197,990

Preferred stock	(23,624)	(23,036)

Tangible common shareholders’ equity	$173,693	$174,954

Reconciliation of year-end shareholders’ equity to year-end tangible common shareholders’ equity

Shareholders’ equity	$272,924	$264,810

Goodwill	(68,951)	(68,951)

Intangible assets (excluding mortgage servicing rights)	(2,151)	(1,661)

Related deferred tax liabilities	920	713

Tangible shareholders’ equity	202,742	194,911

Preferred stock	(24,510)	(23,401)

Tangible common shareholders’ equity	$178,232	$171,510

Ending common shares (in thousands)	8,650,814	8,836,149

Book value per share of common stock	$28.72	$27.32

Tangible book value per share of common stock	20.60	19.41

	($ in millions)	($ in millions)

Global Markets net income	$5,249	$3,500

Net debit valuation adjustment (DVA), net of tax	101	169

Global Markets net income, excluding net debit valuation adjustment, net of tax	$5,350	$3,669

	($ in millions)	($ in millions)

Sales and trading revenue	$15,017	$12,682

Net DVA losses	133	222

Sales and trading revenue, excluding net DVA	$15,150	$12,904

2021 PROXY STATEMENT	A-1

Appendix B: Bank of America Corporation Equity Plan

Appendix B: Bank of America Corporation Equity Plan

Bank of America Corporation

Equity Plan

Original Effective Date: January 1, 2003

Amended and Restated Effective Date: April 20, 2021

B-1	BANK OF AMERICA

Appendix B: Bank of America Corporation Equity Plan

Bank of America Corporation

Equity Plan

Article 1. Establishment, Duration and Purpose

1.1 Establishment and Duration of the Plan. The Company established this Plan, originally known as the “Bank of America Corporation Key Associate Stock Plan,” effective as of January 1, 2003, and the Plan as originally established was approved by the Company’s stockholders. The Plan, most recently known as the “Bank of America Key Employee Equity Plan,” was subsequently amended or amended and restated on several occasions, most recently with an amendment approved by the Company’s stockholders at the spring 2019 annual meeting of stockholders. The Plan is hereby being further amended and restated, subject to and effective upon the approval of the Company’s stockholders at the annual meeting of stockholders on April 20, 2021. The purposes of amending and restating the Plan are to (a) change the Plan’s name to the “Bank of America Corporation Equity Plan”, (b) authorize additional Shares for Awards under the Plan, (c) update the provisions of the Plan to reflect changes to Section 162(m) of the Code, (d) extend the plan’s term and (e) otherwise meet current needs. The Plan shall remain in effect until the earliest of (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Article 14 or (iii) the close of business on April 19, 2031.

1.2 Purpose of the Plan. The Company believes that the compensation of its Employees should be linked to the Company’s business performance in order to enhance the long-term success and value of the Company. The Plan serves this compensation philosophy by providing a source of equity-based Awards for Employees that are intended to further motivate Employees to increase the value of the Company’s common stock, thereby aligning the interests of the Employees with those of the Company’s stockholders while maintaining an appropriate balance between risk and reward. The Plan also provides the Company with a means to attract, recruit and retain Employees who will create sustainable results consistent with the Company’s risk management policies and strategic plan for the long-term benefit of the Company’s stockholders. The Plan also enables the Company to attract and retain persons of exceptional ability to serve as Non-Employee Directors and to further align the interests of Non-Employee Directors and stockholders in enhancing the value of the Company’s Shares.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

“Award Agreement” means an agreement between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of either:

(i) The then-outstanding Shares (the “Outstanding Shares”); or

(ii) The combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Voting Securities”);

provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a Director subsequent to the Effective Date and whose election, or whose nomination for election by the Company’s stockholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a corporate governance committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business

2021 PROXY STATEMENT	B-2

Appendix B: Bank of America Corporation Equity Plan

Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A of the Code and the Change in Control is a “payment event” under Section 409A of the Code for such Award, then for such purpose the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Committee” means the Compensation and Human Capital Committee of the Board of Directors; provided, however, that with respect to Awards to any Employees who are Insiders, Committee means all of the members of the Compensation and Human Capital Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. Committee may also mean any individual or committee of individuals (who need not be Directors) that the Compensation and Human Capital Committee may appoint from time to time to administer the Plan with respect to Awards to Employees who are not Insiders, in accordance with and subject to the requirements of Section 3.2.

“Company” means Bank of America Corporation, a Delaware corporation, and any successor as provided in Article 17 herein.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” with respect to a Participant, means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed. Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

“Effective Date” means April 20, 2021.

“Employee” means an employee of the Company or any Subsidiary, including an officer of the Company or a Subsidiary, who, by virtue of such employee’s position, ability, qualifications and performance, has made, or is expected to make, important contributions to the Company or its Subsidiaries, all as determined by the Committee in its discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” of a Share on any date means the closing price of a Share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no Shares were publicly traded on that day, the immediately preceding trading day that Shares were so traded) as published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Committee; provided, however, that if the Shares are misquoted or omitted by the selected publication(s), the Committee shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted to an Employee under Article 6 herein, and designated as an Incentive Stock Option which is intended to meet the requirements of Section 422 of the Code.

“Insider” shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.

B-3	BANK OF AMERICA

Appendix B: Bank of America Corporation Equity Plan

“Non-Employee Director” means an individual who is a member of the Board, but who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted to an Employee under Article 6 herein, and which is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means an Employee, a former Employee or any permitted transferee under the Plan of an Employee or former Employee who has outstanding an Award granted under the Plan.

“Performance Award” means an Award of Shares of Restricted Stock or Restricted Stock Units made subject to the attainment of performance goals over a performance period established by the Committee as described in Article 9.

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or an Award of Restricted Stock Units is limited in some way or during which such Award is subject to a risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), as provided in Article 8 herein and subject to Section 3.4.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d).

“Plan” means the incentive compensation plan set forth herein known as the “Bank of America Corporation Equity Plan,” as the same may be amended from time to time. Previously, the Plan was known as the “Bank of America Corporation Key Associate Stock Plan.”

“Restricted Stock” means an Award of Shares, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to an Employee under Article 8 herein or a Non-Employee Director under Article 19 herein.

“Restricted Stock Unit” means an Award, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to an Employee under Article 8 herein and is settled either (a) by the delivery of one (1) Share for each Restricted Stock Unit or (b) in cash in an amount equal to the Fair Market Value of one (1) Share for each Restricted Stock Unit, all as specified in the applicable Award Agreement. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award designated as an SAR that is granted to an Employee under Article 7 herein.

“Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Committee as a Subsidiary for purposes of the Plan.

Article 3. Administration

3.1 Authority of the Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees who may receive an Award under the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein), amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.2 Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Employees who are not Insiders. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.2, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

2021 PROXY STATEMENT	B-4

Appendix B: Bank of America Corporation Equity Plan

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

3.4 Limitation on Vesting for Awards. Notwithstanding any other provision of the Plan to the contrary including but not limited to this Section 3.4, stock-settled Awards granted under the Plan shall not vest more quickly than ratably annually as of each anniversary over the three (3) year period beginning on the Award grant date, excluding, for this purpose, any (i) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary, (ii) Shares delivered in lieu of fully vested cash incentive compensation under any applicable plan or program of the Company, (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (provided that such vesting period under this clause (iii) may not be less than 50 weeks after grant), and (iv) Awards that becomes vested based on the achievement of performance goals over a period of at least one year; provided, that, the Board may grant stock-settled Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.6); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, workforce reduction, death, disability or a Change in Control, in the terms of the Award or otherwise.

Article 4. Shares Subject to the Plan

4.1 Number of Shares Available for Grants. Subject to the provisions of this Article 4, the aggregate number of Shares available for grants of Awards under the Plan from and after January 1, 2015 shall not exceed the sum of (A) four hundred fifty million (450,000,000) Shares plus (B) any Shares that were subject to an award as of December 31, 2014 under this Plan, if such award is cancelled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015 plus (C) effective upon April 24, 2019, one hundred fifty million (150,000,000) Shares plus (D) effective as of the date of stockholder approval, one hundred fifteen million (115,000,000) Shares.

4.2 Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.

4.3 No Net Counting of Options or SARs; Counting of Shares Used to Pay Option Price and Withholding Taxes. The full number of Shares with respect to which an Option or SAR is granted shall count against the aggregate number of Shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Option Price for an Option by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above.

4.4 Items Not Included. The following items shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above: (a) the payment in cash of dividends or dividend equivalents under any outstanding Award; (b) any Award that is settled in cash rather than by issuance of Shares; or (c) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

4.5 Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(a)

the maximum number of each type of Award granted to any Participant in any calendar year shall not exceed the following number of Shares: (i) Options and SARs: four million (4,000,000) Shares; and (ii) all Performance Awards (assuming maximum performance achievement): four million (4,000,000) Shares; and

(b)	in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of four hundred fifty million (450,000,000) Shares.

4.6 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including a special cash dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, or other transactions with similar impacts, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that (a) the number of Shares subject to any Award shall always be a whole number and (b) such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or SARs to remain exempt from the requirements of Code Section 409A.

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Appendix B: Bank of America Corporation Equity Plan

4.7 Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.

Article 5. Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan are all Employees of the Company, as determined by the Committee, including Employees who are Directors.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award. The grant of any Award to an eligible Employee is voluntary and occasional and does not create any contractual or other right to receive future Awards or benefits in lieu of Awards, even if such Awards have been granted in the past.

5.3 Non-U.S. Employees. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Employees (if any) employed outside the United States are eligible to participate in the Plan, (b) modify the terms and conditions of any Awards made to such Employees and (c) establish subplans and modified Option exercise and other terms and procedures to the extent such actions may be necessary or advisable.

5.4 Non-Employee Directors. Non-Employee Directors may also participate in this Plan subject to the provisions set forth in Article 19 below.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees in such number, and upon such terms (including any performance conditions under Section 9.1), and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or an NQSO whose grant is intended not to fall under Code Section 422.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.

6.6 Payment. Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

The Option Price due upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price unless such Shares had been acquired by the Participant on the open market), or (c) by a combination of (a) and (b).

As soon as practicable after notification of exercise and full payment, the Company shall deliver the Shares to the Participant in an appropriate amount based upon the number of Shares purchased under the Option(s).

Notwithstanding the foregoing, the Committee also may allow (a) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (b) exercises by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

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Appendix B: Bank of America Corporation Equity Plan

6.8 Termination of Employment. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant’s executor or other legal representative.

6.9 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant except to the extent otherwise permitted by applicable law.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant. In no event may an NQSO be transferred for consideration.

6.10 No Rights. A Participant granted an Option shall have no rights as a stockholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.

6.11 No Dividend Equivalents. In no event shall any Award of Options granted under the Plan include any dividend equivalents with respect to such Award.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs, including whether the SARs shall be subject to any performance conditions under Section 9.1. The grant price of an SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR.

7.2 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.4 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.5 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee or as otherwise provided in the applicable Award Agreement, the payment upon SAR exercise shall be in cash, in Shares of equivalent value, or in some combination thereof.

7.6 Other Restrictions. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act or for any other purpose deemed appropriate by the Committee.

7.7 Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an SAR following the death of the Participant, the Award Agreement shall provide that such SAR shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the SAR or shall have died intestate, by the Participant’s executor or other legal representative.

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Appendix B: Bank of America Corporation Equity Plan

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. In no event may an SAR be transferred for consideration.

7.9 No Rights. A Participant granted an SAR shall have no rights as a stockholder of the Company with respect to the Shares covered by such SAR except to the extent that Shares are issued to the Participant upon the due exercise of the SAR.

7.10 No Dividend Equivalents. In no event shall any Award of SARs granted under the Plan include any dividend equivalents with respect to such Award.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to eligible Employees in such amounts as the Committee shall determine.

8.2 Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Transferability. Except as provided in this Article 8, the Shares of Restricted Stock or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance conditions under Section 9.1, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws. An Award of Shares of Restricted Stock or Restricted Stock Units may be intended to be a Performance Award that is subject to the provisions of Section 9.1.

The Company shall retain the Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.

8.5 Settlement of Restricted Stock Units. Any Restricted Stock Units that become payable in accordance with the terms and conditions of the applicable Award Agreement shall be settled in cash, Shares, or a combination of cash and Shares as determined by the Committee in its discretion or as otherwise provided for under the Award Agreement.

8.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. There shall be no voting rights with respect to Restricted Stock Units.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may receive regular cash dividends paid with respect to the underlying Shares while the Restricted Stock is held by the Company. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee, in its discretion, may also grant dividend equivalents rights with respect to earned but unpaid Restricted Stock Units as evidenced by the applicable Award Agreement.

8.8 Termination of Employment. Each Restricted Stock or Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares or Restricted Stock Units following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

Article 9. Performance Measures

9.1 Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any such performance conditions.

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Appendix B: Bank of America Corporation Equity Plan

9.2 Performance Goals Generally. The performance goals for Performance Awards shall consist of one or more business or other criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9.2. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries, or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). The Committee may determine the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

9.3 Business Criteria. For purposes of Performance Awards, the Committee may select any business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company, including any of the following:

(i)	cash flow;

(ii)	earnings per share;

(iii)	income or other earnings measures;

(iv)	return on equity, capital, assets, revenue or investments;

(v)	total stockholder return or other stock price performance measures;

(vi)	stockholder value added;

(vii)	revenue;

(viii)	profit margin;

(ix)	efficiency ratios;

(x)	customer satisfaction;

(xi)	productivity;

(xii)	expenses;

(xiii)	balance sheet metrics, including capital ratios, liquidity measures and book value;

(xiv)	credit quality;

(xv)	strategic initiatives; or

(xvi)	implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction.

The business criteria listed above shall include any derivations of such business criteria (e.g., income shall include pre-tax income, net income, operating income, etc.).

9.4. Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any potential individual Performance Awards and the achievement of performance goals relating to Performance Awards, shall be made in writing. The Committee may delegate any responsibility relating to such Performance Awards.

Article 10. Beneficiary Designation

Except as otherwise provided in an Award Agreement, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form and pursuant to such procedures as may be prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11. Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, to the extent permitted by Section 409A of the Code (if applicable). If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

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Appendix B: Bank of America Corporation Equity Plan

Article 12. Rights of Employees

12.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

12.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award or a future Award in any specified amount.

Article 13. Change in Control

13.1 Treatment of Outstanding Awards. Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change in Control take any one or more of the following actions which shall apply only upon the occurrence of a Change in Control or, if later, upon the action being taken:

(a) provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change in Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee, and in connection therewith the Committee may (i) provide for an extended period to exercise Options (not to exceed the original Option term) and (ii) determine the level of attainment of any applicable performance goals;

(b) provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change in Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or

(c) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change in Control.

For purposes of sub-paragraphs (a) and (b) above, any Participant whose employment is either (i) terminated by the Company other than for “cause,” or (ii) terminated by the Participant for “good reason” (each as defined in the applicable Award Agreement), in either case upon, or on or prior to the second anniversary of, a Change in Control, shall be deemed to have been terminated as a result of the Change in Control.

13.2 Limitation on Change-in-Control Benefits. It is the intention of the Company and the Participants to reduce the amounts payable or distributable to a Participant hereunder if the aggregate Net After Tax Receipts (as defined below) to the Participant would thereby be increased, as a result of the application of the excise tax provisions of Section 4999 of the Code. Accordingly, anything in this Plan to the contrary notwithstanding, in the event that the certified public accountants regularly employed by the Company immediately prior to any “change” described below (the “Accounting Firm”) shall determine that receipt of all Payments (as defined below) would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount” (as defined below). If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount in accordance with the provisions of Section 13.2(b) below.

(a) For purposes of this Section 13.2(a):

(i) A “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant who is a “disqualified individual” within the meaning of Section 280G(c) of the Code and which is contingent on a “change” described in Section 280G(b)(2)(A)(i) of the Code with respect to the Company, whether paid or payable pursuant to this Plan or otherwise;

(ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 13.2);

(iii) “Net After Tax Receipt” shall mean the Present Value of a Payment, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant’s Federal taxable income for the immediately preceding taxable year;

(iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

(v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if all Payments were paid to or for the benefit of the Participant.

(b) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Committee shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the

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Appendix B: Bank of America Corporation Equity Plan

determination, all as determined by the Accounting Firm. All determinations made by the Accounting Firm under this Section 13.2 shall be binding upon the Company and the Participant and shall be made within sixty (60) days immediately following the event constituting the “change” referred to above. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan.

(c) At the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the Sarbanes-Oxley Act of 2002. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

13.3 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14. Amendment, Modification, and Termination

14.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Company if and to the extent the Board determines that stockholder approval is necessary or appropriate.

14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.3 No Repricing. Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Option Price or grant price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or grant price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 4.6 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Article 15. Withholding

15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, local, foreign or other taxes (including the Participant’s FICA or other applicable social tax obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

15.2 Share Withholding. The Company may cause any tax withholding obligation described in Section 15.1 to be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the required tax withholding imposed on the transaction (not to exceed maximum statutory rates). In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (a) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the required tax withholding imposed on the transaction (not to exceed maximum statutory rates) or (b) tendering previously acquired Shares having an aggregate Fair Market Value equal to the required tax withholding imposed on the transaction (not to exceed maximum statutory rates). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

B-11	BANK OF AMERICA

Appendix B: Bank of America Corporation Equity Plan

Article 16. Indemnification

Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Certificate of Incorporation and Bylaws as in effect from time to time.

Article 17. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

18.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

18.5 No Conflict. Unless otherwise provided for by an Award Agreement, in the event of any conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.

18.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

18.7 Compliance With Code Section 409A. The Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A.

Article 19. Non-Employee Directors

19.1 Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Non-Employee Directors in such amounts as the Board shall determine. Notwithstanding the definition of “Participant” provided in Article 2 above, upon receipt of a grant of Shares of Restricted Stock, a Non-Employee Director shall be considered a Participant in the Plan. Each grant of Shares of Restricted Stock to a Non-Employee Director shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

19.2 Administration. The Board shall be responsible for administering any grants of Restricted Stock to Non-Employee Directors and shall have all of the powers necessary to enable it to properly carry out its duties hereunder. Not in limitation of the foregoing, the Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder with respect to grants of Restricted Stock to Non-Employee Directors. The Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Board may deem expedient or appropriate that are not inconsistent with the intent of the Plan and this Article 19. The decision of the Board upon all matters within the scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

19.3 Vesting. Notwithstanding any provision of the Plan to the contrary, Shares of Restricted Stock granted to Non-Employee Directors shall not become vested until the first anniversary of the applicable date of grant (or, if earlier, the date of the next annual meeting of the stockholders of the Company) (the “Non-Employee Director Vesting Date”), provided that if the Non-Employee Director Vesting Date occurs less than 50 weeks after the applicable date of grant, it shall count against the 5% exception pool to the minimum vesting requirements set forth in Section 3.4. If the Non-Employee Director ceases to serve as a Non-Employee Director before the Non-Employee Director Vesting Date due to the Non-Employee

2021 PROXY STATEMENT	B-12

Appendix B: Bank of America Corporation Equity Plan

Director’s death, or if there is a Change in Control prior to the Vesting Date, then the Shares shall become fully vested as of the date of such death or Change in Control, as applicable. If the Non-Employee Director ceases to serve as a Non-Employee Director at any time for any reason other than death before the earlier of the Vesting Date or a Change in Control, then the Shares shall become vested pro rata (based on the number of days between the grant date of the Shares of Restricted Stock, or in the case of Shares of Restricted Stock granted to a newly appointed Non-Employee Director, the date of commencement of services, and the date of cessation of services divided by (a) 365 days for grants made at an annual stockholders meeting or (b) the number of days from the date of commencement of services until the next annual stockholders meeting for grants made to a newly appointed Non-Employee Director), and to the extent the Shares are not thereby vested they shall be forfeited as of the date of such cessation of services. A Non-Employee Director may not sell, transfer or otherwise dispose of any Shares of Restricted Stock until they become vested; however, the Non-Employee Director shall have the right to receive dividends with respect to the Shares and to vote the Shares prior to vesting. If a Non-Employee Director has elected to defer any Shares of Restricted Stock pursuant to the Bank of America Corporation Director Deferral Plan (or any other similar plan in which the Non-Employee Director participates, including any successor or replacement plan) (a “Deferral Plan”), then (i) such Shares shall not be issued under this Plan, (ii) the Non-Employee Director shall be credited with “Stock Units” to be paid in cash when and as provided for under the Deferral Plan, and (iii) the vesting provisions set forth above shall apply to any such Shares that are deferred as Stock Units under the Deferral Plan.

19.4 No Other Awards. For purposes of clarity, Non-Employee Directors may not receive any other form of Award described in this Plan, other than grants of Shares of Restricted Stock.

B-13	BANK OF AMERICA

BANK OF AMERICA

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BANK OF AMERICA C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern time on Monday, April 19, 2021 or the applicable deadline on the other side of this proxy card. Follow the instructions to obtain your records and vote. During The Meeting - Go to www.virtualshareholdermeeting.com/BAC2021 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern time on Monday, April 19, 2021 or the applicable deadline on the other side of this proxy card. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D32542-P50774 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BANK OF AMERICA The Board of Directors recommends you vote FOR the election of each director: 1. Electing directors: Abstain Against For Nominees: 1a. Sharon L. Allen 1b. Susan S. Bies 1c. Frank P. Bramble, Sr. 1d. Pierre J.P. de Weck 1e. Arnold W. Donald 1f. Linda P. Hudson 1g. Monica C. Lozano 1h. Thomas J. May 1i. Brian T. Moynihan 1j. Lionel L. Nowell III 1k. Denise L. Ramos 1l. Clayton S. Rose 1m. Michael D. White Abstain Against For 1n. Thomas D. Woods 1o. R. David Yost 1p. Maria T. Zuber The Board of Directors recommends you vote FOR the following proposals: Abstain Against For 2. Approving our executive compensation (an advisory, non-binding "Say on Pay" resolution) 3. Ratifying the appointment of our independent registered public accounting firm for 2021 4. Amending and restating the Bank of America Corporation Key Employee Equity Plan The Board of Directors recommends you vote AGAINST the following proposals: Abstain Against For 5. Shareholder proposal requesting amendments to our proxy access bylaw 6. Shareholder proposal requesting amendments to allow shareholders to act by written consent 7. Shareholder proposal requesting a change in organizational form 8. Shareholder proposal requesting a racial equity audit NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Bank of America Corporation 2021 Annual Meeting of Shareholders Tuesday, April 20, 2021 10:00 a.m., Eastern time Meeting live via internet - please visit www.virtualshareholdermeeting.com/BAC2021 Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on April 20, 2021 The 2021 Notice of Annual Meeting and Proxy Statement, 2020 Annual Report to Shareholders and proxy card are available at www.proxyvote.com. FOLD AND DETACH HERE FOLD AND DETACH HERE D32543-P50774 Bank of America Corporation Proxy/Voting Instructions This Proxy is Solicited on Behalf of the Board of Directors for the 2021 Annual Meeting of Shareholders to be held on Tuesday, April 20, 2021 You, the undersigned shareholder, appoint each of Raul Anaya and Cynthia Bowman, as attorney-in-fact and proxy, with full power of substitution, to vote on your behalf and with all powers you would possess if personally present, all shares of Common Stock or Preferred Stock of Bank of America Corporation that you would be entitled to vote at the 2021 Annual Meeting of Shareholders and any adjournment or postponement thereof. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters that properly come before the 2021 Annual Meeting of Shareholders and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors. Employee shareholders. If you participate in The Bank of America 401(k) Plan or The Bank of America Transferred Savings Account Plan (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) (by the Internet, telephone, or proxy card) for the shares to be voted according to your instructions. The shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 19, 2021, at 8:00 a.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one proxy card covering all the shares in your accounts, you must provide voting instructions by April 19, 2021, at 8:00 a.m., Eastern time to vote all the shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares. (Continued and to be marked, dated and signed, on the other side)

THIS IS A VOTING INSTRUCTION FORM. You are receiving this voting instruction form because you hold shares in the above Security. You have the right to vote on proposals being presented at the upcoming Annual Meeting to be held on VOTING INSTRUCTIONS X D34221-P50801 THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. PLEASE USE BLUE OR BLACK INK AND RETURN ONLY THE BOTTOM PORTION. Please check this box if you plan to attend the Meeting and vote these shares in person. The Board of Directors recommends you vote FOR the election of each director: 1. Electing directors For Against Abstain For Against Abstain Nominees: 1o. R. David Yost ! ! ! 1a. Sharon L. Allen ! ! ! 1p. Maria T. Zuber ! ! ! 1b. Susan S. Bies ! ! ! The Board of Directors recommends you vote FOR the For Against Abstain following proposals: 1c. Frank P. Bramble, Sr. ! ! ! 2. Approving our executive compensation (an ! ! ! 1d. Pierre J.P. de Weck advisory, non-binding “Say on Pay” resolution) ! ! ! 3. Ratifying the appointment of our independent 1e. Arnold W. Donald ! ! ! ! ! ! registered public accounting firm for 2021 1f. Linda P. Hudson ! ! ! 4. Amending and restating the Bank of America ! ! ! Corporation Key Employee Equity Plan 1g. Monica C. Lozano ! ! ! The Board of Directors recommends you vote AGAINST For Against Abstain 1h. Thomas J. May ! ! ! the following proposals: 5. Shareholder proposal requesting amendments to 1i. Brian T. Moynihan ! ! ! our proxy access bylaw ! ! ! 6. Shareholder proposal requesting amendments to 1j. Lionel L. Nowell III ! ! ! ! ! ! allow shareholders to act by written consent 1k. Denise L. Ramos ! ! ! 7. Shareholder proposal requesting a change in ! ! ! organizational form 1l. Clayton S. Rose ! ! ! 8. Shareholder proposal requesting a racial ! ! ! equity audit 1m. Michael D. White ! ! ! NOTE: Such other business as may properly come 1n. Thomas D. Woods ! ! ! before the meeting or any adjournment thereof.                937842-050€€€€€€€€€ 05Mar2021 08:34                €€€€ QTA€ €€€€€    Page 1 Signature [PLEASE SIGN WITHIN BOX] Date